UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
TRAVERE THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)
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TRAVERE THERAPEUTICS, INC.
3611 Valley Centre Drive, Suite 300
San Diego, CA 92130
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 19, 2026
Dear Stockholder:
We are hereby providing notice that the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Travere Therapeutics, Inc., a Delaware corporation (the “Company”), will be held on May 19, 2026 at 9:00 a.m., local time, at the Company's corporate headquarters located at 3611 Valley Centre Drive, Suite 300, San Diego, California 92130, for the following purposes:
1.To elect the ten nominees for director named herein to the Board of Directors to serve for a term of one year;
2.To approve the Company's 2018 Equity Incentive Plan, as amended, to increase the number of shares of common stock authorized for issuance thereunder by 3,000,000 shares;
3.To approve, on an advisory basis, the compensation of the Company’s named executive officers;
4.To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers;
5.To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2026; and
6.To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement available for viewing at https://web.viewproxy.com/Travere/2026. Under rules adopted by the Securities and Exchange Commission, the Company is making this Proxy Statement and the Company’s Annual Report to Stockholders available on the Internet instead of mailing a printed copy of these materials to each stockholder.
The record date for the Annual Meeting is March 23, 2026. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
Your vote is important, and we strongly encourage you to vote your shares by proxy as soon as possible to ensure your representation at the Annual Meeting. You may vote over the Internet, as well as by telephone or by mailing a proxy or voting instruction form. Please review the instructions on each of your voting options described in these proxy materials.

By Order of the Board of Directors
/s/ Elizabeth E. Reed
Elizabeth E. Reed
Chief Legal Officer, General Counsel & Secretary
San Diego, California
April 6, 2026

We urge you to vote as promptly as possible in order to ensure your representation at the Annual Meeting. Whether or not you expect to attend the meeting, please vote over the telephone or the internet as instructed in these materials, or, if you receive a paper proxy card by mail, by completing and returning the proxy mailed to you, as promptly as possible in order to ensure your representation at the meeting. You may vote in person if you attend the meeting, even if you have voted by proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

TRAVERE THERAPEUTICS, INC.
3611 Valley Centre Drive, Suite 300
San Diego CA 92130
PROXY STATEMENT
FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS
To be held on May 19, 2026
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (sometimes referred to as the “Board”) of Travere Therapeutics, Inc. (sometimes referred to as “we,” “us,” the “Company” or “Travere”) is soliciting your proxy to vote at the 2026 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the meeting.
You are invited to participate in the Annual Meeting and to vote on the proposals described in this Proxy Statement. Pursuant to SEC rules, we are furnishing the proxy materials to our stockholders via the internet instead of mailing printed copies. This process allows us to expedite our stockholders’ receipt of proxy materials, lower the costs of printing and mailing the proxy materials and reduce the environmental impact of our Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. The Notice provides instructions on how to access the proxy materials for the Annual Meeting via the Internet, how to request a printed set of proxy materials and how to vote your shares.
We intend to mail the Notice and make this proxy statement and the form of proxy available to stockholders on or about April 6, 2026.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, on or after April 16, 2026.
What is the location of the Annual Meeting?
The meeting will be held on Tuesday, May 19, 2026 at 9:00 a.m., local time, at the Company's corporate headquarters located at 3611 Valley Centre Drive, Suite 300, San Diego, California 92130. Directions to the Annual Meeting can be found at:
https://www.google.com/maps/place/3611+Valley+Centre+Dr+Suite+300,+San+Diego,+CA+92130
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on March 23, 2026 will be entitled to vote at the Annual Meeting. On this record date, there were 92,369,812 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on March 23, 2026 your shares were registered directly in your name with the Company’s transfer agent, Equiniti Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you are permitted to vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return your vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on March 23, 2026 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You must follow the instructions provided by your brokerage firm, bank, or other similar organization for your bank, broker or other stockholder of record to vote your shares per your instructions. Since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are five matters scheduled for a vote:
•election of the ten nominees for director named herein to the Board of Directors to serve for a term of one year;
•approval of the Company's 2018 Equity Incentive Plan, as amended, to increase the number of shares of common stock authorized for issuance thereunder by 3,000,000 shares;
•approval, on an advisory basis, of the compensation of the Company’s named executive officers;

•advisory indication of the preferred frequency of stockholder advisory votes on the compensation of the Company's named executive officers; and
•ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2026.
What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
For Proposal 1, you may either vote “For” all the nominees to the Board of Directors, you may “Withhold” your vote for all nominees, or you may “Withhold” your vote for any nominee(s) you specify and vote “For” the rest. For Proposal 4, regarding your advisory vote on how frequently we should solicit stockholder advisory approval of executive compensation, you may vote for any one of the following: one year, two years or three years, or you may abstain from voting on that matter. For each other matter to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the Annual Meeting or vote over the internet or, if you requested printed copies of the proxy materials, by telephone or by using the proxy card or voting instruction form provided with the printed proxy materials. You may vote in person at the Annual Meeting, even if you have already voted by proxy.
•To vote using the proxy card that may be mailed to you, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
•To vote by telephone, dial toll-free 1 (866) 804-9616 using a touch-tone phone and follow the instructions. Have your proxy card available when you call. Your vote must be received by 11:59 p.m. Eastern Time on May 18, 2026 to be counted.
•To vote through the internet, go to www.AALvote.com/TVTX to complete an electronic proxy card. Have your proxy card available when you access the website. Your vote must be received by 11:59 p.m. Eastern Time on May 18, 2026 to be counted.
•To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker, bank or other agent. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of March 23, 2026.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card or in person at the Annual Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether The New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1, 2, 3, or 4 without your instructions, but may vote your shares on Proposal 5.

What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all ten nominees for director, “For” approval of the Company's 2018 Equity Incentive Plan, as amended, to increase the number of shares of common stock authorized for issuance thereunder by 3,000,000 shares, "For" the approval of the compensation of our named executive officers as disclosed in this proxy statement, for “one year” as the preferred frequency of stockholder advisory votes on executive compensation, and “For” ratification of selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2026. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
In addition, we have retained Alliance Advisors, LLC to assist in the solicitation. We will pay Alliance Advisors approximately $13,000 plus out-of-pocket expenses, for its assistance.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions in the Notice to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy through the internet or over the telephone.
•You may send a timely written notice that you are revoking your proxy to the attention of the Secretary of Travere Therapeutics, Inc. at 3611 Valley Centre Drive, Suite 300, San Diego, California 92130.
•You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 7, 2026 to the attention of the Secretary of Travere Therapeutics, Inc. at 3611 Valley Centre Drive, Suite 300, San Diego, California 92130.
If you wish to submit a proposal (including a director nomination) at the 2027 meeting that is not to be included in the 2027 proxy materials, your written request must be received by the Secretary of Travere between January 19, 2027 and February 18, 2027. You are also advised to review the Company’s amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our Board’s nominees must provide in their notice the additional information required by Rule 14a-19 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; with respect to the proposal regarding frequency of stockholder advisory votes to approve executive compensation, votes for frequencies of one year, two years or three years, abstentions and broker non-votes; and, with respect to the other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposals 2, 3 and 5 and will have the same effect as “Against” votes. For Proposal 4, abstentions will be counted towards the vote total, and will have the same effect as votes “Against” each of the proposed voting frequencies. Broker non-votes will have no effect on any proposal. For Proposal 1, it is the Company's policy that any nominee for director in an uncontested election who does not receive a majority of the votes cast (i.e., receives a greater number of votes "withheld" from his or her election than votes "for" in such election) shall submit his or her offer of resignation for consideration by the Nominating / Corporate Governance Committee. The Nominating / Corporate Governance Committee shall consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation. The Board will then act on the Nominating / Corporate Governance Committee’s recommendation. Promptly following the Board’s decision, the Company will disclose that decision and an explanation of such decision in a filing with the Securities and Exchange Commission (the “SEC”) and a press release. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
How many votes are needed to approve each proposal?
•For Proposal 1, the election of directors, the ten nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or, to the extent provided pursuant to the director resignation policy described above, “Withhold”, will affect the outcome. Broker non-votes will have no effect.
•To be approved, Proposal 2 approving the Company's 2018 Equity Incentive Plan, as amended, to increase the number of shares of common stock authorized for issuance thereunder by 3,000,000 shares, requires a “For” vote from the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.
•Proposal 3, advisory approval of the compensation of the Company’s named executive officers, will be considered to be approved if it receives “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.
•For Proposal 4, regarding the advisory vote on the preferred frequency voting on the compensation paid to the Company’s named executive officers, pursuant to our bylaws, a frequency will be “approved” if it receives affirmative votes from a majority of the shares present in person or represented by proxy and entitled to vote on the matter. However, in the event none of the proposed frequencies receives affirmative votes from a majority of the shares present in person, or represented by proxy and entitled to vote on the matter, then the frequency receiving the highest number of affirmative votes of the shares represented in person or by proxy and entitled to vote on the matter will be considered the frequency preferred by the stockholders. If you mark your proxy to “Abstain” from voting, it will have the same effect as votes “Against” each of the proposed voting frequencies. Broker non-votes will have no effect.
•To be approved, Proposal 5 ratifying the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2026 must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote. Because brokers have discretionary authority to vote on Proposal 5, there can not be any broker non-votes on this proposal.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 92,369,812 shares outstanding and entitled to vote. Thus, the holders of at least 46,184,907 shares must be present in person or represented by proxy at the meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions, withhold votes and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the presiding officer at the meeting may adjourn the meeting to another date.
What proxy materials are available on the internet?
The proxy statement, 2025 Annual Report on Form 10-K and annual report to stockholders are available at https://web.viewproxy.com/Travere/2026.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

FORWARD-LOOKING STATEMENTS
These proxy materials contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and involve risks and uncertainties. Forward-looking statements may include statements regarding clinical development programs and trials (including our Phase 3 HARMONY Study), potential regulatory filings and regulatory decisions and the timing thereof (including the anticipated new Prescription Drug User Fee Act target action date of April 13, 2026 for our supplemental new drug application), the potential approval and launch of FILSPARI® (sparsentan) for FSGS, expected benefits of and future activities under collaboration agreements, future milestones, future commercial performance, statements regarding the expected or potential benefits of the proposed amendment to the 2018 Equity Incentive Plan as described in Proposal 2, and other forward-looking information in Proposal 2. No forward-looking statement can be guaranteed and actual results may differ materially from those stated or implied by forward-looking statements. We undertake no obligation to publicly update any forward-looking statement, except as required under applicable law. Forward-looking statements should be evaluated together with the many risks and uncertainties that affect our business, particularly those mentioned under the “Risk Factors” heading of our Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the SEC on February 19, 2026.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 2, 2026 by: (i) each director and director nominee, (ii) each named executive officer, (iii) each person known by us to beneficially own more than 5% of all outstanding shares of our common stock, and (iv) all executive officers and directors of the Company as a group. The table is based upon information supplied by our executive officers and directors and a review of Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.
Applicable percentages are based on 92,319,550 shares outstanding on March 2, 2026, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options, warrants or other convertible securities that are either immediately exercisable or exercisable on or before May 1, 2026, which is 60 days after March 2, 2026, or issuable pursuant to restricted stock units that vest on or before May 1, 2026. These shares are deemed to be outstanding and beneficially owned by the person holding those securities for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise stated below, the address for each person or entity listed in the table is c/o Travere Therapeutics, Inc., 3611 Valley Centre Drive, Suite 300, San Diego, California 92130.

5% or greater stockholders		Number of shares beneficially owned	Percentage of shares beneficially owned
Janus Henderson Investors	(1)	10,599,660	11.48%
Fidelity Management & Research Company (FMR) LLC	(2)	10,567,303	11.45%
BlackRock, Inc.	(3)	6,689,435	7.25%
The Vanguard Group	(4)	5,994,283	6.49%
State Street Investment Management	(5)	4,756,666	5.15%

Directors and named executive officers
Eric Dube	(6)	1,466,923	1.57%
Christopher Cline	(7)	284,876	*
Peter Heerma	(8)	422,843	*
Jula Inrig	(9)	229,231	*
William Rote	(10)	385,137	*
Roy Baynes	(11)	109,000	*
Suzanne Bruhn	(12)	89,000	*
Tim Coughlin	(13)	127,000	*
Gary Lyons	(14)	147,000	*
Jeffrey Meckler	(15)	177,000	*
John Orwin	(16)	124,375	*
Sandra Poole	(17)	97,500	*
Ron Squarer	(18)	124,375	*
Ruth Williams-Brinkley	(19)	77,000	*
All current executive officers and directors as a group (15 persons)	(20)	4,260,501	4.44%
_______________________

*	Represents beneficial ownership of less than one percent.
(1)	Janus Henderson Group, plc. (“Janus Henderson”) has shared voting and dispositive power as to 10,599,660 of the shares reported herein. Janus Henderson has a 100% ownership stake in Janus Henderson Investors U.S. LLC ("JHIUS"), Janus Henderson Investors UK Limited ("JHIUKL") and Janus Henderson Investors Australia Institutional Funds Management Limited ("JHIAIFML"), (each an "Asset Manager" and collectively as the "Asset Managers"). Due to the above ownership structure, holdings for the Asset Managers are aggregated for purposes of the most recently filed Schedule 13G/A. Each Asset Manager is an investment adviser registered or authorized in its relevant jurisdiction and each furnishing investment advice to various fund, individual and/or institutional clients (collectively referred to herein as "Managed Portfolios"). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, JHIUS may be deemed to be the beneficial owner of 10,390,927 shares or 11.26% of the shares outstanding of the Company’s Common Stock held by such Managed Portfolios. However, JHIUS does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. The address for Janus Henderson is 201 Bishopsgate, EC2M 3AE, United Kingdom. This information is based on its Schedule 13G/A filed with the SEC on November 14, 2025.

(2)	FMR LLC. (“FMR”) has sole dispositive power as to 10,567,303 of the shares reported herein, and sole voting power with respect to 10,224,164 shares, for total ownership of 10,567,303 shares. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR. Members of the Johnson family, including Ms. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Certain of FMR’s subsidiaries and affiliates, and other companies (including FIAM LLC (IA), Fidelity Institutional Asset Management Trust Company (BK), Fidelity Management Trust Company (BK) and Strategic Advisers LLC (IA)) beneficially own, or may be deemed of beneficially own, the securities held by FMR. The address for FMR is 245 Summer Street, Boston, MA 02210. This information is based on its Schedule 13G filed with the SEC on January 8, 2026.
(3)	BlackRock, Inc. (“BlackRock”) has sole dispositive power as to 6,689,435 of the shares reported herein, and sole voting power with respect to 6,535,319 shares, for total ownership of 6,689,435 shares. The funds were acquired by the following subsidiaries of BlackRock:
 BlackRock Advisors, LLC
 BlackRock Investment Management (UK) Limited
 BlackRock Asset Management Canada Limited
 BlackRock (Netherlands) B.V.
 BlackRock Investment Management (Australia) Limited
 BlackRock Fund Advisors
 BlackRock Asset Management Ireland Limited
 BlackRock Institutional Trust Company, National Association
 BlackRock Financial Management, Inc.
 BlackRock Fund Managers Ltd
 BlackRock Asset Management Schweiz AG
 BlackRock Investment Management, LLC.
The address for BlackRock is 50 Hudson Yards, New York, NY 10001. This information is based on its Schedule 13G/A filed with the SEC on April 17, 2025.
(4)	The Vanguard Group (“Vanguard”) has shared voting power as to 107,100 of the shares reported herein, sole dispositive power with respect to 5,806,026 shares and shared dispositive power with respect to 188,257 shares, for a total ownership of 5,994,283 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355. This information is based on its Schedule 13G/A filed with the SEC on July 29, 2025.
(5)	State Street Corporation (“State Street”) has shared voting power as to 4,485,757 of the shares reported herein, and shared dispositive power with respect to 4,756,666 shares, for a total ownership of 4,756,666 shares. Each of the following entities is a subsidiary of State Street, the parent holding company, that beneficially owns the shares: SSGA Funds Management, Inc. (IA); State Street Global Advisors Europe Limited (IA); State Street Global Advisors Limited (IA); State Street Global Advisors Trust Company (IA); State Street Global Advisors, Ltd. (IA). The address for State Street is One Congress Street, Suite 1, Boston, MA 02114. This information is based on its Schedule 13G filed with the SEC on February 9, 2026.
(6)	Includes 1,337,212 shares of common stock issuable upon exercise of stock options which have vested or will vest within 60 days of March 2, 2026.
(7)	Includes 236,718 shares of common stock issuable upon exercise of stock options and 125 restricted stock units which have vested or will vest within 60 days of March 2, 2026.
(8)	Includes 350,828 shares of common stock issuable upon exercise of stock options which have vested or will vest within 60 days of March 2, 2026.
(9)	Includes 191,718 shares of common stock issuable upon exercise of stock options which have vested or will vest within 60 days of March 2, 2026.
(10)	Includes 329,828 shares of common stock issuable upon exercise of stock options which have vested or will vest within 60 days of March 2, 2026.
(11)	Includes 78,000 shares of common stock issuable upon exercise of stock options which have vested or will vest within 60 days of March 2, 2026.
(12)	Includes 66,750 shares of common stock issuable upon exercise of stock options which have vested or will vest within 60 days of March 2, 2026.
(13)	Includes 78,000 shares of common stock issuable upon exercise of stock options which have vested or will vest within 60 days of March 2, 2026.
(14)	Includes 96,000 shares of common stock issuable upon exercise of stock options which have vested or will vest within 60 days of March 2, 2026.
(15)	Includes 96,000 shares of common stock issuable upon exercise of stock options which have vested or will vest within 60 days of March 2, 2026.
(16)	Includes 95,500 shares of common stock issuable upon exercise of stock options which have vested or will vest within 60 days of March 2, 2026.
(17)	Includes 74,000 shares of common stock issuable upon exercise of stock options which have vested or will vest within 60 days of March 2, 2026.
(18)	Includes 95,500 shares of common stock issuable upon exercise of stock options which have vested or will vest within 60 days of March 2, 2026.

(19)	Includes 57,750 shares of common stock issuable upon exercise of stock options which have vested or will vest within 60 days of March 2, 2026.
(20)	Includes the shares described in notes 6 through 19 above. This group also includes one executive officer who is not named above, who beneficially owns in the aggregate 46,413 shares as of March 2, 2026, and includes 352,828 shares of common stock issuable upon exercise of stock options which have vested or will vest within 60 days of March 2, 2026.

PROPOSAL 1

ELECTION OF DIRECTORS
The Board of Directors is currently comprised of ten directors (Roy Baynes, Suzanne Bruhn, Timothy Coughlin, Eric Dube, Gary Lyons, Jeffrey Meckler, John A. Orwin, Sandra Poole, Ron Squarer and Ruth Williams-Brinkley). With the exception of Eric Dube who is our President and Chief Executive Officer, all current members of the Board of Directors meet the definition of “independent director” under the Nasdaq qualification standards.
After each annual election, each director will then serve a term of one year (or, in each case, until their earlier resignation, removal from office, or death) and until a successor is duly elected and qualified. Officers of the Company serve at the discretion of the Board of Directors. There are no family relationships among the Company’s directors and executive officers.
The Board of Directors unanimously recommends that stockholders vote “For” each of the nominees named below.
Nominees for Election at the Annual Meeting
The following is a brief biography of each nominee for director. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each nominee that led the Nominating / Corporate Governance Committee to recommend that person as a nominee. However, each of the members of the Nominating / Corporate Governance Committee may have a variety of reasons why he believes a particular person would be an appropriate nominee for the Board of Directors, and these views may differ from the views of other members.
All of the nominees are currently directors of the Company and all of the nominees were previously elected to the Board of Directors by the Company’s stockholders.
Roy D. Baynes, M.D., Ph.D. has served as a director of the Company since June 2016. Since July 2022, Dr. Baynes has served as Executive Vice President and Chief Medical Officer of Eikon Therapeutics, Inc., a late-stage clinical biopharmaceutical company. Prior to Eikon Therapeutics, Inc., until April 2022 he served as Senior Vice President and Head of Global Clinical Development at Merck Research Laboratories, the research division of Merck and Co., Inc., commencing in December 2013 and as Chief Medical Officer of Merck and Co, Inc., a global healthcare company, commencing in July 2016. Prior to his roles at Merck, Dr. Baynes served as Senior Vice President of Oncology, Inflammation and Respiratory Therapeutics at Gilead Sciences, Inc., a biopharmaceutical company, from January 2012 to December 2013. Prior to Gilead, Dr. Baynes held positions of increasing responsibility at Amgen Inc., a biotechnology company, including Vice President of Global Clinical Development and Therapeutic Area Head for Hematology/Oncology. Before joining Amgen, Dr. Baynes was the Charles Martin Professor of Cancer Research at the Barbara Ann Karmanos Cancer Institute, a National Cancer Institute-designated Comprehensive Cancer Center, at Wayne State University. Dr. Baynes has authored more than 150 publications and is a member or fellow of several international medical societies. Dr. Baynes currently serves on the Boards of Directors of Natera, Inc., a genetic testing and diagnostics company, since August 2018, Nurix Therapeutics, Inc., a biopharmaceutical company, since March 2025 and Aardvark Therapeutics, Inc., a biopharmaceutical company, since December 2024. Dr. Baynes also currently serves on the Boards of Directors of CatalYm GmbH, a privately-held Germany based biotechnology company, and Adcendo ApS., a privately held Denmark based biotechnology company. Previously he served on the Board of Directors of Atara Biotherapeutics, Inc., a T-cell immunotherapy company from September 2018 to December 2022. Dr. Baynes received his medical degree and doctorate in philosophy from the University of the Witwatersrand in South Africa, and completed his medical training in the Department of Hematology and Oncology at Johannesburg Hospital.
Dr. Baynes was selected as a director because of his life sciences and medical expertise and his extensive drug development experience.
Suzanne Bruhn, Ph.D. has served as a director of the Company since April 2020. Since November 2023, Dr. Bruhn has served as Chief Executive Officer of The Charcot-Marie-Tooth Association ("CMTA"), a nonprofit patient advocacy organization dedicated to finding a cure for CMT, a rare, debilitating peripheral neuropathy. Previously, from May 2019 to December 2023, Dr. Bruhn served as the President and Chief Executive Officer of Tiaki Therapeutics Inc., a biotechnology company. Dr. Bruhn served as President and Chief Executive Officer of Proclara Biosciences, Inc., a biotechnology company, from April 2017 to September 2018, and as President and Chief Executive Officer of Promedior, Inc., a biotechnology company, from May 2012 to November 2015. Currently, Dr. Bruhn serves on the Boards of Directors of Pliant Therapeutics, Inc. and Definium Therapeutics, Inc. (formerly Mind Medicine Inc. ("MindMed")). Previously, Dr. Bruhn served as a member of the Board of Directors of Raptor Pharmaceuticals Corp., a pharmaceutical company, from April 2011 until it was acquired by Horizon Pharma plc in October 2016, as a member of the Board of Directors of Novelion Therapeutics, Inc., a biopharmaceutical company, from October 2017 to January 2020, as a member of the Board of Directors of Aeglea BioTherapeutics, Inc., a clinical stage biotechnology company, from February 2017 to August 2020, on the Board of Directors of Avalo Therapeutics, Inc. (formerly Cerecor, Inc.), a biopharmaceutical company from April 2020 to November 2021, and on the Board of Directors of Vigil Neuroscience, Inc., from July 2022 to August 2025 when it was acquired by Sanofi. Earlier in her career Dr. Bruhn served in roles of increasing responsibility at Shire Human Genetic Therapies (formerly Transkaryotic Therapies), including Senior Vice President, Strategic Planning and Program Management. Dr. Bruhn received her B.S. degree in Chemistry from Iowa State University and her Ph.D. in Chemistry from Massachusetts Institute of Technology.
Dr. Bruhn was selected as a director because of her extensive global experience in the biopharmaceutical industry and her development and regulatory expertise in the area of rare disease.

Timothy Coughlin has served as a director of the Company since March 2015. Mr. Coughlin is the former Chief Financial Officer of Neurocrine Biosciences, Inc., a biopharmaceutical company that received FDA approval for INGREZZA® (valbenazine) and ORILISSA® (elagolix), both of which were discovered, developed and commercialized during his tenure at Neurocrine from 2002 to 2018. Mr. Coughlin currently serves as the Chair of the Board of Directors of aTyr Pharma, Inc., and on the Board of Directors of ADC Therapeutics SA, both biotechnology companies. Mr. Coughlin previously served on the Board of Directors of Fate Therapeutics, Inc., from August 2013 to May 2025, and on the Board of Directors of Peloton Therapeutics, Inc. prior to its sale to Merck in 2019. Prior to joining Neurocrine, he was with Catholic Health Initiatives, a nationwide integrated healthcare delivery system, where he served as Vice President, Financial Services. Earlier in his career Mr. Coughlin served as a Senior Manager in the Health Sciences practice of Ernst & Young LLP and its predecessors. Mr. Coughlin holds a master's degree in international business from San Diego State University and a bachelor’s degree in accounting from Temple University. Mr. Coughlin is a certified public accountant in both California and Pennsylvania.
Mr. Coughlin was selected as a director because of his financial and audit experience as well as his pharmaceutical and life sciences public company experience.
Eric Dube, Ph.D. has served as President and Chief Executive Officer of the Company and as a member of our board of directors since January 2019. Previously, Dr. Dube served as the Head of North America of ViiV Healthcare Limited, a pharmaceuticals company, since January 2018. From June 2015 to December 2017, Dr. Dube served as Sr. Vice President and Head, Global Respiratory Franchise, of GlaxoSmithKline Pharmaceuticals plc (“GSK”), a pharmaceutical company. From February 2013 to May 2015, Dr. Dube served as Senior Vice President and Business Unit Head, Respiratory Japan of GSK. Earlier in his career, Dr. Dube held positions of increasing responsibility at GSK including senior leadership roles in Strategy, Planning & Operations, Oncology, Managed Markets and Marketing. Dr. Dube has served on the Board of Directors for the Biotechnology Innovation Organization (BIO) since June 2022. Previously, Dr. Dube served on the Board of Trustees for AIDS United, on the Board of Directors for Biocom California, and on the Board of Directors for Reneo Pharmaceuticals, Inc. from March 2021 to October 2024. Dr. Dube holds a B.S. from Santa Clara University and a M.A. and Ph.D. from Cornell University.
Dr. Dube was selected as a director because of his business and professional experience and extensive drug development and commercialization experience.
Gary Lyons has served as a director of the Company since October 2014 and Chair of the Company since May 2016. Mr. Lyons was the founding President and Chief Executive Officer of Neurocrine Biosciences, Inc. and he remains a member of its Board of Directors. Prior to joining Neurocrine, Mr. Lyons held a number of senior management positions at Genentech, Inc., including Vice President of Business Development and Vice President of Sales. Previously, Mr. Lyons served on the Board of Directors of Eledon Pharmaceuticals, Inc. (formerly Novus Therapeutics, Inc.), from May 2017 to June 2023, on the Board of Directors of Fresh Tracks Therapeutics, Inc. (formerly known as Brickell Biotech, Inc.) from August 2019 to September 2023 and on the Board of Directors of Rigel Pharmaceuticals, Inc. from October 2005 to May 2024. Mr. Lyons holds a B.A. in Marine Biology from the University of New Hampshire and an M.B.A. from Northwestern University’s J.L. Kellogg Graduate School of Management.
Mr. Lyons was selected as a director because of his extensive experience in the pharmaceutical industry and his breadth and range of experience in operations, corporate leadership, strategy and commercialization.
Jeffrey Meckler has served as a director of the Company since October 2014. Mr. Meckler served as Chief Executive Officer of Indaptus Therapeutics, Inc. (formerly Intec Inc.), a biopharmaceutical company, from August 2021 to December 2025, and as Co-Chief Executive Officer from December 2025 to March 2026. He also served as a member of the Board of Directors of Indaptus from August 2021 to March 2026. From April 2017 to August 2021, Mr. Meckler served as Chief Executive Officer and Vice Chair of the Board of Intec Pharma, Ltd. He served as Chief Executive Officer and a director of Cocrystal Pharma, Inc., a pharmaceutical company, from April 2015 to July 2016, as a director of QLT, Inc., an ultra-orphan ophthalmic biotechnology company based in Canada, from June 2012 to November 2016, as well as the Managing Director of The Andra Group, a life sciences consulting firm. Previously, Mr. Meckler acted as a director of several biopharmaceutical companies and medical device companies. Earlier in his career, Mr. Meckler held a series of positions at Pfizer Inc. in Manufacturing Systems, Market Research, Business Development, Strategic Planning and Corporate Finance, which included playing a significant role in acquisitions and divestitures. Mr. Meckler is the past President and continues to serve on the board of Children of Bellevue, a non-profit organization focused on advocating and developing pediatric programs at Bellevue Hospital Center. Mr. Meckler holds a B.S. in Industrial Management and M.S. in Industrial Administration from Carnegie Mellon University. In addition, Mr. Meckler received a J.D. from Fordham University School of Law.
Mr. Meckler was selected as a director because he has over 30 years in the life sciences sector including business development, strategic planning and corporate finance.
John A. Orwin has served as a director of the Company since March 2017. From April 2018 to June 2024, Mr. Orwin served as the President and Chief Executive Officer of Atreca, Inc., a biopharmaceutical company. From June 2013 through June 2017, he served as Chief Executive Officer of Relypsa, Inc., and from June 2013 through March 2017 also served as its President and on its board of directors from June 2013 until Relypsa’s acquisition by the Galenica Group in September 2016. Prior to Relypsa, Mr. Orwin served as President and Chief Operating Officer of Affymax, Inc., a biotechnology company, from April 2010 to January 2011, and as Affymax’s Chief Executive Officer and a member of the board of directors from February 2011 to May 2013. Earlier in his career he served as Vice President and then Senior Vice President of the BioOncology Business Unit at Genentech, Inc. (now a member of the Roche Group), and served in various executive-level positions at Johnson & Johnson. Prior to such roles, Mr. Orwin held senior marketing and sales positions at various life sciences and pharmaceutical companies, including Alza Corporation (acquired by Johnson & Johnson), SangStat Medical Corporation (acquired by Genzyme), Rhone-Poulenc Rorer Pharmaceuticals, Inc. (merged with Sanofi-Aventis) and Schering-Plough Corporation (merged with Merck). Mr. Orwin has served as the Chair of the Board of Directors for AnaptysBio, Inc., a clinical-stage biotechnology company since September 2023. Additionally, Mr. Orwin currently serves as the Chair of the Board of Directors of the privately held companies Nested Therapeutics and Synthekine, Inc., on the Board of Directors of the privately held company Ambrosia Biosciences, Inc., and as the Executive Chair of the Board of Directors of the privately held company Agni Bio, Inc., and is a Venture Partner in Samsara BioCapital. Previously, Mr. Orwin served as a member of the Board of Directors of Seagen Inc. from January 2014 until its acquisition by Pfizer in December of 2023, on the board of directors of NeurogesX, Inc., and on the board of directors of Array BioPharma Inc. from November 2012 until its acquisition by Pfizer in July of 2019, and as the Chair of the Board of Directors of CARGO Therapeutics, Inc., from August 2023 until August 2025. Mr. Orwin received a B.A. in Economics from Rutgers University and an M.B.A. from New York University.
Mr. Orwin was selected as a director because of his extensive commercial and strategic business experience within the life sciences industry.
Sandra Poole has served as a director of the Company since May 2019. Since March 2026, Ms. Poole has served as Co-founder and Executive Chair of a start-up biotechnology company in stealth mode that plans to advance targeted therapies for peripheral neuropathy. She has also served on the board of Canadian Entrepreneurs of New England since December 2025 and as an Entrepreneur-in-Residence with CVilleBioHub since January 2026, both nonprofit organizations supporting biotechnology innovation. Ms. Poole brings more than 25 years of leadership experience in the biopharmaceutical industry, including expertise in rare disease and oncology product development, global manufacturing and supply strategy, and organizational scaling from development through commercialization. She has supported the advancement and commercialization of multiple approved therapies and guided organizations through key inflection points, including late-stage clinical development, regulatory approval, commercial manufacturing readiness, and transitions to public company operations. Previously, Ms. Poole served as Chief Operating Officer of Mythic Therapeutics from July 2020 to September 2025, a clinical-stage biotechnology company advancing antibody-drug conjugates for cancer therapy. She also served as Chief Operating Officer of Candel Therapeutics in 2020 and as Chief Operating Officer of LogicBio Therapeutics from 2018 to 2019, which was subsequently acquired by Alexion Pharmaceuticals, Inc. Prior to LogicBio, Ms. Poole held executive leadership roles at ImmunoGen, Inc. from 2014 to 2017 (acquired by AbbVie Inc.), most recently as Executive Vice President of Technical Operations and Commercial Development. Earlier in her career, she spent more than 15 years at Genzyme Corporation (now Sanofi), where she most recently served as Senior Vice President of Biologics Manufacturing, overseeing global manufacturing and supply of multiple approved therapies across sites in the United States and Europe. Ms. Poole previously served on the Supervisory Board of Valneva SE and on the Board of Directors of ViaCyte, Inc. until its acquisition by Vertex Pharmaceuticals, Inc. in 2022. She holds M.A.Sc. and B.A.Sc. degrees in chemical engineering from the University of Waterloo, Canada.
Ms. Poole was selected as a director because of her extensive manufacturing strategy, technical operations, and product development experience across multiple therapeutic areas in the biopharmaceutical industry.
Ron Squarer has served as a director of the Company since April 2017. Since December 2025, Mr. Squarer has served on the Board of Directors of Nuvalent, Inc., a clinical-stage biopharmaceutical company focused on creating precisely targeted therapies for patients with cancer, and since March 2020 has served as Chair of the Board of Directors of ADC Therapeutics SA, a commercial-stage biopharmaceutical company. From June 2023 to June 2024, Mr. Squarer served as Chair of the Board of Directors of Deciphera Pharmaceuticals, Inc., a commercial-stage biopharmaceutical company, through its acquisition by Ono Pharmaceuticals Co., Ltd. for approximately $2.5 billion, and before that, he served as a member of its Board of Directors since December 2019. Mr. Squarer has extensive commercial, development, and executive leadership expertise from a career spanning more than 25 years in the pharmaceutical industry. Previously, Mr. Squarer served as the Chief Executive Officer and a member of the Board of Directors of Array BioPharma, Inc., an oncology focused biopharmaceutical company from April 2012 to July 2019, when Array BioPharma, Inc. was acquired by Pfizer, Inc. at an enterprise value of approximately $11.4 billion. Prior to this, Mr. Squarer held positions of increasing responsibility with Hospira Inc., a global pharmaceutical and medical device company, including serving as Senior Vice President, Chief Commercial Officer, where he was responsible for delivering $4 billion in annual revenue and leading more than 2,000 employees worldwide. Mr. Squarer joined Hospira from Mayne Pharma, an oncology-focused, global pharmaceutical company, where he served as Senior Vice President, Global Corporate and Business Development when Mayne was sold to Hospira for $2 billion in 2007. Prior to Mayne Pharma, Mr. Squarer held senior management roles at both Pfizer, Inc., focused on global oncology commercial development, and at SmithKline Beecham Pharmaceuticals (now GlaxoSmithKline) in the U.S. and Europe. Mr. Squarer holds an MBA from the Kellogg School of Management, Northwestern University, and a bachelor’s degree in biochemistry from the University of California, Berkeley.
Mr. Squarer was selected as a director because of his extensive commercial, development and executive leadership expertise in the pharmaceutical industry.
Ruth Williams-Brinkley has served as a director of the Company since September 2021. In January 2024, Ms. Williams-Brinkley retired as President of the Kaiser Foundation Health Plan of the Mid-Atlantic States, where she led all of Kaiser Permanente’s care delivery and health plan operations in Washington, D.C., suburban Maryland, Baltimore, and Northern Virginia since June 2020. She joined Kaiser Permanente in 2017 as President of Kaiser Foundation Health Plan and Hospitals of the Northwest, in Portland, Oregon. Prior to joining Kaiser, Ms. Williams-Brinkley served as CEO of KentuckyOne Health, an affiliate of CommonSpirit Health, from 2011 to 2017, as President and CEO of Carondelet Health Network in Tucson, Arizona, an affiliate of Ascension Health, from 2008 to 2011, and as President and CEO of Memorial Health Care System of Chattanooga, Tennessee, an affiliate of CommonSpirit Health, from 2002 to 2008. Currently Ms. Williams-Brinkley serves on the Board of Directors of Natera, Inc., a diagnostics company since March 2023, on the Board of Trustees of the University of Phoenix, and on the Board of Directors of the privately held companies OOTify, Inc. and Swan AI Studios. Additionally, Ms. Williams-Brinkley currently serves on the not for profit Boards of DePaul University in Chicago, Illinois, Allina Health, The Leverage Network, Sage-ing International, and Howard University’s College of Nursing and Allied Health Sciences Board of Visitors. Previously, she served as a member of the Board of Directors of Results Physiotherapy, a private care delivery company until it was acquired by Upstream Rehabilitation in 2021, and Chattem, Inc. until it was acquired by Sanofi in 2009. Earlier in her career, Ms. Williams-Brinkley held various nursing staff and management roles of increasing responsibility. Ms. Williams-Brinkley received her B.S. and Master of Science in Nursing from DePaul University and is a Life Fellow of the American College of Healthcare Executives.

Ms. Williams-Brinkley was selected as a director because of her extensive strategic, operational and business experience and her expertise within the healthcare field.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR EACH NAMED NOMINEE

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of the Board of Directors
As required under the Nasdaq listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board of Directors consults with the Company’s counsel to ensure that the determinations of the Board of Directors are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time. Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board of Directors has affirmatively determined that the following nine directors are independent directors within the meaning of the applicable Nasdaq listing standards: Dr. Baynes, Dr. Bruhn, Mr. Coughlin, Mr. Lyons, Mr. Meckler, Mr. Orwin, Ms. Poole, Mr. Squarer and Ms. Williams-Brinkley. In making this determination, the Board of Directors found that none of these directors had a disqualifying relationship with the Company. Following our Annual Meeting, assuming the election of our ten nominees for director named in these proxy materials, we will have nine independent directors and one non-independent director, Dr. Dube, who serves as our President and Chief Executive Officer.
Board Leadership Structure
It is the Company’s policy to separate the roles of Chief Executive Officer and Chair of the Board. This separation recognizes the independent roles of the Board of Directors, Chair of the Board and Chief Executive Officer. The Board of Directors sets Company strategy and provides oversight and accountability for the Chief Executive Officer and Company management. The Chair of the Board presides over the Board of Directors and provides guidance to the Chief Executive Officer. The Chief Executive Officer and the balance of the Board of Directors set Company goals with the Chief Executive Officer providing leadership and day to day oversight in furtherance of those goals. The Company believes that separation of the Board of Directors and Company leadership preserves the independence of these roles and maximizes performance, increases management accountability and improves the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders, including with respect to evaluating whether steps being taking by management to manage risks are appropriate for the Company.
Role of the Board in Risk Oversight
Our Board of Directors believes that risk management is an important part of establishing, updating and executing on the Company’s business strategy. Our Board of Directors, as a whole and at the committee level, has oversight responsibility relating to risks that could affect the corporate strategy, business objectives, compliance, operations, and the financial condition and performance of the Company. Our Board of Directors focuses its oversight on the most significant risks facing the Company and on its processes to identify, prioritize, assess, manage and mitigate those risks. Our Board of Directors and its committees regularly discuss with management the areas of significant risk exposure and the steps management has taken to monitor and control such exposures, as well as the identification of potential emerging risks.
While the Board of Directors has ultimate oversight responsibility for the risk management process, it has delegated portions of this responsibility to its committees. The Audit Committee, as part of its responsibilities, oversees the management of financial risks, including accounting matters, liquidity and credit risks, corporate tax positions, insurance coverage, and cash investment strategy and results. The Audit Committee is also responsible for overseeing the management of risks relating to the performance of the Company’s internal audit function, if required, and its independent registered public accounting firm, as well as our systems of internal controls and disclosure controls and procedures. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation and overall compensation and benefit strategies, plans, arrangements, practices and policies, as well as oversight of our Human Capital related initiatives. The Nominating / Corporate Governance Committee oversees the management of risks associated with our corporate governance practices, the independence and composition of our Board of Directors, and since 2024 has taken the lead on oversight of our cybersecurity risk management program. The Nominating / Corporate Governance Committee also serves a coordination role on behalf of the Board in the review of our enterprise risk management (ERM) program with management. The Science and Medical Technology Committee reviews the risks associated with our research and development activities, including clinical, regulatory and manufacturing risks. These committees provide regular reports, on at least a quarterly basis, to the full Board of Directors. The participation of the full Board of Directors in setting the Company’s business strategy incorporates assessment and oversight of strategic risks for the Company as a whole.
Cybersecurity and ESG Oversight
During 2025, our Board received quarterly updates from management on the state of the Company’s cybersecurity risk management efforts. Also in 2025, our Board and management regularly discussed matters related to inclusivity and belonging. In addition to the several programs we actively promote related to inclusivity and belonging in the patient community, including those aimed at improving health equity for under-represented communities, we are also committed to cultivating a workplace where individuals of all backgrounds feel valued, supported, and empowered to reach their fullest potential. We disclose information about these efforts on our website. Information on our website is not incorporated into this proxy statement. Since 2024, our Nominating / Corporate Governance Committee has taken the lead on oversight of our cybersecurity risk management program, in addition to the coordination of ERM and ESG related oversight among the Board committees.
Board Self-Assessment
The Nominating / Corporate Governance Committee ensures that the Board and each of its committees are annually assessed with an aim toward enhancing effectiveness. Directors complete an evaluation in order to provide performance feedback and suggestions for improved effectiveness or contributions. The assessments are done by way of a questionnaire conducted by our external legal counsel, Cooley LLP. The assessments are treated on a confidential basis, with the results tallied on an anonymous basis for review. The results of the evaluation are analyzed by our Chief Legal Officer, the Nominating / Corporate Governance Committee and the Board, who decide whether any changes are needed to the Board’s processes, procedures, composition or Committee structure. The evaluation carried out in 2025 indicated that the Board and its committees were effectively fulfilling their responsibilities.
Board Education
The Board recognizes the importance of ongoing director education. In order to facilitate directors’ educational development, the members of the Board of Directors regularly meet with management and are given periodic presentations on our business and recent business developments. Members of the Board of Directors also periodically meet with other senior decision-makers within the Company as well as outside experts in order to enhance the Board’s understanding of our business and operations. In addition, on an annual basis our Board holds an all-day strategic session with members of our management team in conjunction with the quarterly board meeting. All of our directors have access to resources and ongoing educational opportunities to help them stay current about developments in corporate governance and critical issues relating to the operation of public company boards and their committees. The Company also encourages and provides funding for members of the Board of Directors to attend outside director continuing education events.
Meetings of the Board of Directors
Our Board of Directors held six board meetings during 2025. All directors who served in 2025 attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which they served.
Information Regarding Committees of the Board of Directors
The standing committees of our Board of Directors consist of the Audit Committee, the Compensation Committee, the Nominating / Corporate Governance Committee and the Science and Medical Technology Committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors. Our Board of Directors may also establish from time to time any other committees that it deems necessary or advisable. The following table provides membership information for each of the Board committees:

Name	Age	Current Position(s)	Independent	Director Since	Committee
					Audit	Compensation	Nominating / Corporate Governance	Science & Medical Technology
Roy Baynes	71	Director	X	2016			X	Chair
Suzanne Bruhn	62	Director	X	2020		X		X
Timothy Coughlin	59	Director	X	2015	Chair	X
Eric Dube	53	Chief Executive Officer and Director		2019
Gary Lyons	75	Director*	X	2014
Jeffrey Meckler	59	Director	X	2014	X		Chair
John A. Orwin	61	Director	X	2017		Chair
Sandra Poole	62	Director	X	2019			X	X
Ron Squarer	59	Director	X	2017	X
Ruth Williams-Brinkley	74	Director	X	2021		X
* Chair of the Board of Directors
Below is a description of each committee of the Board of Directors. The Board of Directors has determined that, except as specifically described below, each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.
Audit Committee
The Audit Committee is responsible for assisting our Board of Directors in its oversight of the integrity of our financial statements, the qualifications and independence of our independent auditors, and our internal financial and accounting controls. The Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the Audit Committee.
The members of the Audit Committee currently are Messrs. Coughlin, Meckler and Squarer. Mr. Coughlin has served as chair of the Audit Committee since April 2015. All members of the Audit Committee qualify as an independent director under the corporate governance standards of the Nasdaq Listing Rules and the independence requirements of Rule 10A-3 of the Exchange Act. Our Board of Directors has determined that all three Audit Committee members qualify as “audit committee financial experts” as such term is currently defined in Item 407(d)(5) of Regulation S-K.
The Audit Committee has adopted a formal, written Audit Committee charter that complies with SEC rules and regulations and the Nasdaq listing standards. We believe that the composition and functioning of our Audit Committee complies with all applicable requirements of the Sarbanes-Oxley Act, and all applicable SEC and Nasdaq rules and regulations. The Audit Committee met five times during 2025. A copy of the Audit

Committee charter is available on the investors section of our website at www.travere.com. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report for fiscal 2025.
Report of the Audit Committee of the Board of Directors*
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2025 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Mr. Coughlin (Chair)
Mr. Meckler
Mr. Squarer

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Committee
The Compensation Committee approves the compensation objectives for the Company, approves the compensation of the chief executive officer, to be ratified by the independent directors, and approves or recommends to our Board of Directors for approval the compensation for other executives. The Compensation Committee reviews all compensation components, including base salary, bonus, benefits and other perquisites.
The members of the Compensation Committee currently are Messrs. Coughlin and Orwin, Dr. Bruhn and Ms. Williams-Brinkley. Mr. Orwin serves as chair of the Compensation Committee. Each member of the Compensation Committee is a non-employee director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act, and an independent director as defined by the Nasdaq Listing Rules, including Nasdaq Listing 5605(d)(2).
The Compensation Committee has adopted a formal, written Compensation Committee charter that complies with SEC rules and regulations and the Nasdaq listing standards. We believe that the composition and functioning of our Compensation Committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, and all applicable SEC and Nasdaq rules and regulations. The Compensation Committee met five times during 2025. A copy of the Compensation Committee charter is available on the investors section of our website at www.travere.com. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report for fiscal 2025.
Nominating / Corporate Governance Committee
The Nominating / Corporate Governance Committee is responsible for making recommendations to our Board of Directors regarding candidates for directorships and the structure and composition of our Board of Directors and its committees. In addition, the Nominating / Corporate Governance Committee is responsible for developing and recommending to our Board of Directors corporate governance guidelines applicable to the Company and advising our Board of Directors on corporate governance matters. Since 2024, our Nominating / Corporate Governance Committee has been taking the lead on behalf of the Board of Directors on oversight of our cybersecurity risk management program.
The members of the Nominating / Corporate Governance Committee currently are Mr. Meckler, Dr. Baynes, and Ms. Poole. Mr. Meckler serves as chair of the Nominating / Corporate Governance Committee. Each member of the Nominating / Corporate Governance Committee is an independent director as defined by the Nasdaq Listing Rules.
The Nominating / Corporate Governance Committee has adopted a formal, written Nominating / Corporate Governance Committee charter that complies with SEC rules and regulations and the Nasdaq listing standards. We believe that the composition and functioning of our Nominating / Corporate Governance Committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, and all applicable SEC and Nasdaq rules and regulations. The Nominating / Corporate Governance Committee met three times during 2025. A copy of the Nominating / Corporate Governance Committee charter is available on the investors section of our website at www.travere.com. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report for fiscal 2025.
Science and Medical Technology Committee
The Board of Directors created a Science and Medical Technology Committee in 2017, and it is currently comprised of Dr. Baynes, Dr. Bruhn, and Ms. Poole. Dr. Baynes serves as chair of the Science and Medical Technology Committee. The purpose of the Science and Medical Technology Committee is to assist the Board of Directors in its oversight of management’s exercise of significant scientific judgments relating to the Company’s research and development activities and portfolio. The Science and Medical Technology Committee met three times during 2025.

Stockholder Communications with the Board of Directors
Any stockholder or other interested party who desires to communicate with any of the members of the Board of Directors may do so by writing to: Board of Directors, Travere Therapeutics, Inc., 3611 Valley Centre Drive, Suite 300, San Diego, California 92130. Communications may be addressed to an individual director, a Board committee, the non-employee directors or the full Board of Directors. Communications will then be distributed to the appropriate directors unless the Chair determines that the information submitted constitutes “spam” and/ or communications offering to buy or sell products or services.
Director Nomination Process
In selecting non-incumbent candidates and reviewing the qualifications of incumbent candidates for the Board of Directors, the Nominating / Corporate Governance Committee considers the Company’s Corporate Governance Guidelines, which include the following:
• Directors should be less than 70 years of age at the time of first election;
• Directors should be a member of not more than four other public company boards of directors; if a member of the Audit Committee, serve as chair of not more than two other audit committees of public companies;
• Directors should have the diversity of skills, professional experience, education, associations, achievements, training, points of view and individual qualities and attributes appropriate for representation on the Board of Directors. The Committee also considers and endeavors to reflect other aspects of diversity;
• Directors should have no affiliation with a competitor or have, or appear to have, a conflict of interest that would impair their ability to fulfill the responsibilities of a director and represent the stockholders;
• Directors should have highest quality personal and professional references;
• Directors should attend at least 75% of the scheduled Board of Directors meetings and provide meaningful participation; and
• Directors should have a commitment to adhere to the Company’s policies.
The Nominating / Corporate Governance Committee will consider qualified director candidates recommended by stockholders in compliance with our procedures and subject to applicable inquiries. The Nominating / Corporate Governance Committee’s evaluation of candidates recommended by stockholders does not differ materially from its evaluation of candidates recommended from other sources. Any stockholder may recommend nominees for director by writing to the Chair of the Nominating / Corporate Governance Committee, Travere Therapeutics, Inc., 3611 Valley Centre Drive, Suite 300, San Diego, California 92130, giving the name, Company stockholdings and contact information of the person making the nomination, the candidate’s name, address and other contact information, any direct or indirect holdings of our securities by the nominee, any information required to be disclosed about directors under applicable securities laws and/or stock exchange requirements, information regarding related party transactions with us, the nominee and/or the stockholder submitting the nomination and any actual or potential conflicts of interest, the nominee’s biographical data, current public and private company affiliations, employment history and qualifications and status as “independent” under applicable securities laws and/or stock exchange requirements. All of these communications will be reviewed by the Nominating / Corporate Governance Committee for further review and consideration in accordance with this policy.
On an annual basis the Nominating / Corporate Governance Committee evaluates the experience, qualifications, attributes and skills of each of the members of the Board of Directors in light of the Company’s business and structure to determine whether each such person should continue to serve as a director. The Nominating / Corporate Governance Committee periodically reviews with the Board of Directors the skills and characteristics required of the members in the context of the then current membership of the Board of Directors.
Directors are told to notify the Chair of the Board and Chair of the Nominating / Corporate Governance Committee in the event of any significant change in his or her employment responsibilities or affiliations and so the Board, through the Nominating / Corporate Governance Committee, can review such director's continued appropriateness of Board membership under changed circumstances.
Although according to the Company’s bylaws all elections are determined by a plurality of the votes cast, it is the Company’s policy that any nominee for director in an uncontested election who does not receive a majority of the votes cast (i.e. receives a greater number of votes “withheld” from his or her election than votes “for” in such election) shall submit his or her offer of resignation for consideration by the Nominating / Corporate Governance Committee. The Nominating / Corporate Governance Committee shall consider all of the relevant facts and circumstances and recommend to the Board of Directors the action to be taken with respect to such offer of resignation. The Board of Directors will then act on the Nominating / Corporate Governance Committee’s recommendation. Promptly following the Board of Directors’ decision, the Company will disclose that decision and an explanation of such decision in a filing with the SEC and a press release.
Director Commitments
We are aware that certain stockholders and proxy advisory firms have voting policies regarding the number of public company boards on which an executive officer may serve, and that Dr. Baynes currently serves on four public company boards while also serving as Chief Medical Officer of Eikon Therapeutics, Inc., which became a public company following its initial public offering in February 2026.
In considering the re-election of Dr. Baynes at this annual meeting, our Board of Directors evaluated his commitments and determined that he continues to effectively serve the Board and the Company. In reaching this conclusion, the Board considered his significant expertise in clinical development and experience in the development strategy for numerous important medicines, his consistently strong attendance record

(approximately 97% over his tenure), and the valuable leadership and mentorship he provides as Chair of our Science & Technology Committee. The Board will continue to monitor his commitments.
Board Composition
When it comes to the recruitment of new Board members, the Nominating / Governance Committee considers many aspects, including skills, knowledge, experience and diversity of backgrounds and perspectives. The Board seeks to maintain a mix of skills, professional experience, education, associations, achievements, training, points of view and other individual qualities and attributes represented on the Board, and the Board continues to evaluate its composition as part of its long-term succession planning. Based on information provided by our directors, four of our ten directors are diverse by gender, race or sexual orientation.
The Nominating / Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating / Corporate Governance Committee also considers candidates with appropriate non-business backgrounds. The Nominating / Corporate Governance Committee generally relies upon, receives and reviews recommendations from third-party search firms as well as a wide variety of contacts, including current executive officers and directors, as sources for potential director candidates. The Board of Directors retains complete independence in making nominations for election to the Board of Directors.
Executive Sessions
As required under Nasdaq listing standards, our independent directors have in the past regularly met, and will continue in the future to regularly meet, in executive sessions in which only independent directors are present. Our independent directors met in executive session at each regularly scheduled Board meeting during 2025.
Director Attendance at Annual Meeting of Stockholders
We do not have a formal policy regarding attendance by members of the Board at our annual meetings of stockholders. Dr. Dube attended our 2025 Annual Meeting of Stockholders.
Stock Ownership Guidelines
We have adopted stock ownership guidelines for our directors and executive officers. For more information about these guidelines, please see “Director Compensation – Director Stock Ownership Guidelines” and “Compensation of Executive Officers - Compensation Discussion and Analysis – Stock Ownership Guidelines” below. All of our directors and executive officers have met the applicable stock ownership guidelines.
Compensation Committee Interlocks and Insider Participation
Dr. Bruhn, Messrs. Coughlin and Orwin, and Ms. Williams-Brinkley each served on the Compensation Committee during the last fiscal year. None of the members of our Compensation Committee has ever been an officer or employee of the Company. None of our executive officers serve, or have served during the last fiscal year, as a member of the Board of Directors, Compensation Committee or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to all of our directors, officers, employees and agents, including those officers responsible for financial reporting. We make our code of business conduct and ethics available on the investors section of our website at www.travere.com. We intend to disclose future amendments to the code or any waivers of its requirements on our website to the extent permitted by the applicable rules and exchange requirements.
Executive Officers
For information about our executive officers, see "Executive Officers" below, which information is incorporated by reference hereunder.

PROPOSAL 2

APPROVAL OF THE 2018 EQUITY INCENTIVE PLAN, AS AMENDED
Subject to stockholder approval, our Board approved an amendment to the Company's 2018 Equity Incentive Plan (the "2018 Plan") in March 2026 (the 2018 Plan, as so amended, the "Amended 2018 Plan") to increase the number of shares of common stock authorized for issuance under the 2018 Plan by 3,000,000 shares. The material terms of the Amended 2018 Plan are summarized below.
In this Proposal 2, our stockholders are being asked to approve the Amended 2018 Plan in order to increase the number of shares of the Company’s common stock authorized for issuance under the 2018 Plan by an additional 3,000,000 shares.
Our Board believes that the Amended 2018 Plan is an integral part of our long-term compensation policy and that the Amended 2018 Plan is necessary to continue providing the appropriate levels and types of equity compensation to our employees.
Why We are Asking our Stockholders to Approve the Amended 2018 Plan
We are at a critical stage of execution with the ongoing commercial launch of FILSPARI® (sparsentan) in IgAN, preparation for a potential FSGS indication (as detailed further below), and enrolling our pivotal Phase 3 HARMONY Study with the aim to drive sustainable growth in the coming years.
Aligning our employees’ incentives with those of our stockholders is key to overall success and to retaining and attracting critical talent to meet our objectives. Thus, our Board believes it is in the best interests of the Company and our stockholders to approve the Amended 2018 Plan to increase the number of shares authorized for issuance by an additional 3,000,000 shares. If the Amended 2018 Plan is not approved, we will be constrained in effectively utilizing our equity compensation program. Without appropriate equity compensation, we would not be able to retain or attract the talent needed to obtain the key objectives that drive stockholder value. As of March 2, 2026, and after taking into account the annual 2026 grants effected in January 2026, 3,745,677 shares of common stock remained available for future grant under the 2018 Plan.
Why You Should Vote to Approve the Amended 2018 Plan
Equity Awards Are an Essential Part of Our Compensation Philosophy
Our Board believes that our future success depends, in large part, on our ability to maintain a competitive position in an increasingly competitive field in attracting, retaining and motivating employees, non-employee directors and consultants. The Board believes that the issuance of equity awards is a key element underlying our ability to attract, retain and motivate employees, non-employee directors and consultants, and better aligns the interests of our employees, non-employee directors and consultants with those of our stockholders. The Amended 2018 Plan will allow us to continue to provide essential equity incentives to our eligible employees, non-employee directors and consultants. Therefore, the Board believes that the Amended 2018 Plan is in the best interests of the Company and its stockholders and recommends a vote in favor of this Proposal 2. Should our stockholders not approve the Amended 2018 Plan, we believe it would introduce significant risk to achieving the objectives that are necessary for creating near-term and long-term stockholder value.
We Have Experienced and Expect to Continue to Experience Substantial Growth in Our Business
With the ongoing commercial launch of FILSPARI® (sparsentan) in IgAN, it is important that we have the employee resources to maximize our position in an evolving landscape, and accordingly we have continued to grow our business in support of the ongoing IgAN launch.
The potential approval of FILSPARI for FSGS continues to represent a compelling growth opportunity. In March 2025, we submitted an sNDA for an FSGS indication based on the results of the Phase 3 DUPLEX Study and the Phase 2 DUET Study, coupled with the outcomes of the PARASOL group, a collaborative academic, patient advocacy and regulator-led international effort that convened with the aim to define the quantitative relationships in FSGS between short-term changes in biomarkers (proteinuria and GFR) and long-term outcomes in order to support the use of alternative proteinuria-based endpoints as a basis for accelerated and traditional approval. The FDA accepted the sNDA and initially assigned a PDUFA target action date of January 13, 2026. In January 2026, we announced that the FDA extended the review timeline for the sNDA, and the new PDUFA target action date is April 13, 2026. The extension followed the recent submission of responses requested by the FDA to further characterize the clinical benefit of FILSPARI. The FDA determined that the additional responses constituted a Major Amendment to the sNDA and extended the action date accordingly. The sNDA remains under review by the FDA with a PDUFA target action date of April 13, 2026. In preparation for a potential FSGS approval and to support our continued growth in IgAN, we have expanded our workforce in key areas in order to be best positioned for an FSGS launch, if approved. This includes scaling our fieldforce to be ready for a launch of sparsentan, if approved in FSGS, while maintaining momentum in IgAN, adding team members to successfully achieve broad access, efficient onboarding and continuous support for patients being prescribed FILSPARI, and incrementally increasing our employee base in other functions to effectively support the growth of our organization. Overall, this change in our employee base requires additional shares to align our employees’ incentives with those of our stockholders. As we look ahead, we expect to continue investing in our people to support both our existing IgAN business and the potential launch in FSGS, if approved, as well as the ongoing development of pegtibatinase for HCU. If an FSGS indication is not granted, we would plan to utilize the additional shares over a longer time horizon.
The Board believes that the Amended 2018 Plan is necessary to continue to attract and retain the services of talented individuals essential to our long-term growth and financial success. Our Board strongly believes that the issuance of equity awards is a key element underlying our ability to attract, retain and motivate our employees, including our executives, and our consultants and advisors, and is a substantial contributing factor to our success and the growth of our business. In order to remain competitive and to align our employees' interests with those of stockholders, we have utilized equity incentives in the form of stock option awards and restricted stock unit awards to attract and retain key employees, and we believe that equity incentives are necessary for us to remain competitive in the marketplace for executive talent and other employees. If our stockholders do not approve the Amended 2018 Plan, the Company strongly believes that it will be unable to successfully use equity as part of its compensation program, as most of its competitors in the industry do, putting the Company at a significant disadvantage and compromising its ability to enhance stockholder value.
We Consider Dilution and Manage Our Equity Incentive Award Use Carefully
We continue to believe that equity awards such as stock options and restricted stock units are a vital part of our overall compensation program. Our compensation philosophy reflects broad-based eligibility for equity incentive awards, and we grant awards to substantially all of our employees in order to better align our employees’ incentives with our stockholders’ interests. We recognize that equity awards dilute existing stockholders, and, therefore, we must responsibly manage the deployment of our equity compensation program. We are committed to effectively monitoring our equity compensation share reserve, including our dilution and our “burn rate,” to ensure that we maximize stockholder value by granting the appropriate number of equity incentive awards necessary to attract, reward, incentivize and retain employees. For this reason, we are requesting stockholder approval for a number of additional shares sufficient to cover anticipated equity awards from the Amended 2018 Plan until the annual stockholder meeting in 2027.
In order to execute on our pipeline, maximize our commercial performance and support the projected growth and future success of our company, including with respect to the ongoing launch of FILSPARI® (sparsentan) for IgAN and preparation for a potential FSGS indication, within a highly competitive biopharmaceutical labor market, we need highly talented and skilled individuals with extensive experience in the pharmaceutical industry. Appropriate equity awards are a key aspect to attracting, retaining and incentivizing these talented and skilled individuals.
We recognize that some of our stockholders as well as some of the proxy advisory firms utilize internal calculations to determine whether to support a company’s proposal to increase the number of shares reserved for issuance under an equity plan, including potential dilution to stockholders as a percentage of common shares outstanding. Under those calculations, our historical equity dilution may appear high relative to peer companies due to the following reasons:
•We are a relatively young company but historically had a relatively larger workforce due to commercialization of products we in-licensed as a young company, resulting in a larger aggregate number of shares granted under our equity plans.
•We did not raise capital through the sale of dilutive equity for a five year period spanning from mid-2015 to mid-2020. In contrast, many of our peers have consistently relied on repetitive dilutive equity financings resulting in a significantly higher number of outstanding common shares than we currently have outstanding.
•While we have conducted some equity financing transactions, including in February 2023 for aggregate net proceeds of approximately $216 million and in November 2024 for aggregate net proceeds of approximately $135 million, we have otherwise primarily relied on our commercial revenues, the sale of a priority review voucher for $245 million, the sale of our bile acid product portfolio in August 2023 for a $210 million upfront payment and up to $235 million in potential future sales-based milestone payments, convertible note financings, including the currently outstanding $316 million convertible notes issued in March 2022, and other milestone and royalty payments, to fund our operations.
•Even with our equity financing in the fourth quarter of 2024, we still have not increased the number of our common shares outstanding to a level commensurate with what might be typical for a biopharmaceutical company of our age and at our stage of development.
In summary, because we were formed around a commercial portfolio and late-stage development programs, we have experienced significant growth in employees who we want to provide with equity compensation in order to properly incentivize them and maintain their alignment with stockholder interests, and we expect this growth to continue in the future. In addition, we have at times funded our operations through alternate methods rather than from equity issuances, creating a situation where we not only granted more aggregate shares to our employee base than our peers did, but also issued fewer shares from capital raising as a result of creative financing alternatives. While these were very responsible business decisions that benefited our stockholders, the combined effect has resulted in a higher historical employee equity utilization calculation relative to some peers.
The Size of Our Share Reserve Request is Reasonable and Provides the Necessary Incentives to Retain and Attract Employees
If the Amended 2018 Plan is approved by our stockholders, we expect to have approximately 6,759,867 shares available for grant after our annual meeting, which we anticipate being a pool of shares necessary to provide a predictable amount of equity for attracting, retaining, and motivating employees. The size of our request is also reasonable in light of the equity granted to our employees and directors over the past year.
Important Aspects of Our Amended 2018 Plan Designed to Protect Our Stockholders’ Interests
The Amended 2018 Plan includes provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices including:
•No single trigger accelerated vesting upon change in control. The Amended 2018 Plan does not provide for any automatic mandatory vesting of awards upon a change in control.
•No liberal share counting or recycling. The following shares will not become available again for issuance under the Amended 2018 Plan: (i) shares that are reacquired or withheld (or not issued) by us to satisfy the exercise or purchase price of a stock award; (ii) shares that are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with a stock award; and (iii) any shares repurchased by us on the open market with the proceeds of the exercise or purchase price of a stock award.
•Minimum vesting requirements. The Amended 2018 Plan provides that no award will vest until at least 12 months following the date of grant of the award; provided, however, that up to 5% of the aggregate number of shares that may be issued under the Amended 2018 Plan may be subject to awards which do not meet such vesting requirements.
•Recoup/clawback. Awards granted under the Amended 2018 Plan will be subject to recoupment in accordance with our existing clawback policy and any future clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.
•Repricing is not allowed without stockholder approval. The Amended 2018 Plan prohibits the repricing of outstanding stock options and stock appreciation rights and the cancellation of any outstanding stock options or stock appreciation rights that have an exercise or strike price greater than the then-current fair market value of our common stock in exchange for cash or other stock awards under the Amended 2018 Plan without prior stockholder approval.
•Stockholder approval is required for additional shares. The Amended 2018 Plan does not contain an annual “evergreen” provision. The Amended 2018 Plan authorizes a fixed number of shares, so that stockholder approval is required to issue any additional shares, allowing our stockholders to have direct input on our equity compensation programs.
•No liberal change in control definition. The change in control definition in the Amended 2018 Plan is not a “liberal” definition. A change in control transaction must actually occur in order for the change in control provisions in the Amended 2018 Plan to be triggered.
•No discounted stock options or stock appreciation rights. All stock options and stock appreciation rights granted under the Amended 2018 Plan must have an exercise or strike price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted.
•Administration by independent committee. The Amended 2018 Plan will be administered by the members of our Compensation Committee, all of whom are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “independent” within the meaning of the Nasdaq listing standards.
•Flexibility in designing equity compensation scheme. The Amended 2018 Plan allows us to provide a broad array of equity incentives, including traditional option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards, and other stock awards. By providing this flexibility we can quickly and effectively react to trends in compensation practices and continue to offer competitive compensation arrangements to attract and retain the talent necessary for the success of our business.
•Broad based eligibility for equity awards. We grant equity awards to substantially all of our employees. By doing so, we tie our employees’ interests with stockholder interests and motivate our employees to act as owners of the business.
•Material amendments require stockholder approval. Consistent with Nasdaq rules, the Amended 2018 Plan requires stockholder approval of any material revisions to the Amended 2018 Plan. In addition, certain other amendments to the Amended 2018 Plan require stockholder approval.
•Limit on non-employee director awards and other awards. The Amended 2018 Plan contains a limit on non-employee director compensation.
•Restrictions on dividends. The Amended 2018 Plan provides that (i) no dividends or dividend equivalents may be paid with respect to any shares of our common stock subject to an award before the date such shares have vested, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of the applicable award agreement (including any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to us on the date such shares are forfeited to or repurchased by us due to a failure to vest.

Overhang
The following table provides certain additional information regarding our equity incentive program.

As of March 2, 2026
Total number of shares of common stock subject to outstanding stock options	9,228,191
Weighted-average exercise price of outstanding stock options	$21.70
Weighted-average remaining term of outstanding stock options (in years)	6.32
Total number of shares of common stock subject to outstanding full value awards (1)	5,854,471
Total number of shares of common stock available for grant without giving effect to the approval of the amended 2018 Plan	3,745,677
(1) Includes 334,584 unearned performance-based restricted stock units

As of March 2, 2026
Total number of shares of common stock outstanding	92,319,550
Per-share closing price of common stock as reported on the Nasdaq Global Market	$29.53
Burn Rate
The following table provides detailed information regarding the activity related to our equity incentive plans for fiscal year 2025.

Fiscal Year 2025
Total number of shares of common stock subject to stock options granted	1,484,200
Total number of shares of common stock subject to full value awards granted	2,662,490
Total number of shares of common stock subject to performance-based awards vested	70,604
Weighted-average number of shares of common stock outstanding	89,211,813
Burn Rate	4.73%

Description of the Amended 2018 Plan
The material features of the Amended 2018 Plan are described below. The following description of the Amended 2018 Plan is a summary only and is qualified in its entirety by reference to the complete text of the Amended 2018 Plan. Stockholders are urged to read the actual text of the Amended 2018 Plan in its entirety, which is attached to this proxy statement as Appendix A.
Purpose
The Amended 2018 Plan is designed to secure and retain the services of our employees, directors and consultants, provide incentives for our employees, directors and consultants to exert maximum efforts for the success of our company and our affiliates, and provide a means by which our employees, directors and consultants may be given an opportunity to benefit from increases in the value of our common stock.
Types of Awards
The terms of the Amended 2018 Plan provide for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards, and performance awards that may be settled in cash, stock, or other property.
Shares Available for Awards
Subject to adjustment for certain changes in our capitalization, the aggregate number of shares of our common stock that may be issued under the Amended 2018 Plan ("Share Reserve"), will not exceed the sum of (A) 25,384,114 shares (which number is the sum of (i) 1,800,000 shares originally added to the Share Reserve in connection with the Company's adoption of the 2018 Plan, (ii) 2,000,000 shares that were added, with approval by our stockholders, in May 2019, (iii) 2,400,000 shares that were added, with approval by our stockholders, in May 2020, (iv) 3,200,000 shares that were added, with approval by our stockholders, in May 2021, (v) 2,000,000 shares that were added, with approval by our stockholders, in May 2022, (vi) 2,700,000 shares that were added, with approval by our stockholders, in May 2023, (vii) 2,700,000 shares that were added, with approval by our stockholders, in May 2024, (viii) 4,000,000 shares that were added, with approval by our stockholders, in May 2025, (ix) 3,000,000 shares that are subject to approval by our stockholders under this Proposal 2, and (x) 1,584,114 shares subject to the Prior Plans' Available Reserve (as defined below)), and (B) any Prior Plans’ Returning Shares (as defined below), as such shares become available from time to time.
The “Prior Plans’ Available Reserve” refers to the unallocated shares that, as of the effective date of the 2018 Plan, remained available for grant under the Company's 2015 Equity Incentive Plan and the Company's 2014 Incentive Compensation Plan (collectively, the “Prior Plans”).
The “Prior Plans’ Returning Shares” are shares subject to outstanding stock awards granted under the Prior Plans that, from and after the effective date of the 2018 Plan, (i) expire or terminate for any reason prior to exercise or settlement or (ii) are forfeited, cancelled or otherwise returned to us because of the failure to meet a contingency or condition required for the vesting of such shares.

The number of shares of our common stock available for issuance under the Amended 2018 Plan will be reduced by (i) one share for each share of common stock issued pursuant to a stock option or stock appreciation right with an exercise or strike price of at least 100% of the fair market value of the underlying common stock on the date of grant, and (ii) one share for each share of common stock issued pursuant to a full value award (i.e., any stock award that is not a stock option or stock appreciation right with an exercise or strike price of at least 100% of the fair market value of the underlying common stock on the date of grant).
If (i) any shares of common stock subject to a stock award are not issued because the stock award expires or otherwise terminates without all of the shares covered by the stock award having been issued or is settled in cash, or (ii) any shares of common stock issued pursuant to a stock award are forfeited back to or repurchased by us because of the failure to meet a contingency or condition required for the vesting of such shares, then such shares will again become available for issuance under the Amended 2018 Plan (collectively, the “2018 Plan Returning Shares”). For each 2018 Plan Returning Share subject to a full value award, or Prior Plans’ Returning Share subject to a stock award other than a Prior Plans’ Appreciation Award, the number of shares of common stock available for issuance under the Amended 2018 Plan will increase by the share ratio used at time of grant.
Any shares of common stock reacquired or withheld (or not issued) by us to satisfy the exercise or purchase price of a stock award will no longer be available for issuance under the Amended 2018 Plan, including any shares subject to a stock award that are not delivered to a participant because the stock award is exercised through a reduction of shares subject to the stock award. In addition, any shares reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with a stock award granted under the Amended 2018 Plan or a stock award under a Prior Plan, or any shares repurchased by us on the open market with the proceeds of the exercise or strike price of a stock option or stock appreciation right granted under the Amended 2018 Plan or a stock option or stock appreciation right granted under a prior plan will no longer be available for issuance under the Amended 2018 Plan.
Eligibility
Persons eligible to participate in the Amended 2018 Plan are officers, employees, non-employee directors and other key persons (including consultants) of ours and our affiliates, as selected from time to time by the Compensation Committee in its discretion. As of the record date for the Annual Meeting, approximately 501 individuals were eligible to participate in the Amended 2018 Plan, which included six executive officers, 486 employees who are not officers, and nine non-employee directors. Incentive stock options may be granted under the Amended 2018 Plan only to our employees (including officers) and employees of our affiliates.
Non-Employee Director Compensation Limit
Under the Amended 2018 Plan, the maximum number of shares of our common stock subject to stock awards granted during any one calendar year to any of our non-employee directors, taken together with any cash fees paid by the Company to such non-employee director during such calendar year, will not exceed $750,000 in total value, or $1,250,000 with respect to the calendar year in which the individual is first appointed or elected to the Board (calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes).
Administration
The Amended 2018 Plan will be administered by our Board, which may in turn delegate authority to administer the Amended 2018 Plan to a committee. Our Board has delegated concurrent authority to administer the Amended 2018 Plan to our Compensation Committee, but may, at any time, revest in itself some or all of the power delegated to our Compensation Committee. The Board and the Compensation Committee are each considered to be a Plan Administrator for purposes of this Proposal 2. Subject to the terms of the Amended 2018 Plan (including certain minimum vesting requirements (see “Minimum Vesting Requirements” below)), the Plan Administrator, may determine the recipients, the types of awards to be granted, the number of shares of our common stock subject to or the cash value of awards, and the terms and conditions of awards granted under the Amended 2018 Plan, including the period of their exercisability and vesting. The Plan Administrator also has the authority to provide for accelerated exercisability and vesting of awards. Subject to the limitations set forth below, the Plan Administrator also determines the fair market value applicable to a stock award and the exercise or strike price of stock options and stock appreciation rights granted under the Amended 2018 Plan.
The Plan Administrator may also delegate to one or more officers the authority to designate employees who are not officers to be recipients of certain stock awards and the number of shares of our common stock subject to such stock awards. Under any such delegation, the Plan Administrator will specify the total number of shares of our common stock that may be subject to the stock awards granted by such officer. The officer may not grant a stock award to himself or herself.
Repricing; Cancellation and Re-Grant of Stock Awards
Under the Amended 2018 Plan, the Plan Administrator does not have the authority to reprice any outstanding stock option or stock appreciation right by reducing the exercise or strike price of the stock option or stock appreciation right or to cancel any outstanding stock option or stock appreciation right that has an exercise or strike price greater than the then-current fair market value of our common stock in exchange for cash or other stock awards without obtaining the approval of our stockholders. Such approval must be obtained within 12 months prior to such an event.
Minimum Vesting Requirements
Under the Amended 2018 Plan, no stock award will vest (or, if applicable, be exercisable) until at least 12 months following the date of grant of the stock award; provided, however, that up to 5% of the Share Reserve may be subject to awards which do not meet such vesting (and, if applicable, exercisability) requirements.

Stock Options
Stock options may be granted under the Amended 2018 Plan pursuant to stock option agreements. The Amended 2018 Plan permits the grant of stock options that are intended to qualify as incentive stock options, or ISOs, and nonstatutory stock options, or NSOs.
The exercise price of a stock option granted under the Amended 2018 Plan may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant and, in some cases (see “Limitations on Incentive Stock Options” below), may not be less than 110% of such fair market value.
The term of stock options granted under the Amended 2018 Plan may not exceed ten years and, in some cases (see “Limitations on Incentive Stock Options” below), may not exceed five years. Except as otherwise provided in a participant’s stock option agreement or other written agreement with us or one of our affiliates, if a participant’s service relationship with us or any of our affiliates (referred to in this Proposal 2 as “continuous service”) terminates (other than for cause and other than upon the participant’s death or disability), the participant may exercise any vested stock options for up to three months following the participant’s termination of continuous service. Except as otherwise provided in a participant’s stock option agreement or other written agreement with us or one of our affiliates, if a participant’s continuous service terminates due to the participant’s disability or death (or the participant dies within a specified period, if any, following termination of continuous service), the participant, or his or her beneficiary, as applicable, may exercise any vested stock options for up to 12 months following the participant’s termination due to the participant’s disability or for up to 18 months following the participant’s death. Except as explicitly provided otherwise in a participant’s stock option agreement or other written agreement with us or one of our affiliates, if a participant’s continuous service is terminated for cause (as defined in the Amended 2018 Plan), all stock options held by the participant will terminate upon the participant’s termination of continuous service and the participant will be prohibited from exercising any stock option from and after such termination date. Except as otherwise provided in a participant’s stock option agreement or other written agreement with us or one of our affiliates, the term of a stock option may be extended if the exercise of the stock option following the participant’s termination of continuous service (other than for cause and other than upon the participant’s death or disability) would be prohibited by applicable securities laws or if the sale of any common stock received upon exercise of the stock option following the participant’s termination of continuous service (other than for cause) would violate our insider trading policy. In no event, however, may a stock option be exercised after its original expiration date.
Acceptable forms of consideration for the purchase of our common stock pursuant to the exercise of a stock option under the Amended 2018 Plan will be determined by the Plan Administrator and may include payment: (i) by cash, check, bank draft or money order payable to us; (ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; (iii) by delivery to us of shares of our common stock (either by actual delivery or attestation); (iv) by a net exercise arrangement (for NSOs only); or (v) in other legal consideration approved by the Plan Administrator.
Subject to certain minimum vesting requirements (see “Minimum Vesting Requirements” above), stock options granted under the Amended 2018 Plan may become exercisable in cumulative increments, or “vest,” as determined by the Plan Administrator at the rate specified in the stock option agreement. Shares covered by different stock options granted under the Amended 2018 Plan may be subject to different vesting schedules as the Plan Administrator may determine.
The Plan Administrator may impose limitations on the transferability of stock options granted under the Amended 2018 Plan in its discretion. Generally, a participant may not transfer a stock option granted under the Amended 2018 Plan other than by will or the laws of descent and distribution or, subject to approval by the Plan Administrator, pursuant to a domestic relations order or an official marital settlement agreement. However, the Plan Administrator may permit transfer of a stock option in a manner that is not prohibited by applicable tax and securities laws. In addition, subject to approval by the Plan Administrator, a participant may designate a beneficiary who may exercise the stock option following the participant’s death.
Limitations on Incentive Stock Options
The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by a participant during any calendar year under all of our stock plans may not exceed $100,000. The stock options or portions of stock options that exceed this limit or otherwise fail to qualify as ISOs are treated as NSOs. No ISO may be granted to any person who, at the time of grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any affiliate unless the following conditions are satisfied:
•the exercise price of the ISO must be at least 110% of the fair market value of the common stock subject to the ISO on the date of grant; and
•the term of the ISO must not exceed five years from the date of grant.
Subject to adjustment for certain changes in our capitalization, the aggregate maximum number of shares of our common stock that may be issued pursuant to the exercise of ISOs under the Amended 2018 Plan is 8,000,000 shares (subject also to the limitations described above under "Shares Available for Awards").
Stock Appreciation Rights
Stock appreciation rights may be granted under the Amended 2018 Plan pursuant to stock appreciation right agreements. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right will be determined by the Plan Administrator, but will in no event be less than 100% of the fair market value of the common stock subject to the stock appreciation right on the date of grant. Subject to certain minimum vesting requirements (see “Minimum Vesting Requirements” above), the Plan Administrator may also impose restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate. The appreciation distribution payable upon exercise of a stock appreciation right may be paid in shares of our common stock, in cash, in a combination of cash and stock, or in any other form of consideration determined by the Plan Administrator and set forth in the stock appreciation right agreement. Stock appreciation rights will be subject to the same conditions upon termination of continuous service and restrictions on transfer as stock options under the Amended 2018 Plan.
Restricted Stock Awards
Restricted stock awards may be granted under the Amended 2018 Plan pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for cash, check, bank draft or money order payable to us, the participant’s services performed for us or any of our affiliates, or any other form of legal consideration acceptable to the Plan Administrator. Subject to certain minimum vesting requirements (see “Minimum Vesting Requirements” above), shares of our common stock acquired under a restricted stock award may be subject to forfeiture to or repurchase by us in accordance with a vesting schedule to be determined by the Plan Administrator. Rights to acquire shares of our common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement. A restricted stock award agreement may provide that any dividends paid on restricted stock will be subject to the same vesting conditions as apply to the shares subject to the restricted stock award. Upon a participant’s termination of continuous service for any reason, any shares subject to restricted stock awards held by the participant that have not vested as of such termination date may be forfeited to or repurchased by us.
Restricted Stock Unit Awards
Restricted stock unit awards may be granted under the Amended 2018 Plan pursuant to restricted stock unit award agreements. Payment of any purchase price may be made in any form of legal consideration acceptable to the Plan Administrator. A restricted stock unit award may be settled by the delivery of shares of our common stock, in cash, in a combination of cash and stock, or in any other form of consideration determined by the Plan Administrator and set forth in the restricted stock unit award agreement. Subject to certain minimum vesting requirements (see “Minimum Vesting Requirements” above), restricted stock unit awards may be subject to vesting in accordance with a vesting schedule to be determined by the Plan Administrator. Dividend equivalents may be credited in respect of shares of our common stock covered by a restricted stock unit award, provided that any additional shares credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying restricted stock unit award. Except as otherwise provided in a participant’s restricted stock unit award agreement or other written agreement with us or one of our affiliates, restricted stock units that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.
Performance Awards
A performance stock award is a stock award that is payable (including that may be granted, may vest, or may be exercised) contingent upon the attainment of pre-determined performance goals during a performance period. A performance stock award may require the completion of a specified period of continuous service. Subject to certain minimum vesting requirements (see “Minimum Vesting Requirements” above), the length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by the Plan Administrator. In addition, to the extent permitted by applicable law and the performance stock award agreement, the Plan Administrator may determine that cash may be used in payment of performance stock awards.
In granting a performance stock award the Plan Administrator will set a period of time, or a performance period, over which the attainment of one or more goals, or performance goals, will be measured. Our Compensation Committee will establish the performance goals, based upon one or more criteria, or performance criteria, enumerated in the Amended 2018 Plan and described below. As soon as administratively practicable following the end of the performance period, the Plan Administrator will determine whether the performance goals have been satisfied.
Performance goals under the Amended 2018 Plan will be based on any one or more of the following performance criteria: (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization; (4) total stockholder return; (5) return on equity or average stockholder’s equity; (6) return on assets, investment, or capital employed; (7) stock price; (8) margin (including gross margin); (9) income (before or after taxes); (10) operating income; (11) operating income after taxes; (12) pre-tax profit; (13) operating cash flow; (14) sales or revenue targets; (15) increases in revenue or product revenue; (16) expenses and cost reduction goals; (17) improvement in or attainment of working capital levels; (18) economic value added (or an equivalent metric); (19) market share; (20) cash flow; (21) cash flow per share; (22) share price performance; (23) debt reduction; (24) implementation or completion of projects or processes; (25) customer satisfaction; (26) stockholders’ equity; (27) capital expenditures; (28) debt levels; (29) operating profit or net operating profit; (30) workforce diversity; (31) growth of net income or operating income; (32) billings; (33) pre-clinical development related compound goals; (34) financing; (35) regulatory milestones, including approval of a compound; (36) stockholder liquidity; (37) corporate governance and compliance; (38) product commercialization; (39) intellectual property; (40) personnel matters; (41) progress of internal research or clinical programs; (42) progress of partnered programs; (43) implementation or completion of projects and processes; (44) partner satisfaction; (45) budget management; (46) clinical achievements; (47) completing phases of a clinical study (including the treatment phase); (48) announcing or presenting preliminary or final data from clinical studies; in each case, whether on particular timelines or generally; (49) timely completion of clinical trials; (50) submission of INDs and NDAs and other regulatory achievements; (51) partner or collaborator achievements; (52) internal controls, including those related to the Sarbanes-Oxley Act of 2002; (53) research progress, including the development of programs; (54) investor relations, analysts and communication; (55) manufacturing achievements (including obtaining particular yields from manufacturing runs and other measurable objectives related to process development activities); (56) strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; (57) establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); (58) supply chain achievements (including establishing relationships with manufacturers or suppliers of active pharmaceutical ingredients and other component materials and manufacturers of the Company’s products); (59) co-development, co-marketing, profit sharing, joint venture or other similar arrangements; and (60) other measures of performance selected by the Plan Administrator.
Performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. In establishing a performance goal, the Plan Administrator may provide that performance will be appropriately adjusted as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles and (12) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item. In addition, our board of directors retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance goals and to define the manner of calculating the performance criteria it selects to use for a performance period.
Other Stock Awards
Other forms of stock awards valued in whole or in part by reference to, or otherwise based on, our common stock may be granted either alone or in addition to other stock awards under the Amended 2018 Plan. Subject to the terms of the Amended 2018 Plan (including certain minimum vesting requirements (see “Minimum Vesting Requirements” above)), the Plan Administrator will have sole and complete authority to determine the persons to whom and the time or times at which such other stock awards will be granted, the number of shares of our common stock to be granted and all other terms and conditions of such other stock awards.
Recoup/Clawback
Awards granted under the Amended 2018 Plan will be subject to recoupment in accordance with our existing clawback policy and any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.
Changes to Capital Structure
In the event of certain capitalization adjustments, the Plan Administrator will appropriately adjust: (i) the class(es) and maximum number of securities subject to the Amended 2018 Plan; (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of ISOs; and (iii) the class(es) and number of securities and price per share of stock subject to outstanding stock awards.
Transaction
In the event of a transaction (as defined in the Amended 2018 Plan and described below), the Plan Administrator may take one or more of the following actions with respect to stock awards, contingent upon the closing or consummation of the transaction, unless otherwise provided in the instrument evidencing the stock award, in any other written agreement between us or one of our affiliates and the participant or in our director compensation policy, or unless otherwise provided by the Plan Administrator at the time of grant of the stock award:
•arrange for the surviving or acquiring corporation (or its parent company) to assume or continue the stock award or to substitute a similar stock award for the stock award (including an award to acquire the same consideration paid to our stockholders pursuant to the transaction);
•arrange for the assignment of any reacquisition or repurchase rights held by us in respect of our common stock issued pursuant to the stock award to the surviving or acquiring corporation (or its parent company);
•accelerate the vesting (and, if applicable, the exercisability) of the stock award to a date prior to the effective time of the transaction as determined by the Plan Administrator (or, if the Plan Administrator does not determine such a date, to the date that is five days prior to the effective date of the transaction), with the stock award terminating if not exercised (if applicable) at or prior to the effective time of the transaction; provided, however, that the Plan Administrator may require participants to complete and deliver to us a notice of exercise before the effective date of a transaction, which is contingent upon the effectiveness of the transaction;
•arrange for the lapse of any reacquisition or repurchase rights held by us with respect to the stock award;
•cancel or arrange for the cancellation of the stock award, to the extent not vested or not exercised prior to the effective time of the transaction, in exchange for such cash consideration, if any, as the Plan Administrator may consider appropriate; and
•cancel or arrange for the cancellation of the stock award, to the extent not vested or not exercised prior to the effective time of the transaction, in exchange for a payment, in such form as may be determined by the Plan Administrator equal to the excess, if any, of (i) the value of the property the participant would have received upon the exercise of the stock award immediately prior to the effective time of the transaction, over (ii) any exercise price payable in connection with such exercise, which payment may be subject to any escrow, holdback, earnout or similar provisions to the same extent and in the same manner as those provisions apply to holders of common stock.
The Plan Administrator is not required to take the same action with respect to all stock awards or portions of stock awards or with respect to all participants. The Plan Administrator may take different actions with respect to the vested and unvested portions of a stock award.
For purposes of the Amended 2018 Plan, a transaction will be deemed to occur in the event of a corporate transaction or a change in control. A corporate transaction generally means the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets, (ii) a sale or other disposition of at least 90% of our outstanding securities, (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.
A change of control generally means (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (ii) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity; (iii) a consummated sale, lease or exclusive license or other disposition of all or substantially of our consolidated assets; or (iv) when a majority of our board of directors becomes comprised of individuals whose nomination, appointment, or election was not approved by a majority of our board members or their approved successors.
Change in Control
Under the Amended 2018 Plan, a stock award may be subject to additional acceleration of vesting and exercisability upon or after a termination of service in connection with a change in control (as defined in the Amended 2018 Plan and described below) as may be provided in the participant’s stock award agreement, in any other written agreement with us or one of our affiliates or in our director compensation policy, but in the absence of such provision, no such acceleration will occur.
The acceleration of vesting of an award in the event of a corporate transaction or a change in control event under the 2018 Plan may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of us.
Dissolution
If the Company dissolves, all outstanding stock awards (other than fully vested stock awards and outstanding shares of our common stock not subject to a forfeiture condition or our right of repurchase) will terminate immediately prior to the dissolution, and we may repurchase or reacquire the shares of our common stock subject to our repurchase rights or a forfeiture condition even if the participant is providing service. Our board of directors may provide, in its discretion, that some or all of the outstanding stock awards will become fully vested, exercisable, or no longer subject to repurchase or forfeiture prior to the completion of the dissolution but contingent on its completion.
Plan Amendments and Termination
The Plan Administrator will have the authority to amend or terminate the Amended 2018 Plan at any time. However, except as otherwise provided in the Amended 2018 Plan or an award agreement, no amendment or termination of the Amended 2018 Plan may materially impair a participant’s rights under his or her outstanding awards without the participant’s consent. We will obtain stockholder approval of any amendment to the Amended 2018 Plan as required by applicable law and listing requirements. No incentive stock options may be granted under the Amended 2018 Plan after the tenth anniversary of the date the 2018 Plan was adopted by our Board.
U.S. Federal Income Tax Consequences
The following is a summary of the principal United States federal income tax consequences to participants and us with respect to participation in the Amended 2018 Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired under the Amended 2018 Plan. The Amended 2018 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations.
Nonstatutory Stock Options
Generally, there is no taxation upon the grant of an NSO if the stock option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by us or one of our affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to his or her fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on that date.
Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Incentive Stock Options
The Amended 2018 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss.
If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.
For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised.
We are not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and provided that either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.
Restricted Stock Awards
Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following his or her receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock.
The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.
Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.
Restricted Stock Unit Awards
Generally, the recipient of a restricted stock unit award structured to comply with the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. To comply with the requirements of Section 409A of the Code, the stock subject to a restricted stock unit award may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change in control. If delivery occurs on another date, unless the restricted stock unit award otherwise complies with or qualifies for an exception to the requirements of Section 409A of the Code (including delivery upon achievement of a performance goal), in addition to the tax treatment described above, the recipient will owe an additional 20% federal tax and interest on any taxes owed.
The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.
Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.
Stock Appreciation Rights
Generally, if a stock appreciation right is granted with an exercise price equal to the fair market value of the underlying stock on the grant date, the recipient will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Section 162(m) Limitations
Compensation of persons who are “covered employees” of the Company is subject to the tax deduction limits of Section 162(m) of the Code. The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered employees in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.
New Plan Benefits

	Amended 2018 Plan
Name and Position	Dollar value		Number of shares
Eric Dube, Ph.D. President and Chief Executive Officer	—	(1)	—	(1)
Christopher Cline Chief Financial Officer	—	(1)	—	(1)
Peter Heerma Chief Commercial Officer	—	(1)	—	(1)
Jula Inrig, M.D. Chief Medical Officer	—	(1)	—	(1)
William E. Rote, Ph.D. Chief Research Officer	—	(1)	—	(1)
All current executive officers as a group	—	(1)	—	(1)
All current directors who are not executive officers as a group	—	(2)	144,000	(2)
All current employees, excluding executive officers, as a group	—	(1)	—	(1)
(1)Awards granted under the Amended 2018 Plan to our executive officers and other employees are discretionary and are not subject to set benefits or amounts under the terms of the Amended 2018 Plan, and our Board and our Compensation Committee have not granted any awards under the Amended 2018 Plan subject to stockholder approval of this Proposal 2. Accordingly, the benefits or amounts that will be received by or allocated to our executive officers and other employees under the Amended 2018 Plan, as well as the benefits or amounts which would have been received by or allocated to our executive officers and other employees for fiscal year 2018 if the Amended 2018 Plan had been in effect, are not determinable.
(2)Awards granted under the Amended 2018 Plan to our non-employee directors are discretionary and are not subject to set benefits or amounts under the terms of the Amended 2018 Plan. Pursuant to our compensation policy for non-employee directors, however, each of our current non-employee directors is eligible to receive an annual retainer of $50,000 for serving on the Board and, if applicable, an additional annual retainer of $40,000 for serving as the Chair of the Board, an additional annual retainer of $12,000 for service as a member of the Audit Committee ($25,000 for serving as the Chair of the Audit Committee), an additional annual retainer of $10,000 for serving as a member of the Compensation Committee ($20,000 for serving as the Chair of the Compensation Committee), an additional annual retainer of $5,000 for serving as a member of the Nominating /Corporate Governance Committee ($12,000 for serving as the Chair of the Nominating and Corporate Governance Committee) and an additional annual retainer of $7,500 for serving as a member of the Science and Medical Technology Committee ($15,000 for serving as the Chair of the Science and Medical Technology Committee) for each calendar year, provided that the non-employee director continues his or her service as a non-employee director (or Chair of the Board or member or Chair of a committee, as applicable) during such calendar year. A non-employee director may elect to receive the value of such retainers in the form of stock options. The number of shares subject to each option grant is determined on the basis of the “fair value” of our common stock using a Black-Scholes or binominal valuation model, in each case on the date of grant and, therefore, is not determinable at this time. Pursuant to our compensation policy for non-employee directors, any non-employee director who is first elected to the Board will be granted an option to purchase 18,000 shares of our common stock and 6,000 restricted stock units on the date of his or her initial election to the Board. In addition, on the date of each annual meeting, each person who has served as a non-employee director since at least the date that is six (6) months prior to the date of such annual meeting and continues to serve as a non-employee member of the Board of Directors following such annual meeting will be granted a stock option to purchase 12,000 shares of our common stock and 4,000 restricted stock units. All option grants will have an exercise price per share equal to the fair market value of our common stock on the date of grant. Each initial grant for a non-employee director will vest over a three year period, and each annual grant for a non-employee director will vest over a one year period, in each case subject to the director’s continuing service on our Board of Directors. After the date of the annual meeting, any such awards will be granted under the Amended 2018 Plan if this Proposal 2 is approved by our stockholders. For additional information regarding our compensation policy for non-employee directors, see the “Director Compensation” section below.

Plan Benefits
The following table shows, for each of the individuals and the various groups indicated, the number of shares of our common stock underlying awards that have been granted (even if not currently outstanding) under the 2018 Plan since its approval by our stockholders in 2018 and through March 2, 2026.

Name and principal position	Number of awards granted (#)
Eric Dube, Ph.D. President and Chief Executive Officer	2,728,468
Christopher Cline Chief Financial Officer	554,775
Peter Heerma Chief Commercial Officer	583,510
Jula Inrig, M.D. Chief Medical Officer	463,510
William E. Rote, Ph.D. Chief Research Officer	673,400
All current executive officers as a group (6 persons)	5,701,143
All current non-executive directors as a group (9 persons)	1,112,500
Each nominee for director (10 persons):
Roy Baynes	128,500
Suzanne Bruhn	115,000
Timothy Coughlin	128,500
Eric Dube	—
Gary Lyons	128,500
Jeffrey Meckler	128,500
John A. Orwin	128,500
Sandra Poole	123,500
Ron Squarer	128,500
Ruth Williams-Brinkley	103,000
Each associate of any director, executive officer or nominee (0 persons)	—
Each other person who received or is to receive 5% of awards (1 person)	2,728,468
All current employees, excluding executive officers, as a group (486 persons)	10,296,592

Securities Authorized for Issuance Under Equity Compensation Plans
The following table summarizes our compensation plans under which our equity securities are authorized for issuance as of December 31, 2025:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)(1)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	11,031,883	(2)	$19.64	8,225,294	(3)
Equity compensation plans not approved by security holders	2,010,517	(4)	$21.80	—
Total	13,042,400		$19.91	8,225,294	(3)

(1)	Weighted-average exercise price does not include restricted stock units and performance stock units as there is no exercise price for such units.
(2)	Includes stock options to purchase 7,205,452 shares of our common stock. Also includes (i) 3,592,827 restricted stock unit awards with no exercise price and (ii) 233,604 shares issuable pursuant to Performance Restricted Stock Units that were outstanding as of December 31, 2025, representing achievement of performance goals at target levels (100%).
(3)	Represents 7,135,921 shares of our common stock reserved for issuance under our 2018 Plan and 1,089,373 shares reserved for issuance under our 2017 Employee Stock Purchase Plan, or 2017 ESPP, which became effective on May 17, 2017. As of December 31, 2025, 1,690,627 shares have been issued under the 2017 ESPP.
(4)	Includes inducement stock options to purchase 1,035,977 shares of our common stock reserved for inducement awards. Also includes 974,540 inducement restricted stock unit awards with no exercise price.

The Amended 2018 Plan will not go into effect unless it is approved by our stockholders. A copy of the Amended 2018 Plan is appended to this proxy statement as Appendix A, which stockholders are urged to read. The description of the Amended 2018 Plan in this Proposal 2 is a summary only and is qualified in its entirety by reference to the complete text of the Amended 2018 Plan.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR PROPOSAL 2

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules. At our 2020 Annual Meeting of Stockholders, the stockholders indicated their preference that the Company solicit a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “say-on-pay vote,” every year. The Board of Directors has adopted a policy that is consistent with that preference. In accordance with that policy, this year, the Company is again asking the stockholders to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the related practices described in this proxy statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis and related compensation tables contained in this proxy statement. Compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.
Summary of the Company’s Executive Compensation Philosophy
The Compensation Committee of the Board of Directors (the “Compensation Committee”) bases its executive compensation decisions on a number of objectives which include aligning management incentives with interests of stockholders, providing competitive compensation, appropriately balancing compensation risk in the context of the Company’s business strategy and meeting evolving compensation governance standards. The philosophy of the Compensation Committee in establishing the Company’s compensation policy for executive officers as well as all other employees is to:
•align compensation plans with both short-term and long-term goals and objectives of the Company and stockholder interests;
•attract and retain highly skilled individuals by offering compensation that compares favorably to other employers who are competing for available employees;
•incentivize employees through a mix of base salary, bonus amounts based on achievement of defined corporate goals and long-term equity awards to generate returns for stockholders; and
•pay for performance by ensuring that an ever increasing percentage of an individual’s compensation is performance-based as they progress to higher levels within the Company.
As discussed below in the Compensation Discussion and Analysis, we believe that we have adopted a compensation philosophy that provides strong alignment between executive pay and performance based on strategic goals designed to provide both near-term and long-term growth in stockholder value.
Accordingly, the Board of Directors is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “For” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and related compensation tables, are hereby APPROVED.”
Because the vote is advisory, it is not binding on the Board of Directors or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board of Directors and, accordingly, the Board of Directors and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Unless the Board of Directors decides to modify its policy regarding the frequency of soliciting say-on-pay advisory votes on the compensation of the Company’s named executives, the next scheduled say-on-pay vote will be at the 2027 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR PROPOSAL 3

EXECUTIVE OFFICERS
The following is biographical information about our executive officers as of April 6, 2026.

Name	Age	Current Position(s)
Eric Dube, Ph.D.	53	President, Chief Executive Officer and Director
Christopher Cline	42	Chief Financial Officer
Peter Heerma	55	Chief Commercial Officer
Jula Inrig, M.D.	51	Chief Medical Officer
Elizabeth E. Reed	55	Chief Legal Officer, General Counsel and Corporate Secretary
William E. Rote, Ph.D.	63	Chief Research Officer

The following is certain biographical information describing the business experience of each of our executive officers who is not a director. Dr. Dube’s biographical information can be found in Proposal 1.
Christopher Cline has served as the Chief Financial Officer of the Company since September 2022. Mr. Cline brings more than 15 years of industry experience in investor relations, corporate communications, and financial strategy, planning and analysis to the chief financial officer position. Previously, Mr. Cline served as senior vice president, investor relations and corporate communications at the Company. Since joining the Company in 2014, Mr. Cline has been responsible for leading engagement with the investment community, as well as building a developed corporate communications infrastructure and strategy. Prior to the Company, Mr. Cline was a member of the global investor relations group at Elan Corporation, plc, and the financial planning and analysis group at Phase Forward. Mr. Cline is a CFA charter holder and holds a degree in finance from the Williams College of Business at Xavier University.
Peter Heerma has served as Chief Commercial Officer of the Company since October 2019. Previously, Mr. Heerma served as Global Product General Manager for oncology and cardiovascular products at Amgen Inc., a biotechnology company, from December 2015 to September 2019. From December 2003 until November 2015, Mr. Heerma held roles of increasing responsibility at Abbott Laboratories (“Abbott”), and following Abbott’s spin-off of AbbVie, Inc., a biopharmaceutical company, at AbbVie. These roles included Senior Director of Portfolio Strategy for hepatology and nephrology, Senior Director and Asset Team Lead for HCV, diabetic nephropathy, and neuroscience development projects (all AbbVie), Director of Commercial Strategy Renal Care, International Marketing Director, Business Unit Manager of hospital products, and Product Manager for obesity and cardiovascular products (all Abbott). Mr. Heerma holds a Master of Science in European business administration and business law from the Lund University in Sweden and a Bachelor of Science in retail management and marketing from Stenden University in the Netherlands.
Jula Inrig has served as Chief Medical Officer of the Company since January 2022. Previously, Dr. Inrig served as Global Head of the Renal Center of Excellence at IQVIA, a global provider of analytics, technology solutions, and clinical research services to the life sciences industry, from September 2017 to December 2021, where she helped develop the design, execution and strategy of clinical trials leading to FDA and European Commission approvals in autosomal dominant polycystic kidney disease (ADPKD), and diabetic kidney disease. From August 2012 to March 2015 Dr. Inrig served as Medical Director, and then as Senior Medical Director from April 2015 to December 2021 and was responsible for the execution of numerous global clinical trials, including pivotal phase 3 trials in FSGS, IgAN and lupus nephritis. From March 2013 to January 2018 Dr. Inrig served on the board of directors for the Kidney Health Initiative, a public-private partnership with the FDA, working to improve the development of therapies for patients with kidney disease. Dr. Inrig has authored or co-authored over 50 peer-reviewed publications and editorials and is currently a member of several professional medical societies. Dr. Inrig is board certified in nephrology and internal medicine and has served on the faculty at the University of California, Irvine since November 2016, and as an adjunct in the Department of Medicine at the Duke University School of Medicine since August 2008. Dr. Inrig holds a B.A. from California State University, Sacramento, and received her M.D. from Loma Linda University and completed her internal medicine residency, her nephrology fellowship and Masters of Health Science at Duke University.
Elizabeth E. Reed is Chief Legal Officer of the Company and has served as General Counsel and Corporate Secretary of the Company since January 2017. Previously, Ms. Reed served as Vice President, General Counsel and Secretary of Celladon Corporation, a publicly traded biotechnology company, from June 2014 to March 2016 and served as a legal consultant for companies in the life sciences industry from 2013 to June 2014 and again during 2016. From 2001 to 2012, Ms. Reed led the legal function at Anadys Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, including serving as Senior Vice President, Legal Affairs, General Counsel and Corporate Secretary until Anadys’ acquisition by Roche. Prior to Anadys, Ms. Reed was an attorney with the law firms Cooley LLP and Brobeck, Phleger & Harrison LLP. Ms. Reed is a member of the State Bar of California and received her B.S. in Business Administration from the Haas School of Business at the University of California, Berkeley and holds a J.D., cum laude, from Harvard Law School.
William E. Rote is Chief Research Officer of the Company and has served with the Company since February 2017. Previously, Dr. Rote led clinical development at Ardea Biosciences, a wholly owned subsidiary of AstraZeneca, serving as Vice President, Clinical Development from September 2014 to July 2016. From 2003 to 2014, Dr. Rote held numerous positions of increasing responsibility at Amylin Pharmaceuticals, Inc., a biopharmaceutical company, including Vice President, Site Head for Research & Development from September 2012 to July 2014, Vice President, Research & Product Development from January 2010 to September 2012, and Vice President, Corporate Development, New Ventures, from 2007 to 2010, among others. Prior to Amylin, Dr. Rote served as Executive Director, Development of Corvas International, a biopharmaceutical company. Dr. Rote currently serves as an adjunct Drug Discovery & Development Faculty member at Drexel University College of Medicine, and as a Board

Member at The Pennsylvania State University (Penn State). He earned both his Ph.D. in Pharmacology and B.S. in Pre-Medicine from Pennsylvania State University and received postdoctoral training from the University of Michigan.
Our executive officers are elected by our Board of Directors and serve at the discretion of our Board of Directors until their successors have been duly elected and qualified or until their earlier resignation or removal.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes our executive compensation program for 2025 and certain elements of the 2026 program. It provides qualitative information on the factors relevant to these decisions and the manner in which compensation is awarded to the following individuals who are our Named Executive Officers (“NEOs”) for 2025:
•President and Chief Executive Officer, Eric Dube, Ph.D.;
•Chief Financial Officer, Christopher Cline;
•Chief Commercial Officer, Peter Heerma;
•Chief Medical Officer, Jula Inrig, M.D.; and
•Chief Research Officer, William E. Rote, Ph.D.
Executive Summary
Business Overview
We are a biopharmaceutical company headquartered in San Diego, California, focused on identifying, developing and delivering life-changing therapies to people living with rare kidney and metabolic diseases. Our approach centers on advancing our innovative pipeline with multiple late-stage clinical programs targeting rare diseases with significant unmet medical needs.
In September 2024, the U.S. Food and Drug Administration ("FDA") granted full approval to our lead development program, FILSPARI (sparsentan), which is indicated to slow kidney function decline in adults with primary Immunoglobulin A nephropathy ("IgAN") who are at risk of disease progression. IgAN is a rare progressive kidney disease and the most common type of primary glomerulonephritis worldwide. FILSPARI had previously been granted accelerated approval for IgAN in February 2023 based on the surrogate marker of proteinuria. Full approval was based on positive long-term confirmatory results from the PROTECT Study demonstrating that FILSPARI significantly slowed kidney function decline over two years compared to irbesartan.
Sparsentan is also in late-stage development for focal segmental glomerulosclerosis ("FSGS"). FSGS is a rare kidney disease and leading cause of kidney failure with no approved treatment options. In March 2025, we announced that we had submitted an sNDA to the FDA seeking traditional approval of FILSPARI for the treatment of FSGS. In May 2025, we announced that the FDA accepted the sNDA, assigned a PDUFA target action date of January 13, 2026. In January 2026, we announced that the FDA extended the review timeline for the sNDA, and the new PDUFA target action date is April 13, 2026. The extension followed the submission of responses requested by the FDA to further characterize the clinical benefit of FILSPARI. The FDA determined that the additional responses constituted a Major Amendment to the sNDA and extended the action date accordingly. The sNDA remains under review by the FDA with a PDUFA target action date of April 13, 2026.
We are also advancing pegtibatinase, a novel investigational enzyme replacement therapy for the treatment of classical homocystinuria ("HCU"), a genetic disorder caused by a deficiency in a pivotal enzyme essential to the body. We are conducting a pivotal Phase 3 study to support the potential approval of pegtibatinase as the first disease modifying therapy for HCU. In September 2024, we announced a voluntary pause of enrollment in the Phase 3 HARMONY Study. The voluntary enrollment pause enabled us to address necessary process improvements in manufacturing scale-up to support initial commercial scale manufacturing as well as full enrollment in the HARMONY Study. Following further optimization of the manufacturing process in 2025, we restarted enrollment activities for the pivotal Phase 3 HARMONY Study in the first quarter of 2026.
In addition, we continue to evaluate potential opportunities to expand our pipeline and approved products through licenses and acquisitions of products in areas that will serve rare disease patients with serious unmet medical need and that we believe offer attractive growth characteristics. Our research and development efforts are at the forefront of our mission to address the unmet needs of patients and we support this innovation by reinvesting revenues from our commercialized products. We are committed to ensuring broad access and educational and diagnostic support for patients.
2025 Corporate Performance Highlights
2025 was a year of exceptionally strong execution for the Company.
In 2025, we continued to serve patients with our commercial products and reported continued growth in the number of patients reached with FILSPARI in IgAN, including record numbers of patient start forms. Together with our legacy products, we reached net product sales of approximately $410.5 million, compared to $226.7 million in 2024, representing a more than 80% year-over-year increase. This increase in revenue was driven primarily by increased sales of FILSPARI in IgAN. In 2025, the strong performance of the ongoing commercial launch of FILSPARI in IgAN resulted in significant growth in net product sales compared to 2024. FILSPARI has continued to outperform other historical rare renal product launches and demonstrated strong performance across key metrics such as patient start forms, efficiency in fulfillment and net product sales. The strong performance in IgAN during 2025 was set against the backdrop of an evolving IgAN landscape, with FILSPARI continuing to strengthen its position as a foundational therapy.
Also in 2025, we continued advancement of FILSPARI’s positioning, access and uptake in IgAN, including the FDA-approved updated REMS labeling for FILSPARI, reducing the frequency of liver function monitoring to every three months from the onset of treatment, and removing the embryo-fetal toxicity monitoring requirement from the REMS, while also supporting the continued rapid inclusion of FILSPARI’s full-approval indication in payer plans following the September 2024 full approval in IgAN.

In April 2025, we and our partner CSL Vifor announced that the European Commission had converted the conditional marketing authorization (“CMA”) for FILSPARI in IgAN into a standard marketing authorization (“MA”) for the treatment of adults with primary IgAN with a urine protein excretion ≥1.0 g/day (or UPCR ≥0.75 g/g). The MA was granted for all member states of the European Union, as well as in Iceland, Liechtenstein and Norway. As a result of the standard MA approval, the Company received a regulatory milestone payment of $17.5 million in May 2025 from CSL Vifor. In April 2025, the Medicines and Healthcare products Regulatory Agency ("MHRA") in the UK converted its conditional approval of FILSPARI in IgAN to standard approval. We received a $40.0 million market access milestone payment from CSL Vifor in the fourth quarter of 2025. FILSPARI first became commercially available in Europe under the CMA in August 2024.
In the fourth quarter of 2025, our partner Renalys was acquired by and merged into Chugai Pharmaceutical Co., Ltd. (“Chugai”). Through the acquisition, Chugai gained exclusive rights to develop and commercialize sparsentan in Japan, South Korea, and Taiwan. As a minority shareholder in Renalys, we received $10.2 million at the closing of the transaction, and we are also eligible to receive multiple milestones according to the progress of sparsentan regulatory approval, and consideration linked to net sales of sparsentan in the applicable territories. Chugai plans to file for regulatory approval for sparsentan in IgAN in Japan in 2026.
In 2025, we also made significant progress toward our goal to establish a potential regulatory path forward for sparsentan in FSGS. The FDA has acknowledged the high unmet need for approved therapies as well as the challenges in studying FSGS but had previously indicated in 2023 that the two-year results from the Phase 3 DUPLEX Study alone were not sufficient to support an sNDA submission at that time. The FDA acknowledged the work being done by the larger nephrology community to better understand proteinuria and eGFR as endpoints in clinical trials of FSGS and indicated a willingness to continue to engage with us on a potential path forward for sparsentan in FSGS following our consideration of additional evidence. Subsequently, an international multi-stakeholder group of rare kidney disease experts referred to as the PARASOL project was initiated with a goal to define the quantitative relationships between short-term changes in biomarkers (proteinuria and GFR) and long-term outcomes in order to support the use of alternative proteinuria-based endpoints as a basis for approval in FSGS. Following the outcome of this project, we scheduled a Type C meeting with the FDA to discuss a potential regulatory pathway for a sparsentan FSGS indication. In February 2025, we announced that we had completed the Type C meeting with the FDA, and in March 2025 we submitted an sNDA to the FDA seeking traditional approval of FILSPARI for the treatment of FSGS, which was accepted for review by the FDA in May 2025. During 2025, we expanded our field force and undertook significant preparations to be ready for a launch of sparsentan, if approved in FSGS. In January 2026, following the submission of responses requested by the FDA to further characterize the clinical benefit of FILSPARI, the FDA determined that the additional responses constituted a Major Amendment to the sNDA and extended the PDUFA target action date to April 13, 2026.
In 2025, we also continued to advance our pipeline, including progress on necessary process improvements in manufacturing scale-up for pegtibatinase for the treatment of HCU, which allowed us to restart enrollment activities for the pivotal Phase 3 HARMONY Study in the first quarter of 2026.
We managed our budget to our strategic priorities, continued to improve our financial position, including by retiring the remaining $68.9 million in convertible notes that were due in 2025, and continued our focus on maintaining our culture with continued emphasis on quality and employee engagement and wellness, as well as maintaining a focus on inclusivity and belonging within the company and the rare disease community.
Upon the year-end assessment of 2025, the Compensation Committee concluded, with input from the other independent members of the Board, that the Company's performance during 2025 had significantly exceeded expectations in nearly all key areas and that we had achieved our corporate objectives at the 150% level.
Compensation Program Highlights
Pay for Performance/At Risk Pay
•A significant portion of our CEO’s and other executive officers’ compensation is at risk; this includes cash incentives, stock options and vesting of previously granted performance restricted stock units (“PSUs”).
Independent Compensation Consultant and Analysis
•The Compensation Committee engages an independent compensation consultant to analyze the competitive landscape and make recommendations regarding the compensation of our executive officers.
2025 "Say on Pay" Results
At our 2025 Annual Meeting of Stockholders, we sought an advisory vote from our stockholders regarding the compensation of our named executive officers, as we do on an annual basis. The 2025 “say-on-pay” proposal was approved, with approximately 96% of the votes cast supporting the proposal. We take the views of our stockholders seriously and view this vote result as an indication that the principles of our executive compensation program are strongly supported by our stockholders. As a result, the Compensation Committee retained our general approach to executive compensation, and continued to apply the same general principles and philosophy as in the prior fiscal year in determining executive compensation. The Committee will continue to consider stockholder concerns and feedback in the future. We believe that effective corporate governance includes regular, constructive conversations with our stockholders and we welcome their input on our governance and compensation practices as part of our regular ongoing stockholder engagement efforts.

Role of the Compensation Committee
The Compensation Committee reviews and approves the Company’s compensation policies and also provides Board level oversight of the Company’s Human Capital initiatives, as described above under Board of Directors and Corporate Governance, Compensation Committee. Since May 2022, the Compensation Committee has consisted of Messrs. Orwin and Coughlin, Dr. Bruhn and Ms. Williams-Brinkley. As discussed in greater detail below, the Compensation Committee takes into consideration peer groups, survey data and advice from independent compensation consultants when setting our compensation structure and compensation philosophy. The Compensation Committee’s complete roles and responsibilities are set forth in a written charter which was adopted by the Board of Directors and is available at www.travere.com. Some of the significant compensation related roles and responsibilities of the Compensation Committee include:
•reviewing and approving (or, if it deems appropriate, making recommendations to the Board of Directors regarding) corporate performance goals and objectives, which shall support and reinforce the Company’s long-term strategic goals, relevant to the Company’s compensation plans and programs;
•evaluating and approving (or, if it deems appropriate, making recommendations to the Board of Directors regarding) the compensation plans and programs advisable for the Company, as well as the modification or termination of existing plans and programs;
•evaluating (including, if it deems appropriate, with the input of some or all of the other members of the Board of Directors) risks associated with and potential consequences of the Company’s compensation policies and practices, as applicable to all employees of the Company, and assessing whether risks and consequences arising from the Company’s compensation policies and practices for its employees, as may be mitigated by any other compensation policies and practices, are reasonably likely to have a material adverse effect on the Company;
•establishing policies with respect to equity compensation arrangements, with the objective of appropriately balancing the perceived value of equity compensation and the dilutive and other costs of that compensation to the Company;
•establishing policies for allocating between long-term and currently paid out compensation, between cash and non-cash compensation and the factors used in deciding between the various forms of compensation;
•establishing elements of corporate performance for purposes of increasing or decreasing compensation;
•overseeing and monitoring the Company’s initiatives, strategies and policies related to human capital management within the Company’s workforce, including with respect to policies on diversity and inclusion, workplace environment and safety, and corporate culture;
•reviewing regional and industry-wide compensation practices and trends to assess the propriety, adequacy and competitiveness of the Company’s executive compensation programs among comparable companies in the Company’s industry; however, the Committee shall exercise independent judgment in determining the appropriate levels and types of compensation to be paid;
•periodically reviewing and approving (or, if it deems appropriate, making recommendations to the Board of Directors regarding) the adequacy of director compensation;
•reviewing and approving (or, if it deems appropriate, making recommendations to the Board of Directors regarding) the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements (including, without limitation, any material perquisites and any other form of compensation) for the Company’s officers, including reviewing and approving (or, if it deems appropriate, making recommendations to the Board of Directors regarding) any payments, compensation or other awards under such agreements and arrangements;
•evaluating the efficacy of the Company’s compensation policy and strategy in achieving expected benefits to the Company and otherwise furthering the Committee’s policies; and
•reviewing and considering the results of any advisory vote on executive compensation, as applicable.
Compensation Philosophy and Overall Compensation Determination Process
In order to create value for our stockholders, we believe it is critical to attract, motivate and retain key executive talent by providing competitive compensation packages. Accordingly, we design our executive compensation programs to attract, motivate and retain executives with the skills and expertise to execute our business plans, and reward those executives fairly over time for actions consistent with creating long-term stockholder value. The market for talented individuals in the life sciences industry is highly competitive. Our compensation philosophy for executive officers provides that compensation should be structured such that between base salary and cash incentives, a meaningful portion of the executive officer’s total cash compensation is at risk. Non-cash long-term equity compensation for executive officers should be designed to reward and retain key employees as well as motivate executive officers to increase long-term stockholder value. The Compensation Committee believes that this approach provides an appropriate blend of short-term and long-term incentives to maximize stockholder value.
The implementation of the compensation philosophy is carried out under the supervision of the Compensation Committee. The Compensation Committee uses the services of an independent compensation consultant who is retained by, and reports directly to, the Compensation Committee. The compensation for our CEO, as well as the other executive officers, is approved by the Compensation Committee, with our CEO’s compensation generally being approved in consultation with our other independent directors. Management, under guidelines and procedures approved by the Compensation Committee, determines the compensation of our other employees. In setting compensation for our other executive officers, the

Compensation Committee solicits the input of our CEO who recommends to the Compensation Committee the base salary, target cash incentives and long-term equity award components of compensation to be awarded to our executive officers for the new fiscal year, as well as performance-based compensation payouts for the prior fiscal year. The Compensation Committee remains solely responsible for making the final decisions on compensation for all of our executive officers. Our executive officers are not present during deliberations or decisions regarding their own compensation packages, nor do they participate in approving any portion of their own or other executive officers’ compensation packages.
The Compensation Committee meets several times per year. In the first quarter of the year, the performance of each executive officer for the prior year and peer group compensation data are reviewed by the Compensation Committee, and base salary adjustments and cash incentive payouts are discussed and approved. Also, if not approved before the end of the prior year, during the first quarter of the year, Company-wide performance goals for the then current year are discussed with the Board of Directors and approved by the Compensation Committee or the Board of Directors. In the first half of the year, annual equity grants to each executive officer are discussed and approved. The annual equity grants are approved in January, in conjunction with the year-end performance assessment and overall compensation review. At mid-year meetings the Compensation Committee reviews the Company’s compensation philosophy, policies and procedures. Meetings in the fourth quarter of the year generally focus on preliminary assessment of Company goal achievement for the year, selection of the peer group for the following year, a review and discussion of proposed draft corporate goals for the upcoming year and the structure of executive officer performance reviews.
Compensation Consultants and Peer Group
The Compensation Committee uses the services of an independent compensation consultant who is retained by and reports directly to the Compensation Committee. The Compensation Committee selected the Human Capital Solutions practice, formerly known as Radford, at Aon plc (“Aon”), as a third-party compensation consultant to assist the Compensation Committee in establishing 2025 and 2026 overall compensation levels. Aon conducted analyses and provided advice on, among other things, the appropriate peer group, executive compensation for our executive officers and compensation trends in the life sciences industry.
Aon maintains certain policies and practices to protect the independence of the executive compensation consultants engaged by the Compensation Committee. In particular, Aon provides an annual update to the Compensation Committee on the financial relationship between Aon and the Company, and provides written assurances that, within Aon, the Human Capital Solutions consultants who perform executive compensation services for the Compensation Committee have compensation determined separately from Aon’s other lines of business and from the other services it provides to the Company. These safeguards were designed to help ensure that the Compensation Committee’s executive compensation consultants continued to fulfill their role in providing independent, objective advice.
The Compensation Committee annually assesses whether the work of its compensation consultant has raised any conflict of interest, taking into consideration various factors including (i) the provision of other services, if any, to the Company by the compensation consultant; (ii) the amount of fees the Company paid to the compensation consultant as a percentage of the firm’s total revenue; (iii) the compensation consultant’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the compensation consultant or the individual compensation advisors employed by the firm with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by the compensation consultant or the individual compensation advisors employed by the firm. In light of the foregoing, the Compensation Committee has assessed the independence of Aon pursuant to SEC rules and Nasdaq listing standards and concluded that there was no conflict of interest that would prevent Aon from independently advising the Compensation Committee.
In order to evaluate the Company’s competitive position in the industry related to executive officer compensation, the Compensation Committee has historically reviewed and analyzed the compensation packages, including base salary levels, cash incentive awards and equity awards, offered by biotechnology and pharmaceutical companies within a designated peer group, and with data from Aon’s Global Life Sciences Survey for similarly sized companies. The Compensation Committee believes selection of a broad peer group on an annual basis provides the best long-term trend data for companies that compete with the Company for talent. The peer group is established annually by the Compensation Committee based on the advice of its independent compensation consultant taking into consideration various factors including size, market capitalization, location in relation to key biotech talent hubs, and comparable stage of development.
2025 Peer Group
In July 2024, when developing a proposed list of our peer group companies to be used in connection with making compensation decisions for 2025, Aon selected primarily commercial biopharmaceutical companies with revenues generally between $100 million and $600 million, market capitalization generally between $250 million and $2.5 billion and employee headcount generally between 100 and 1,200, based on our then-current revenue, market capitalization and headcount. Aon recommended, and our Committee approved, the following peer group for 2025: Agios Pharmaceuticals (AGIO), Amicus Therapeutics (FOLD), BioCryst Pharmaceuticals (BCRX), Coherus BioSciences (now known as Coherus Oncology) (CHRS), Collegium Pharmaceutical (COLL), Corcept Therapeutics (CORT), Dynavax Technologies (DVAX), Harmony Biosciences (HRMY), Ironwood Pharmaceuticals (IRWD), Ligand Pharmaceuticals (LGND), Mirum Pharmaceuticals (MIRM), Pacira BioSciences (PCRX), Phathom Pharmaceuticals (PHAT), PTC Therapeutics (PTCT), Rhythm Pharmaceuticals (RYTM), Supernus Pharmaceuticals (SUPN), Ultragenyx Pharmaceutical (RARE), Vericel (VCEL), and Xeris Biopharma (XERS). The 2025 peer group reflects the following changes from our 2024 peer group, all of which were approved by our Committee: (i) the removal of Deciphera Pharmaceuticals (DCPH), Insmed (INSM), Intercept Pharmaceuticals (ICPT), and Vanda Pharmaceuticals (VNDA); and (ii) the addition of CHRS, PHAT and XERS.
The Committee utilizes the peer group data, with input from Aon, to determine appropriate levels of cash and equity compensation, as well as to compare compensation structures and programs among similarly situated companies.

Components of Compensation
The Company’s compensation program for executive officers consists of: base salary, cash incentives, long-term equity awards, retirement benefits as provided under the Company’s 401(k) plan, severance agreements and other benefits. The Company uses the peer group established by the Compensation Committee as a guideline for establishing base salaries, cash incentives and long-term equity award components of compensation. The CEO annually reviews the performance of each executive officer (other than himself) and reports the results of the reviews to the Compensation Committee. The independent members of the Board of Directors, in consultation with the Compensation Committee, annually review the performance of the CEO.
The Compensation Committee considers each executive officer’s performance, contribution to goals, responsibilities, experience, qualifications, and where in the competitive range the executive officer compares to the Company’s identified peer group when determining the appropriate compensation for each executive officer. The Compensation Committee considers each component of compensation independently and therefore there is no direct correlation between any of the components. Each compensation component is described below.
Base Salary
The base salary is designed to provide a fixed and predictable level of compensation for our executive officers and to compensate executive officers competitively at levels necessary to attract and retain qualified executives in the life sciences industry. As a general matter, the base salary for each executive officer is based on the scope of each executive officer’s responsibilities, as well as their qualifications, breadth of experience, performance record and depth of applicable functional expertise. The base salary is established and adjusted to be within the range of the applicable peer group, enabling the Company to attract, motivate, reward and retain highly skilled executives. Base salaries of the executive officers are reviewed by the Compensation Committee annually in light of Company goal attainment, executive officer performance and peer group data. Year-to-year adjustments to each executive officer’s base salary are based upon sustained superior performance, changes in the general level of base salaries of persons in comparable positions within our industry, and the average merit salary increase for such year for all employees of the Company established by the Compensation Committee, as well as other factors the Compensation Committee judges to be pertinent during an assessment period. In making base salary decisions, the Compensation Committee exercises its judgment to determine the appropriate weight to be given to each of these factors. Adjustments may also be made during the fiscal year for promotions, highly urgent retention reasons, superior performance in response to changed or challenging circumstances, and similar special circumstances.
In January 2025, our Compensation Committee reviewed and determined the 2025 base salaries for each of the NEOs as set forth in the table below, taking into account the factors relevant for setting salaries as described above. With respect to approving the salary increase for Dr. Inrig set forth in the table below, the Compensation Committee took into account her continued strong performance during 2024, as well as market data and the desired positioning for Dr. Inrig’s compensation, and in addition to a merit increase included a salary adjustment. For the other executive officers, the Compensation Committee also reviewed performance and compensation positioning relative to peer group market data and approved merit increases for each of the remaining NEOs.

Named Executive Officer	2024 Base Salary	2025 Base Salary	% Change from 2024 Base Salary
Eric Dube, Ph.D.	$824,000	$857,000	4.00%
Christopher Cline	$500,000	$525,000	5.00%
Peter Heerma	$505,000	$530,000	4.95%
Jula Inrig, M.D.	$525,000	$572,000	8.95%
William E. Rote, Ph.D.	$504,000	$524,000	3.97%
Cash Incentive
The Compensation Committee’s philosophy in establishing the Company’s cash incentive program is to provide a mix of compensation between base salary and total cash compensation such that a meaningful portion of the total target cash compensation is at risk for executive officers each year. The cash incentive program, including corporate goals and target payouts, are reviewed and approved by the Compensation Committee annually. The corporate goals are prepared in an interactive process between management and the Board of Directors based on the Company’s business plan and budget for the year and are designed to be challenging but achievable. Cash incentive payments are linked to the attainment of overall corporate goals. The Compensation Committee establishes the target and maximum potential amount of each executive officer’s cash incentive payment annually.
In December 2024, the Compensation Committee approved the adoption of the Company’s 2025 Executive Officer Annual Bonus Plan (the “2025 Bonus Plan”) for the executive officers of the Company. Pursuant to the terms of the 2025 Bonus Plan, the target bonus percentage was set at 75% of base salary for the Company’s CEO and 50% of base salary for the other executive officers.
The amount paid to our CEO, as well as to our other executive officers, under the 2025 Bonus Plan was based entirely on the determination by the Compensation Committee or the Board of the achievement by the Company of corporate performance goals. The amounts paid under the 2025 Bonus Plan were based on the determination by the Compensation Committee, after consultation with the other independent members of the Board of Directors of the achievement of the 2025 corporate performance goals at the 150% level. Based on actual performance during 2025, the Compensation Committee was permitted, in its sole discretion, to increase or decrease the amounts paid under the 2025 Bonus Plan within a range between 0% and 150%. Both the target and maximum target percentages set forth in the 2025 Bonus Plan were consistent with the applicable peer group data for the CEO as well as the other executive officers.
Under the 2025 Bonus Plan, an executive officer must be an employee of the Company on the date the cash incentive is actually paid in order to receive the cash incentive. An employee who becomes an executive officer during the fiscal year may be eligible for a pro-rated cash incentive at the discretion of the Compensation Committee, generally provided the executive officer has been employed a minimum of three months during the calendar year. The Compensation Committee believes that the performance goals established for incentives do not encourage excessive risk taking or have potential for encouraging behavior that may impact the Company negatively in future years.
The corporate performance goals under the 2025 Bonus Plan related to (i) revenues and cash management, including managing cash and budget to support strategic priorities, and achieving revenue goals for FILSPARI; (ii) pipeline progression targets, including the goal of the submission and acceptance of an sNDA for FILSPARI for FSGS, and other internal development and regulatory milestones; (iii) corporate strategy and pipeline diversification objectives; and (iv) maintaining our culture, including commitments to values, compliance, quality, and diversity/inclusivity/belonging initiatives within the rare disease community, as well as well as fostering a strong sense of inclusivity and belonging within our organization. The Compensation Committee did not assign formal weightings to the corporate performance goals under the 2025 Bonus Plan.
In January 2026, the Compensation Committee, following consultation with the other independent members of the Board of Directors, assessed our corporate performance goal achievement for 2025, with the basis for such determination including:
•The strong performance in 2025 of the ongoing commercial launch of FILSPARI for IgAN in the US and achievement of significant growth in net product sales and continued strong performance with respect to new patient start forms;
•Continued advancement of FILSPARI’s positioning, access and uptake in IgAN, including the modification of the REMS labeling for FILSPARI in IgAN in August 2025 and expanded payer coverage following the September 2024 full approval;
•Continued progress toward the Company’s goal to establish a potential regulatory path forward for sparsentan in FSGS, including engagement with the FDA, the FDA’s acceptance for review in May 2025 of the Company’s sNDA based on existing data from the Phase 3 DUPLEX and Phase 2 DUET studies of FILSPARI, and cross-functional preparations for a commercial launch in FSGS, if approved;
•The successful implementation of process improvements in manufacturing scale-up of pegtibatinase for the treatment of HCU, which allowed us to restart enrollment activities for the pivotal Phase 3 HARMONY Study in the first quarter of 2026;
•The conversion of the conditional marketing authorization (“CMA”) in Europe for FILSPARI in IgAN to a standard marketing authorization (“MA”) for the treatment of adults with primary IgAN with a urine protein excretion ≥1.0 g/day (or UPCR ≥0.75 g/g), continued progress in Europe by our partner CSL Vifor, and our receipt of $57.5 million in milestone payments in 2025 from CSL Vifor;
•The Company’s support of the continued development advancement of sparsentan in Japan by our partner Renalys, resulting in a successful transaction in the fourth quarter of 2025 in which Renalys was acquired by and merged into Chugai Pharmaceutical Co., Ltd. (“Chugai”), and Chugai gained exclusive rights to develop and commercialize sparsentan in Japan, South Korea, and Taiwan; as a minority shareholder in Renalys, we received $10.2 million at the closing of the transaction and we are also eligible to receive multiple milestones according to the progress of sparsentan regulatory approval, and consideration linked to net sales of sparsentan in the applicable territory;
•Recognition of management’s prudent cash management, including managing within budget through evolving the Company’s strategic priorities, while also retiring the remaining $68.9 million outstanding in convertible notes that became due in September 2025;
•The continued advancement of the Company’s pipeline and ongoing generation of data;
•Our continued commercial growth, resulting in 2025 net product sales of approximately $410.5 million, compared to $226.7 million in 2024; and
•Continued focus on maintaining our culture, including the ongoing emphasis on our values, quality metrics and compliance initiatives to further strengthen culture and promote an inclusive workplace, and continued focus on health equity within the rare disease community.

Based on these achievements and considerations, the Compensation Committee concluded, with input from the other independent members of the Board, that the Company's performance during 2025 had meaningfully exceeded expectations in most key areas and that we had achieved our corporate objectives at the 150% level. Accordingly, in January 2026, the Compensation Committee approved incentive payouts for our NEOs under the 2025 Bonus Plan as described below:

Named Executive Officer	2025 Target Bonus %	Actual Bonus %	2025 Bonus Payment
Eric Dube, Ph.D.	75%	113%	$964,125
Christopher Cline	50%	75%	$393,750
Peter Heerma	50%	75%	$397,500
Jula Inrig, M.D.	50%	75%	$429,000
William E. Rote, Ph.D.	50%	75%	$393,000
Long-Term Equity Awards
The Compensation Committee provides the Company’s executive officers with long-term incentive compensation through grants of stock options, restricted stock units (“RSUs”), and PSUs under the Company’s equity compensation plans. These equity-based programs create a strong link to the Company’s long-term financial performance, create an ownership culture and closely align the interests of our executive officers with those of our stockholders. The Compensation Committee believes that these grants directly motivate an executive officer to maximize long-term stockholder value and serve as an effective tool for incentivizing and retaining those executive officers who are most responsible for influencing stockholder value. The grants also utilize vesting periods, either performance-based or time-based, that encourage key executive officers to continue in the employ of the Company. The Compensation Committee considers each grant taking into account a variety of factors such as the individual performance of the executive officer, the anticipated contribution of the executive officer to the attainment of the Company’s long-term strategic performance goals, and the ability of such grants to retain and motivate key executive officers. The equity awards for each year are set to be competitive with the applicable peer group to enable the Company to attract, motivate, and retain highly skilled executive officers. Long-term incentives granted in prior years are also taken into consideration as it relates to their retention value for the executive officers, but generally play a limited role in current year determinations.
It has been the Company’s practice to make equity-based awards to our executive officers on an annual basis. In 2018, the Compensation Committee approved the application of a standard vesting schedule for both new hire and annual employee stock option grants, with such grants having a one-year cliff vest for 25% of the option award with the remaining 75% of the option award vesting monthly over the remaining three years. Additionally, all stock option awards are priced based upon the closing price of the Company’s common stock on the date of grant. In 2018, the Compensation Committee implemented a practice of providing a portion of the annual time-based equity grants in the form of RSUs that vest on an annual basis, ratably, over four years. Annual equity-based awards to our executive officers are reviewed by the Compensation Committee in light of Company goal attainment, executive officer performance evaluations and peer group data.
The Compensation Committee also considers the Company’s annual burn rate of equity grants as compared to industry standards when determining the long-term equity component of compensation. Burn rate is defined as the number of shares underlying equity grants for a given year divided by the weighted average shares outstanding for that same year.
2025 Annual Grants
In January 2025, the Compensation Committee approved annual stock option awards, RSUs and PSUs for the Company’s eligible executive officers. The equity-based awards were determined based on the Company’s 2024 performance, each executive officer’s individual performance, each executive officer’s contribution to long-term strategic and performance goals and market data, as well as retention and motivation of the executive officers. The individual grants of stock options, RSUs and PSUs to the NEOs were: 58,000 stock options, 21,500 RSUs and 7,000 PSUs for each of Messrs. Cline and Heerma and Dr. Rote; 100,000 stock options, 30,000 RSUs and 7,000 PSUs for Dr. Inrig; and 260,000 stock options, 130,000 RSUs and 32,000 PSUs for Dr. Dube. Dr. Dube’s 2025 equity award was granted as a result of the Compensation Committee’s and Board’s assessment of Dr. Dube’s strong contribution to the Company’s performance during 2024, a review of long-term incentive compensation paid to other peer group CEOs (based on market data provided by Aon) and an analysis of the retentive value of Dr. Dube’s current equity holdings. The Compensation Committee determined with respect to the 2025 equity grants made to the executive officers that the use of stock options, which vest over four years with 25% vesting after one year and the remainder vesting monthly over the following three years, RSUs which vest annually over a four-year period, and PSUs, which vest upon achievement of certain corporate objectives, in each case contingent on continuous service through the vesting date, were the appropriate equity compensation vehicles. Vesting of the PSUs was designed to require significant effort and success over time for the executive officers to realize any value from these grants. If the performance based vesting criteria are achieved, we believe significant shareholder value will be created. The PSUs granted in 2025 vest upon achievement of a specified clinical/regulatory milestone; provided, however, that in no event will such PSUs vest prior to the 12-month anniversary of their date of grant; and provided further that if such milestone is achieved within a pre-specified timeline, up to 100% additional shares attributable to such milestone achievement could vest under these PSU grants. In addition, the PSUs granted in 2025 will expire four years from the date of grant to the extent the specified performance milestone is not achieved by such date.

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information
We have adopted a policy with respect to the grant of stock options that sets forth guidelines regarding the timing of such awards. As part of the Company’s annual performance and compensation review process, equity awards to our employees, including our named executive officers, are approved around the end of January. The specific timing of the Company's year-end equity grants takes into account the Company’s current practice of issuing a press release annually in early January announcing the outlook for the year and announcing preliminary net product sales for the most recently completed fiscal year and quarter. For new hires, stock option grants are made on the 10th day of the calendar month following the calendar month of the start date.
Also, non-employee directors receive automatic grants of initial and annual stock option awards, at the time of a director’s initial appointment or election to the board and at the time of each annual meeting of the Company’s stockholders, respectively, pursuant to our Non-Employee Director Compensation Program, as further described under the heading, “Director Compensation Summary—Non-Employee Director Compensation for 2025” below. Option grants are made on regular, predetermined grant dates pursuant to the Company’s policy regarding the timing of equity grants and Non-Employee Director Compensation Program regardless of whether there is any material nonpublic information (“MNPI”) about the Company on such dates, and such grant dates are not specifically timed in relation to the Company’s disclosure of MNPI. The Company has not timed the release of MNPI for the purpose of affecting the value of executive compensation. During fiscal 2025, there were no equity awards to any named executive officers within four business days preceding or one business day after the filing of any report on Forms 10-K, 10-Q, or 8-K that disclosed material nonpublic information.
Retirement Benefits
The terms of the Company’s 401(k) Savings Plan (the “401(k) Plan”) provide for executive officer and broad-based employee participation on the same general terms. Under the 401(k) Plan, all Company employees are eligible to receive discretionary matching contributions from the Company that have three-year vesting, based on the terms of the 401(k) Plan. The Company’s matching contribution to the 401(k) Plan is 50% of eligible participant contributions up to 7% of earnings, subject to applicable federal limits. Beginning in 2022, the Company also matches the over 50 “catch-up” contributions, subject to the foregoing limit.
Other Benefits
Executive officers are eligible to participate in the Company’s employee benefit plans on the same terms as all other full-time employees. These plans include medical, dental and life insurance. Executive officers are eligible for four weeks of vacation.
Severance Benefits
Executive officers are eligible to receive severance benefits in connection with terminations of employment as more fully described below in Employment Contracts. The Compensation Committee believes that the executive officer severance arrangements reflect current market standards and severance benefits competitive with those provided by our peer group. The Compensation Committee believes that in order to continue to retain the services of our key executive officers, it is important to provide them with some income and benefit protection against an involuntary termination of employment.
The Compensation Committee further believes that in order to continue to retain the services of our key executive officers and focus their efforts on stockholder interests when considering strategic alternatives, it is important to provide them with enhanced income and benefit protection against loss of employment in connection with a change of control of the Company and thereby align the interests of our stockholders and our executive officers. These benefits are triggered upon a job loss or constructive termination in connection with a change of control, rather than solely in the event of a change of control, because we believe that our executive officers are materially harmed only if a change of control results in our executive officers’ involuntary loss of employment, reduced responsibilities, reduced compensation, or other adverse change in the nature of the employment relationship.
Stock Ownership Guidelines
As noted above under Board of Directors and Corporate Governance, Stock Ownership Guidelines, we have adopted minimum stock ownership guidelines for our Board and our executive officers. With respect to our Chief Executive Officer, the Stock Ownership Guidelines provide that, within a five-year period commencing in April 2021, our Chief Executive Officer should hold Company equity, taking into account vested and unvested restricted stock units net of estimated tax withholdings (but not counting any portion of vested or unvested stock options), with a value equal to at least 3x his annual base salary. With respect to our executive officers other than the Chief Executive Officer, the Stock Ownership Guidelines provide that, within a five-year period commencing in April 2022 or, if later, such individual’s appointment as an executive officer of the Company, each such executive officer should hold Company equity, taking into account vested and unvested restricted stock units net of estimated tax withholdings (but not counting any portion of vested or unvested stock options), with a value equal to at least 1x their annual base salary. All of our executive officers, including our Chief Executive Officer, have met the applicable stock ownership guidelines.
Clawback Policy
We have implemented a Dodd-Frank Act-compliant incentive compensation recoupment policy, as required by SEC rules.
Equity Trading Policies and Procedures
We have adopted an Insider Trading Policy governing the purchase, sale, and other dispositions of our securities by our directors, officers and employees, as well as Travere itself, that is designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to Travere, as well as procedures designed to further the foregoing purposes.

In addition, our policies and procedures prohibit direct or indirect participation by employees of the Company in transactions involving trading activities in Company common stock which by their aggressive or speculative nature may give rise to an appearance of impropriety. Such prohibited activities would include the purchase of put or call options, or the writing of such options as well as short sales, hedging transactions such as “cashless” collars, forward sales, equity swaps and other related arrangement which may indirectly involve short-sale and any other transactions designed for profit from short-term movement in the Company’s stock price.
A copy of our Insider Trading Policy can be found as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Tax Considerations
Internal Revenue Code Section 162(m)
Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible unless the compensation qualifies for certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date.
Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.
Compensation Committee Report*
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Mr. Orwin
Dr. Bruhn
Mr. Coughlin
Ms. Williams-Brinkley

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION
Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Non-Equity Incentive Compensation ($)	Stock Awards ($)(1)		Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Eric Dube, Ph.D.	2025	854,250	—	964,125	3,314,520		3,309,384	14,872	(2)	8,457,151
President, Chief Executive Officer and Director	2024	822,000	—	865,200	1,607,400		1,895,580	14,697		5,204,877
	2023	795,834	—	588,000	3,042,581	(3)	3,133,104	15,440		7,574,959
Christopher Cline	2025	522,917	—	393,750	583,110		738,247	12,890	(4)	2,250,914
Chief Financial Officer	2024	497,500	—	350,000	299,155		342,258	12,607		1,501,520
	2023	466,667	—	230,300	604,800		656,747	12,976		1,971,490
Peter Heerma	2025	527,917	—	397,500	583,110		738,247	14,977	(5)	2,261,751
Chief Commercial Officer	2024	503,750	—	353,500	299,155		342,258	14,697		1,513,360
	2023	487,167	—	240,100	604,800		656,747	15,100		2,003,914
Jula Inrig, M.D.	2025	568,084	—	429,000	757,020		1,272,840	14,688	(6)	3,041,632
Chief Medical Officer	2024	522,083	—	367,500	299,155		479,161	13,378		1,681,277
	2023	486,250	—	240,100	604,800		656,747	13,642		2,001,539
William E. Rote, Ph.D.	2025	522,334	—	393,000	583,110		738,247	19,774	(7)	2,256,465
Chief Research Officer	2024	502,834	—	352,800	299,155		342,258	19,599		1,516,646
	2023	488,417	—	240,100	648,327	(8)	656,747	19,508		2,053,099
_______________________
(1)In accordance with SEC rules, this column reflects the aggregate grant date fair value of the equity awards granted during 2023, 2024 and 2025 computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (ASC 718). These amounts do not reflect the actual economic value that will be realized by the named executive officer in connection with such equity awards. If the applicable milestones under the PSUs granted in 2024 are achieved on pre-specified accelerated timelines, up to 50% additional shares attributable to each milestone achievement could vest, with such additional potential shares to vest at a later date in furtherance of retention objectives. If the applicable milestone under the PSUs granted in 2025 is achieved within a pre-specified timeline, up to 100% additional shares attributable to such milestone achievement could vest under these PSU grants. For a discussion of valuation assumptions, see Note 12 of the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
(2)Represents $2,622 for Group Term Life Insurance and $12,250 for the Company's 401(k) match.
(3)As previously reported in the Company's proxy statement covering the fiscal year ended December 31, 2023, includes the fair value of an equity award modification of $130,581, computed in accordance with ASC 718. This equity award modification relates to PSUs that were granted in January 2020 and which were to vest upon specified clinical/regulatory milestones related to Chenodal, which was part of the bile acid product portfolio that was sold to Mirum Pharmaceuticals in August 2023. In connection with the successful sale, and because the Company could no longer achieve the milestones following the sale, the Compensation Committee approved the vesting of 66% of the shares underlying the PSU upon the closing of the sale to Mirum, and the remainder of the award was cancelled.
(4)Represents $1,140 for Group Term Life Insurance and $11,750 for the Company's 401(k) match.
(5)Represents $2,622 for Group Term Life Insurance and $12,250 for the Company's 401(k) match and $105 in service awards and company logowear.
(6)Represents $2,318 for Group Term Life Insurance, $12,250 for the Company's 401(k) match and $120 in service awards and company logowear.
(7)Represents $7,524 for Group Term Life Insurance and $12,250 for the Company's 401(k) match.
(8)As previously reported in the Company's proxy statement covering the fiscal year ended December 31, 2023, includes the fair value of an equity award modification of $43,527, computed in accordance with ASC 718. This equity award modification relates to PSUs that were granted in January 2020 and which were to vest upon specified clinical/regulatory milestones related to Chenodal, which was part of the bile acid product portfolio that was sold to Mirum Pharmaceuticals in August 2023. In connection with the successful sale, and because the Company could no longer achieve the milestones following the sale, the Compensation Committee approved the vesting of 66% of the shares underlying the PSU upon the closing of the sale to Mirum, and the remainder of the award was cancelled.

Grants of Plan Based Awards
The following table presents information regarding the grants of plan-based awards to the NEOs made during the fiscal year ended December 31, 2025:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: No. of Shares or Units (#)	All Other Option Awards: No. of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Eric Dube, Ph.D.	N/A	N/A	(1)	$642,750	$964,125
	1/31/2025	1/31/2025								260,000	$20.46	$3,309,384	(3)(4)
	1/31/2025	1/31/2025				(2)	32,000	64,000				$654,720	(5)
	1/31/2025	1/31/2025							130,000			$2,659,800	(5)
Christopher Cline	N/A	N/A	(1)	$262,500	$393,750
	1/31/2025	1/31/2025								58,000	$20.46	$738,247	(3)(4)
	1/31/2025	1/31/2025				(2)	7,000	14,000				$143,220	(5)
	1/31/2025	1/31/2025							21,500			$439,890	(5)
Peter Heerma	N/A	N/A	(1)	$265,000	$397,500
	1/31/2025	1/31/2025								58,000	$20.46	$738,247	(3)(4)
	1/31/2025	1/31/2025				(2)	7,000	14,000				$143,220	(5)
	1/31/2025	1/31/2025							21,500			$439,890	(5)
Jula Inrig, M.D.	N/A	N/A	(1)	$286,000	$429,000
	1/31/2025	1/31/2025								100,000	$20.46	$1,272,840	(3)(4)
	1/31/2025	1/31/2025				(2)	7,000	14,000				$143,220	(5)
	1/31/2025	1/31/2025							30,000			$613,800	(5)
William E. Rote, Ph.D.	N/A	N/A	(1)	$262,000	$393,000
	1/31/2025	1/31/2025								58,000	$20.46	$738,247	(3)(4)
	1/31/2025	1/31/2025				(2)	7,000	14,000				$143,220	(5)
	1/31/2025	1/31/2025							21,500			$439,890	(5)
____________________________
(1)Amounts reported represent the potential short-term incentive compensation amounts payable for our 2025 fiscal year under our cash incentive program. The amounts reported represent each NEO’s target and maximum possible payments for 2025. Because actual payments to the NEOs could range from 0% to 150% of their target bonus, no threshold payment amount has been established for the NEOs. The actual short-term incentive bonus amount earned by each NEO for 2025 is reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table above.
(2)Amounts reported represent PSUs, which are subject to performance and time-based vesting conditions, as described above in the “Compensation Discussion and Analysis – Components of Compensation—Long-Term Equity Awards” section. The PSUs granted in 2025 vest upon achievement of a specified clinical/regulatory milestone; provided, however, that in no event will such PSUs vest prior to the 12-month anniversary of their date of grant; and provided further that if such milestone is achieved within a pre-specified timeline, up to 100% additional shares attributable to such milestone achievement could vest under these PSU grants.
(3)The options and RSUs were granted pursuant to the 2018 Plan, with option awards having an exercise price equal to the closing market price of the Company’s common stock on the date of grant. The option award is a time-based award, one quarter of which vests on the one year anniversary of the date of grant and the remaining three quarters vesting in equal monthly installments over the next three years. The option awards have a term of ten years.
(4)Reflects the grant date per share Black-Scholes value of $12.73 for option awards, which was calculated in accordance with ASC 718.
(5)Reflects the grant date per share value of $20.46 for RSUs, which was calculated in accordance with ASC 718, and consists of 32,000 PSUs and 130,000 RSUs granted to Dr. Dube; 7,000 PSUs and 21,500 RSUs granted to Mr. Cline; 7,000 PSUs and 21,500 RSUs granted to Mr. Heerma; 7,000 PSUs and 30,000 RSUs granted to Dr. Inrig and 7,000 PSUs and 21,500 RSUs granted to Dr. Rote.

Outstanding Equity Awards at Fiscal Year-End
The following table presents the outstanding equity awards held by each of the NEOs as of the end of the fiscal year ended December 31, 2025.

			Option Awards					Stock Awards
Name	Award Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Eric Dube, Ph.D.	1/31/2025	(1)	—	260,000		$20.46	1/31/2035
	1/31/2025	(3)								32,000	1,222,720
	1/31/2025	(2)						130,000	$4,967,300
	1/31/2024	(1)	172,500	187,500		$8.93	1/31/2034
	1/31/2024	(2)						101,250	$3,868,763
	1/31/2024	(3)								45,000	1,719,450
	1/31/2023	(1)	189,583	70,417		$22.40	1/31/2033
	1/31/2023	(2)						48,750	$1,862,738
	1/31/2022	(1)	166,019	3,533		$27.50	1/31/2032
	1/31/2022	(3)								18,924	723,086
	1/31/2022	(2)						9,462	$361,543
	1/21/2021	(1)	212,660	—		$26.88	1/21/2031
	1/31/2020	(1)	180,000	—		$15.46	1/31/2030
	1/4/2019	(4)	400,000	—		$23.34	1/4/2029
Christopher Cline	1/31/2025	(1)	—	58,000		$20.46	1/31/2035
	1/31/2025	(3)								7,000	267,470
	1/31/2025	(2)						21,500	$821,515
	1/31/2024	(1)	31,145	33,855		$8.93	1/31/2034
	1/31/2024	(3)								8,500	324,785
	1/31/2024	(2)						18,750	$716,438
	1/31/2023	(1)	39,739	14,761		$22.40	1/31/2033
	1/31/2023	(2)						10,125	$386,876
	9/1/2022	(5)	39,000	9,000		$28.06	9/1/2032
	9/1/2022	(3)								4,920	187,993
	9/1/2022	(2)						1,250	$47,763
	4/10/2022	(6)	4,583	417		$28.55	4/10/2032
	4/10/2022	(2)						125	$4,776
	1/31/2022	(1)	17,135	365		$27.50	1/31/2032
	1/31/2022	(2)						2,188	$83,603
	1/21/2021	(1)	16,250	—		$26.88	1/21/2031
	1/31/2020	(1)	12,500	—		$15.46	1/31/2030
	5/9/2019	(1)	10,000	—		$17.96	5/9/2029
	5/10/2018	(1)	12,500	—		$25.25	5/10/2028
	5/17/2017	(7)	20,000	—		$17.44	5/17/2027

			Option Awards					Stock Awards
Name	Award Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Peter Heerma	1/31/2025	(1)	—	58,000		$20.46	1/31/2035
	1/31/2025	(3)								7,000	267,470
	1/31/2025	(2)						21,500	$821,515
	1/31/2024	(1)	31,145	33,855		$8.93	1/31/2034
	1/31/2024	(3)								8,500	324,785
	1/31/2024	(2)						18,750	$716,438
	1/31/2023	(1)	39,739	14,761		$22.40	1/31/2033
	1/31/2023	(2)						10,125	$388,876
	1/31/2022	(1)	38,540	820		$27.50	1/31/2032
	1/31/2022	(3)								4,920	187,993
	1/31/2022	(2)						2,460	$93,997
	1/21/2021	(1)	57,500	—		$26.88	1/21/2031
	1/31/2020	(1)	55,000	—		$15.46	1/31/2030
	10/1/2019	(8)	100,000	—		$11.25	10/1/2029
Jula Inrig, M.D.	1/31/2025	(1)	—	100,000		$20.46	1/31/2035
	1/31/2025	(3)								7,000	267,470
	1/31/2025	(2)						30,000	$1,146,300
	1/31/2024	(1)	28,604	47,396		$8.93	1/31/2034
	1/31/2024	(3)								8,500	324,785
	1/31/2024	(2)						18,750	$716,438
	1/31/2023	(1)	39,739	14,761		$22.40	1/31/2033
	1/31/2023	(2)						10,125	$386,876
	1/1/2022	(9)	78,333	1,667		$30.60	1/1/2032
	1/1/2022	(2)						5,000	$191,050
William E. Rote, Ph.D.	1/31/2025	(1)	—	58,000		$20.46	1/31/2035
	1/31/2025	(3)								7,000	267,470
	1/31/2025	(2)						21,500	$821,515
	1/31/2024	(1)	31,145	33,855		$8.93	1/31/2034
	1/31/2024	(3)								8,500	324,785
	1/31/2024	(2)						18,750	$716,438
	1/31/2023	(1)	39,739	14,761		$22.40	1/31/2033
	1/31/2023	(2)						10,125	$386,876
	1/31/2022	(1)	38,540	820		$27.50	1/31/2032
	1/31/2022	(3)								4,920	187,993
	1/31/2022	(2)						2,460	$93,997
	1/21/2021	(1)	57,500	—		$26.88	1/21/2031
	1/31/2020	(1)	55,000	—		$15.46	1/31/2030
	5/9/2019	(1)	40,000	—		$17.96	5/9/2029
	5/10/2018	(1)	39,000	—		$25.25	5/10/2028
____________________________
(1)Represents an option award in which one quarter of the shares vest on the one-year anniversary of the date of grant with the remaining three quarters vesting in equal monthly increments over the next three years.
(2)Represents an RSU award in which one quarter of the shares subject to the RSU vest on the one-year anniversary of the date of grant and the remaining three quarters will vest in equal annual installments over the next three years. The market value of RSUs that have not vested is derived by multiplying the number of RSUs that have not vested as of December 31, 2025 by $38.21, the closing price of the Company’s common stock on December 31, 2025.
(3)Represents PSUs, which will vest upon the Company’s achievement of specified clinical, regulatory and/or commercial milestones. The market value of PSUs that have not vested is derived by multiplying the number of PSUs that have not vested as of December 31, 2025 by $38.21, the closing price of the Company’s common stock on December 31, 2025.

(4)Represents an option award granted in connection with the start of Dr. Dube’s employment with the Company. One quarter of the shares vest on the one-year anniversary of the date of grant with the remaining three quarters vesting in equal monthly installments over the next three years.
(5)Represents an option award granted in connection with Mr. Cline’s appointment to Chief Financial Officer. One quarter of the shares vest on the one-year anniversary of the date of grant with the remaining three quarters vesting in equal monthly installments over the next three years.
(6)Represents an option award granted as a compensation adjustment in connection with Mr. Cline’s employment with the Company. One quarter of the shares vest on the one-year anniversary of the date of grant with the remaining three quarters vesting in equal monthly installments over the next three years.
(7)Represents an option award which vests in equal quarterly installments during the four-year period following the date of grant.
(8)Represents an option award granted in connection with the start of Mr. Heerma’s employment with the Company. One quarter of the shares vest on the one-year anniversary of the date of grant with the remaining three quarters vesting in equal monthly installments over the next three years.
(9)Represents an option award granted in connection with the start of Dr. Inrig’s employment with the Company. One quarter of the shares vest on the one-year anniversary of the date of grant with the remaining three quarters vesting in equal quarterly increments over the next three years.
Option Exercises and Stock Vested Table
The following table shows for the fiscal year ended December 31, 2025, certain information regarding option exercises and stock vested during the last fiscal year with respect to the NEOs:

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Eric Dube, Ph.D.	120,000	$1,783,036	100,826	$2,061,643
Christopher Cline	20,000	$375,602	21,827	$444,184
Peter Heerma	—	$—	30,443	$627,629
Jula Inrig, M.D.	15,000	$496,055	24,313	$495,114
William E. Rote, Ph.D.	60,000	$1,169,580	30,443	$627,629
____________________________
(1)Information relates to RSUs and PSUs that vested during 2025.
(2)Value is calculated by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.
Potential Payments Upon Termination or Change-in-Control
The following tables set forth the potential severance benefits payable to our NEOs under certain circumstances, assuming such event occurred on December 31, 2025:
Potential Payment upon Termination Table*

Name	Severance (1)	Accrued Compensation (2)	Stock Awards (3)	Medical (4)	Total
Eric Dube, Ph.D.	$2,249,625	$104,941	$18,844,516	$23,805	$21,222,887
Christopher Cline	$787,500	$72,692	$2,837,790	$48,542	$3,746,524
Peter Heerma	$795,000	$75,423	$2,705,139	$37,013	$3,612,575
Jula Inrig, M.D.	$858,000	$73,480	$3,246,838	$30,323	$4,208,641
William E. Rote, Ph.D.	$786,000	$74,569	$2,705,139	$34,717	$3,600,425
____________________________

*	Reflects a termination without cause or due to a constructive termination, or deemed termination, not in connection with a change in control.
(1)For the NEOs other than our Chief Executive Officer, amount represents the executive’s base salary plus their target bonus, as of December 31, 2025, times 1.0, payable in equal installments over the 12-month period following separation on our normal payroll schedule. For our Chief Executive Officer, amount represents his base salary plus his target bonus, as of December 31, 2025, times 1.5, payable in equal installments over the 18-month period following separation on our normal payroll schedule.
(2)Accrued compensation is comprised of vacation pay earned and unpaid as of December 31, 2025.

(3)The amounts in this column represent the intrinsic value of ‘in-the money’ unvested options, RSUs and PSUs as of December 31, 2025, that would vest in accordance with the executive officers’ employment agreements, as discussed further below. Values were derived using the closing price of the Company’s common stock on December 31, 2025 of $38.21 and were calculated assuming PSUs vest at 100% of target.
(4)Medical is comprised of health insurance premiums for the period specified in each executive officer’s employment contract, as discussed further below.
Potential Payment upon Change-in-Control Table*

Name	Severance (1)	Accrued Compensation (2)	Stock Awards (3)	Medical (4)	Total
Eric Dube, Ph.D.	$2,999,500	$104,941	$25,981,730	$31,740	$29,117,911
Christopher Cline	$1,181,250	$72,692	$5,194,652	$72,813	$6,521,407
Peter Heerma	$1,192,500	$75,423	$5,062,002	$55,519	$6,385,444
Jula Inrig, M.D.	$1,287,000	$73,480	$6,441,731	$45,484	$7,847,695
William E. Rote, Ph.D.	$1,179,000	$74,569	$5,062,002	$52,075	$6,367,646
____________________________

*	Reflects benefits to be provided upon a termination without cause, or due to a constructive termination, within the three months prior to or 12 months following change-in-control.
(1)For the NEOs other than our Chief Executive Officer, amount represents the executive’s base salary plus their target bonus, as of December 31, 2025, times 1.5, payable in a lump sum within 10 days following the date of an effective release of claims. For our Chief Executive Officer, amount represents his base salary plus his target bonus, as of December 31, 2025, times 2.0, payable in a lump sum within 10 days following the date of an effective release of claims.
(2)Accrued compensation is comprised of vacation pay earned and unpaid as of December 31, 2025.
(3)The amounts in this column represent the intrinsic value of ‘in-the money’ unvested options, RSUs and PSUs as of December 31, 2025 that would vest in accordance with the executive officers’ employment agreements, as discussed further below. Values were derived using the closing price of the Company’s common stock on December 31, 2025 of $38.21 and were calculated assuming PSUs vest at 100% of target.
(4)Medical is comprised of health insurance premiums for the period specified in each executive officer’s employment contract, as discussed further below.
Potential Payment upon Termination by Disability Table*

Name	Base Salary (1)	Bonus (2)	Accrued Compensation (3)	Stock Awards (4)	Medical (5)	Total
Eric Dube, Ph.D.	$1,285,500	$642,750	$104,941	$18,844,516	$23,805	$20,901,512
Christopher Cline	$525,000	$262,500	$72,692	$2,837,790	$48,542	$3,746,524
Peter Heerma	$530,000	$265,000	$75,423	$2,705,139	$37,013	$3,612,575
Jula Inrig, M.D.	$572,000	$286,000	$73,480	$3,246,838	$30,323	$4,208,641
William E. Rote, Ph.D.	$524,000	$262,000	$74,569	$2,705,139	$34,717	$3,600,425
____________________________

*	Reflects a termination due to disability.
(1)For the NEOs other than our Chief Executive Officer, this amount represents the executive’s base salary, as of December 31, 2025, payable in accordance with the Company’s standard payroll practices over the 12-month period following separation. For our Chief Executive Officer, amount represents his base salary, as of December 31, 2025, payable in accordance with the Company’s standard payroll practices over the 18-month period following separation.
(2)For all NEOs, this amount represents executive’s target bonus as of December 31, 2025.
(3)Accrued compensation is comprised of vacation pay earned and unpaid as of December 31, 2025.
(4)The amounts in this column represent the intrinsic value of ‘in-the money’ unvested options, RSU's and PSUs as of December 31, 2025 that would vest in accordance with the executive officers’ employment agreements, as discussed further below. Values were derived using the closing price of the Company’s common stock on December 31, 2025 of $38.21 and were calculated assuming PSUs vest at 100% of target.

(5)Medical is comprised of health insurance premiums for the period specified in each executive officer’s employment contract, as discussed further below.
Potential Payment upon Termination by Death Table*

Name	Bonus (1)	Accrued Compensation (2)	Stock Awards	Total
Eric Dube, Ph.D.	$642,750	$104,941	$—	$747,691
Christopher Cline	$262,500	$72,692	$—	$335,192
Peter Heerma	$265,000	$75,423	$—	$340,423
Jula Inrig, M.D.	$286,000	$73,480	$—	$359,480
William E. Rote, Ph.D.	$262,000	$74,569	$—	$336,569
____________________________

*	Reflects a termination due to death.
(1)For all NEOs, this amount represents 100% of the executive’s target bonus as of December 31, 2025.
(2)Accrued compensation is comprised of vacation pay earned and unpaid as of December 31, 2025.

Employment Contracts
Dube Employment Agreement
On January 4, 2019, the Company entered into an Employment Agreement with Dr. Dube (the “Dube Employment Agreement”). Pursuant to the terms of the Dube Employment Agreement, Dr. Dube will receive an annual base salary, subject to annual adjustment by the Compensation Committee, plus a discretionary annual bonus as determined by the Compensation Committee, with a bonus target currently set at 75% of his base salary. While Dr. Dube will continue to be employed on an at-will basis, the Dube Employment Agreement provides that in the event of his termination by the Company without cause or in the event of his termination due to a constructive termination, in exchange for a general release against the Company, Dr. Dube will be entitled to severance benefits consisting of, among other things, (i) a cash compensation amount equal to his annual base salary plus annual target bonus, multiplied by 1.5, paid in equal installments over a period of 18 months, (ii) payment of the cost of COBRA coverage for a period of up to 18 months and (iii) acceleration of the vesting of all outstanding stock awards such that the amount of shares vested under such stock awards equals the number of shares that would have vested if Dr. Dube had continued to render services to the Company for 18 months following his separation from service. Additionally, in connection with a change in control of the Company, if Dr. Dube's employment with the Company is terminated without cause or in the event of his termination due to a constructive termination, in exchange for a general release against the Company, Dr. Dube will be entitled to severance benefits consisting of, among other things, (i) a cash compensation amount equal to his annual base salary plus annual target bonus, multiplied by 2, paid in a single lump-sum amount, (ii) payment of the cost of COBRA coverage for a period of up to 24 months and (iii) acceleration of the vesting of all outstanding stock awards such that all outstanding stock awards become fully vested.
Cline Employment Agreement
On September 1, 2022, the Company entered into an Employment Agreement with Mr. Cline (the “Cline Employment Agreement”). Pursuant to the terms of the Cline Employment Agreement, Mr. Cline will receive an annual base salary, subject to annual adjustment by the Compensation Committee, plus a discretionary annual bonus as determined by the Compensation Committee, with a bonus target currently set at 50% of his base salary. While Mr. Cline will continue to be employed on an at-will basis, the Cline Employment Agreement provides that in the event of his termination by the Company without cause or in the event of his termination due to a constructive termination, in exchange for a general release against the Company, Mr. Cline will be entitled to severance benefits consisting of, among other things, (i) a cash compensation amount equal to his annual base salary plus annual target bonus paid in equal installments over a period of 12 months, (ii) payment of the cost of COBRA coverage for a period of up to 12 months and, (iii) acceleration of the vesting of all outstanding stock awards such that the amount of shares vested under such stock awards equals the number of shares that would have vested if Mr. Cline had continued to render services to the Company for 12 months following his separation from service. Additionally, in connection with a change in control of the Company, if Mr. Cline’s employment with the Company is terminated without cause or in the event of his termination due to a constructive termination, in exchange for a general release against the Company, Mr. Cline will be entitled to severance benefits consisting of, among other things, (i) a cash compensation amount equal to his annual base salary plus annual target bonus, multiplied by 1.5, paid in a single lump-sum amount, (ii) payment of the cost of COBRA coverage for a period of up to 18 months and (iii) acceleration of the vesting of all outstanding stock awards such that all outstanding stock awards become fully vested.
Heerma Employment Agreement
On October 1, 2019, the Company entered into an Employment Agreement with Mr. Heerma (the “Heerma Employment Agreement”). Pursuant to the terms of the Heerma Employment Agreement, Mr. Heerma will receive an annual base salary, subject to annual adjustment by the Compensation Committee, plus a discretionary annual bonus as determined by the Compensation Committee, with a bonus target currently set at 50% of his base salary. While Mr. Heerma will continue to be employed on an at-will basis, the Heerma Employment Agreement provides that in the event of his termination by the Company without cause or in the event of his termination due to a constructive termination, in exchange for a general release against the Company, Mr. Heerma will be entitled to severance benefits consisting of, among other things, (i) a cash compensation amount equal to his annual base salary plus annual target bonus paid in equal installments over a period of 12 months, (ii) payment of the cost of COBRA coverage for a period of up to 12 months and, (iii) acceleration of the vesting of all outstanding stock awards such that the amount of shares vested under such stock awards equals the number of shares that would have vested if Mr. Heerma had continued to render services to the Company for 12 months following his separation from service. Additionally, in connection with a change in control of the Company, if Mr. Heerma's employment with the Company is terminated without cause or in the event of his termination due to a constructive termination, in exchange for a general release against the Company, Mr. Heerma will be entitled to severance benefits consisting of, among other things, (i) a cash compensation amount equal to his annual base salary plus annual target bonus, multiplied by 1.5, paid in a single lump-sum amount, (ii) payment of the cost of COBRA coverage for a period of up to 18 months and (iii) acceleration of the vesting of all outstanding stock awards such that all outstanding stock awards become fully vested.
Inrig Employment Agreement
On January 1, 2022, the Company entered into an Employment Agreement with Dr. Inrig (the “Inrig Employment Agreement”). Pursuant to the terms of the Inrig Employment Agreement, Dr. Inrig will receive an annual base salary, subject to annual adjustment by the Compensation Committee, plus a discretionary annual bonus as determined by the Compensation Committee, with a bonus target currently set at 50% of her base salary. While Dr. Inrig will continue to be employed on an at-will basis, the Inrig Employment Agreement provides that in the event of her termination by the Company without cause or in the event of her termination due to a constructive termination, in exchange for a general release against the Company, Dr. Inrig will be entitled to severance benefits consisting of, among other things, (i) a cash compensation amount equal to her annual base salary plus annual target bonus paid in equal installments over a period of 12 months, (ii) payment of the cost of COBRA coverage for a period of up to 12 months and, (iii) acceleration of the vesting of all outstanding stock awards such that the amount of shares vested under such stock awards equals the number of shares that would have vested if Dr. Inrig had continued to render services to the Company for 12 months following her separation from service. Additionally, in connection with a change in control of the Company, if Dr. Inrig’s employment with the Company is terminated without cause or in the event of her termination due to a constructive termination, in exchange for a general release against the Company, Dr. Inrig will be entitled to severance benefits consisting of, among other things, (i) a cash compensation amount equal to her annual base salary plus annual target bonus, multiplied by 1.5, paid in a single lump-sum amount, (ii) payment of the cost of COBRA coverage for a period of up to 18 months and (iii) acceleration of the vesting of all outstanding stock awards such that all outstanding stock awards become fully vested.
Rote Employment Agreement
On February 13, 2017, the Company entered into an Employment Agreement with Dr. Rote, as amended on April 11, 2017 (the “Rote Employment Agreement”). Pursuant to the terms of the Rote Employment Agreement, Dr. Rote will receive an annual base salary, subject to annual adjustment by the Compensation Committee, plus a discretionary annual bonus as determined by the Compensation Committee, with a bonus target currently set at 50% of his base salary. While Dr. Rote will continue to be employed on an at-will basis, the Rote Employment Agreement provides that in the event of his termination by the Company without cause or in the event of his termination due to a constructive termination, in exchange for a general release against the Company, Dr. Rote will be entitled to severance benefits consisting of, among other things, (i) a cash compensation amount equal to his annual base salary plus annual target bonus paid in equal installments over a period of 12 months, (ii) payment of the cost of COBRA coverage for a period of up to 12 months and, (iii) acceleration of the vesting of all outstanding stock awards such that the amount of shares vested under such stock awards equals the number of shares that would have vested if Dr. Rote had continued to render services to the Company for 12 months following his separation from service. Additionally, in connection with a change in control of the Company, if Dr. Rote’s employment with the Company is terminated without cause or in the event of his termination due to a constructive termination, in exchange for a general release against the Company, Dr. Rote will be entitled to severance benefits consisting of, among other things, (i) a cash compensation amount equal to his annual base salary plus annual target bonus, multiplied by 1.5, paid in a single lump-sum amount, (ii) payment of the cost of COBRA coverage for a period of up to 18 months and (iii) acceleration of the vesting of all outstanding stock awards such that all outstanding stock awards become fully vested.
CEO Pay Ratio
Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our principal executive officer’s annual total compensation to the annual total compensation of our median employee.
During fiscal 2025, the principal executive officer of Travere was our Chief Executive Officer, Eric Dube, Ph.D. For 2025, the annual total compensation for Dr. Dube was $8,457,151. The annual total compensation for our median employee (identified as disclosed below) was $364,999, resulting in a pay ratio of approximately 23:1.
In 2025 we identified the median employee as of December 31, 2025 by (i) aggregating for each applicable employee (A) annual base salary for salaried employees, (B) the target bonus for 2025, (C) the estimated fair value of any equity awards granted during 2025 and, (ii) ranking this compensation measure for our employees from lowest to highest. This calculation was performed for all employees of Travere, excluding Dr. Dube. Amounts paid in non-US currencies were converted to USD based on the average annual exchange rate as of December 31, 2025. Once the median employee was identified, we calculated the median employee's actual total direct compensation in accordance with the requirements of the Summary Compensation Table. This process resulted in the identification of two employees whose 2025 compensation was anomalous. As a result, we substituted an employee near the median whose compensation was viewed as more representative.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Item 402(v) Pay Versus Performance
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2020, we provide the following disclosure regarding executive compensation for our principal executive officer ("PEO") and Non-PEO NEOs and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.
Required Tabular Disclosure of Pay Versus Performance
The amounts set forth below under the headings “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to non-PEO NEOs” have been calculated in a manner consistent with Item 402(v) of Regulation S-K. Use of the term “compensation actually paid” is required by the SEC’s rules and as a result of the calculation methodology required by the SEC, such amounts differ from compensation actually received by the individuals and the compensation decisions described in the “Compensation Discussion and Analysis” section above.

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(1)(2)(3)	Average Summary Compensation Table Total for Non-PEO NEOs(1)	Average Compensation Actually Paid to Non-PEO NEOs(1)(2)(3)	Value of Initial Fixed $100 Investment based on:(4)		Net Loss(5) (in thousands)	Net Product Sales(6) (in thousands)
					Total Shareholder Return	Peer Group Total Shareholder Return
2025	$8,457,151	$24,497,149	$2,452,691	$6,034,347	$140.19	$124.75	$(25,546)	$410,460
2024	$5,204,877	$10,947,263	$1,553,201	$2,746,215	$122.68	$118.20	$(321,545)	$226,707
2023	$7,574,959	$885,487	$2,011,803	$320,994	$63.31	$118.87	$(111,399)	$127,537
2022	$5,753,490	$687,242	$2,238,982	$1,118,268	$148.10	$113.65	$(278,482)	$200,528
2021	$5,739,010	$6,564,795	$2,138,273	$1,957,099	$218.59	$126.45	$(180,091)	$210,776
_______________________
(1)Eric Dube was our PEO for each year presented. The individuals comprising the Non-PEO NEOs for each year presented are listed below.
2025: Christopher Cline, Peter Heerma, Jula Inrig and William E. Rote.
2024: Christopher Cline, Peter Heerma, Jula Inrig and William E. Rote.
2023: Christopher Cline, Peter Heerma, Elizabeth Reed and William E. Rote.
2022: Laura Clague, Christopher Cline, Peter Heerma, Jula Inrig and William E. Rote.
2021: Laura Clague, Elizabeth Reed, Noah Rosenberg and William E. Rote.
(2)The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company's NEOs. These amounts reflect the Summary Compensation Table total with certain adjustments as described in footnote 3 below.
(3)Compensation Actually Paid is computed in accordance with Item 402(v) of Regulation S-K for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Stock Awards and Options Awards column are the total from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table for the applicable year.

Year	NEO	Average Summary Compensation Table Total	Deduct: Average of Stock Awards and Option Awards	Add: Average Equity Adjustments	Average Compensation Actually Paid
2025	PEO	$8,457,151	$6,623,904	$22,663,902	$24,497,149
2025	non-PEO	$2,452,691	$1,498,484	$5,080,140	$6,034,347

The amounts in the Total Equity Adjustments columns in the tables above are derived from the amounts set forth in the following tables:

Year	NEO	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year	Average Fair Value of Last Day of Prior Year of Equity Awards Forfeited During Year	Total Average Equity Adjustments*
2025	PEO	$12,142,762	$8,910,390	$—	$1,610,750	$—	$22,663,902
2025	non-PEO	$2,793,169	$1,827,374	$—	$459,597	$—	$5,080,140
* The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.
(4)The Peer Group TSR set forth in this table utilizes the NASDAQ Biotechnology Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2025. The comparison assumed $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the NASDAQ Biotechnology Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.
(5)The dollar amounts reported represent the amount of net loss reflected in the Company's audited financial statements for the applicable fiscal year.
(6)We determined net product sales to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2025. The net product sales reported in the table for each fiscal year are from the respective Form 10-K filed for that year. This performance measure may not have been the most important financial performance measure for certain past years and we may determine a different financial performance measure to be the most important financial performance measure in future years. The net product sales shown for years prior to 2023 include revenue from products in the Company’s bile acid product portfolio including Cholbam (cholic acid) and Chenodal (chenodal) ("the bile acid portfolio"), which was sold to Mirum Pharmaceuticals in August 2023. The Company’s 2023, 2024 and 2025 net product sales do not include any revenue from the bile acid portfolio, which was classified as discontinued operations in 2023.
Required Disclosure of the Relationships Between Compensation Actually Paid and Financial Performance Measures
Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Company Total Shareholder Return ("TSR")
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and the Company's cumulative TSR over the five most recently completed fiscal years.

Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our net income during the five most recently completed fiscal years. The net product sales shown for years prior to 2023 include revenue from products in the Company’s bile acid portfolio which was divested in August 2023. The Company’s 2023, 2024 and 2025 net product sales do not include any revenue from the bile acid portfolio, which was classified as discontinued operations in 2023.
Description of Relationship Between PEO and Other NEO Compensation Actually Paid and Net Product Sales
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our net product sales during the five most recently completed fiscal years.

Required Tabular List of Most Important Financial Performance Measures
As is the case with many companies of a similar stage in the biotechnology industry, the Company relies less on financial performance goals as compared to non-financial strategic and operational goals with respect to setting compensation for the NEOs. For the fiscal year ended December 31, 2025, aside from net product sales, which is the company-selected financial measure, the Company did not use other financial performance measures to link Compensation Actually Paid to our NEOs to company performance. For a discussion of the non-financial strategic and operational goals the Company factors into the compensation program for the NEOs, please see the “Compensation Discussion and Analysis” section above.
All of the information provided above under the "Item 402(v) Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.
DIRECTOR COMPENSATION SUMMARY
The following table shows for the fiscal year ended December 31, 2025 certain information with respect to the compensation of all non-employee directors of the Company who served during 2025:

Name	Fees Earned ($) (1)	Stock Awards ($) (2)(3)(4)	Option Awards ($) (2)(3)(5)	Total ($)
Roy Baynes	$70,000	$137,475	$412,425	$619,900
Suzanne Bruhn	$66,875	$137,475	$412,425	$616,775
Tim Coughlin	$79,375	$137,475	$412,425	$629,275
Gary Lyons	$88,750	$137,475	$412,425	$638,650
Jeffrey Meckler	$72,000	$137,475	$412,425	$621,900
John Orwin	$68,750	$137,475	$412,425	$618,650
Sandra Poole	$62,500	$137,475	$412,425	$612,400
Ron Squarer	$60,000	$137,475	$412,425	$609,900
Ruth Williams-Brinkley	$59,375	$137,475	$412,425	$609,275
_______________________
(1)Fees are paid in cash.
(2)In accordance with SEC rules, this column reflects the aggregate grant date fair value of the equity awards.
(3)Awards granted during 2025 are computed in accordance ASC 718. These amounts do not reflect the actual economic value that will be realized by the director in connection with such equity awards. For a discussion of valuation assumptions, see Note 12 of the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
(4)Aggregate number of RSUs outstanding at December 31, 2025 was 6,500 for Dr. Baynes, 6,500 for Dr. Bruhn, 6,500 for Mr. Coughlin, 6,500 for Mr. Lyons, 6,500 for Mr. Meckler, 6,500 for Mr. Orwin, 6,500 for Ms. Poole, 6,500 for Mr. Squarer and 6,500 for Ms. Williams-Brinkley.
(5)Aggregate number of stock options outstanding at December 31, 2025 was 97,500 for Dr. Baynes, 86,250 for Dr. Bruhn, 97,500 for Mr. Coughlin, 115,500 for Mr. Lyons, 115,500 for Mr. Meckler, 115,000 for Mr. Orwin, 93,500 for Ms. Poole, 115,000 for Mr. Squarer and 77,250 for Ms. Williams-Brinkley.
Non-Employee Director Compensation for 2025
Our Board of Directors adopted a compensation policy for fiscal 2025 applicable to all of our non-employee directors that provided that each such non-employee director received the following compensation for service on our Board of Directors:
•an annual cash retainer of $50,000;
•an additional annual cash retainer of $40,000 for service as chair of the Board of Directors;
•an additional annual cash retainer of $10,000 for service as a member of the Audit Committee ($20,000 for service as the chair of the Audit Committee), $10,000 for service as a member of the Compensation Committee ($20,000 for service as the chair of the Compensation Committee), $5,000 for service as a member of the Nominating / Corporate Governance Committee ($12,000 for service as the chair of the Nominating / Corporate Governance committee), and $7,500 for service as a member of the Science and Medical Technology Committee ($15,000 for service as the Chair of the Science and Medical Technology Committee);
•upon first joining our Board of Directors, an automatic initial grant of an option to purchase 29,250 shares of our common stock and 9,750 RSUs; and

•for each non-employee director who was serving as a non-employee director as of the date that is six (6) months prior to the date of such annual meeting and who continues to serve as a non-employee director following such annual meeting, an automatic annual grant of an option to purchase 19,500 shares of our common stock and 6,500 restricted shares of common stock.
Each of the initial equity grants under our director compensation policy described above vests over a three year period following the date of grant, subject to the director continuing to provide services to us during such period. Each of the annual equity grants under our director compensation policy described above vests over a one year period following the date of grant, subject to the director continuing to provide services to us during such period. Upon a Change in Control (as defined in the Company’s 2018 Equity Incentive Plan, as the same may be amended from time-to-time) in connection with which the service of a non-employee director as a member of the Board ceases, the vesting of all director awards then-held by such non-employee director shall accelerate in full and become 100% vested upon the consummation of such Change in Control.
Non-Employee Director Compensation for 2026
For fiscal 2026, on the date of the 2026 Annual Meeting of Stockholders, each non-employee director who is nominated for re-election and continues to serve on our Board of Directors following the 2026 Annual Meeting of Stockholders will receive an annual equity award consisting of an option to purchase 12,000 shares of our common stock and 4,000 RSUs. Newly-appointed members of our Board of Directors will receive an initial equity award consisting of an option to purchase 18,000 shares of our common stock and 6,000 RSUs.
Also for fiscal 2026, the following changes were made to certain components of the cash compensation for non-employee directors: (i) the additional annual cash retainer for service as chair of the Audit Committee was increased from $20,000 to $25,000, and (ii) the additional annual cash retainer for service as a member of the Audit Committee was increased from $10,000 to $12,000. No changes were made to the other annual cash retainers that were in place for fiscal 2025.
Director Stock Ownership Guidelines
In order to align the interests of the directors with Travere’s stockholders, we have adopted a policy whereby each non-employee director should within five years of election to the Board or adoption of the policy own, directly or indirectly, a number of shares of Travere common stock, including vested and unvested restricted stock units (but not counting any portion of vested or unvested stock options), with a value not less than three times the annual cash retainer paid by Travere to each such non-employee director for service on the Board (not including committee/chair retainers). Thereafter, each director should continue to own at least the same number of shares until he or she is no longer a director.
All of our non-employee directors have met the stock ownership guidelines.
TRANSACTIONS WITH RELATED PERSONS
Policies and Procedures
We have adopted related-person transactions policies and procedures regarding the identification, review, consideration and oversight of “related-person transactions.” Under our procedures, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of our Board of Directors) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our Audit Committee or another independent body of our Board of Directors takes into account the relevant available facts and circumstances including, but not limited to:
•the risks, costs and benefits to us;
•the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•the terms of the transaction;
•the availability of other sources for comparable services or products; and
•the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.
In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.
Certain Relationships and Related Party Transactions
Since January 1, 2025, there has not been, nor is there any proposed transaction where we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, director nominee, executive officer, holder of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation agreements and other agreements and transactions which are described in “Employment Contracts" and "Potential Payments upon Termination of Employment or Change in Control”.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF SOLICITING ADVISORY STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and Section 14A of the Exchange Act, enables our stockholders to indicate, at least once every six years, how frequently we should seek a non-binding advisory vote on the compensation of our named executive officers, as disclosed in the Company’s proxy statement. Currently, consistent with the preference expressed by the stockholders at the Company’s 2020 Annual Meeting of Stockholders, the policy of the Board is to solicit a non-binding advisory vote on the compensation of our named executive officers every year. In accordance with the Dodd-Frank Act, the Company is again asking its stockholders to indicate whether they would prefer an advisory vote every year, every two years or every three years. Alternatively, stockholders may abstain from casting a vote. For the reasons described below, the Board recommends that the stockholders select a frequency of one year.
Our Board of Directors believes that it is appropriate to give our stockholders the opportunity to provide regular input on our executive compensation program through an advisory vote. Accordingly, our Board of Directors recommends that you vote to hold an advisory vote on executive compensation every year.
We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this Proposal.
You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years, or abstain from voting when you vote in response to the resolution set forth below:
“RESOLVED, that the stockholders determine, on a non-binding, advisory basis, that the preferred frequency of future stockholder advisory votes on the compensation of the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the other related disclosure, is ‘ONE YEAR’.”
The option of one year, two years, or three years that receives the highest number of votes cast by our stockholders will be the frequency for the advisory vote on executive compensation that is deemed preferred by our stockholders. However, because this vote is advisory and not binding on the Company, our Compensation Committee, or our Board of Directors, in any way, we may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the vote frequency preferred by our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS
IN FAVOR OF ONE YEAR FOR PROPOSAL 4

PROPOSAL 5

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Ernst & Young LLP ("EY"), as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026 and has further directed that management submit such selection of EY as the Company's independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of EY are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s bylaws nor other governing documents or law require stockholder ratification of the selection of EY as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of EY to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR PROPOSAL 5

PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2025 and 2024 by EY. All fees described below were pre-approved by the Audit Committee.

	2025	2024
Audit Fees (1)	$1,745,458	$1,504,108
Audit-Related Fees	—	—
Tax Fees (2)	90,600	—
All Other Fees	—	—
Total	$1,836,058	$1,504,108
_________________________
(1)Fees for audit services billed or to be billed for fiscal 2025 and 2024 consisted of the annual audit of the Company’s consolidated financial statements and internal controls over financial reporting, statutory audits, review of registration statements and acquisition-related matters and the interim reviews of the quarterly consolidated financial statements.
(2)Fees for tax services billed or to be billed for the year ended December 31, 2025 consisted of consultations and tax compliance.
Pre-Approval Policies and Procedures
Our Audit Committee has established policies and procedures regarding pre-approval of all services provided by the independent registered public accounting firm. Our Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm, other than de minimis non-audit services, and shall not engage the independent registered public accounting firm to perform the specific non-audit services proscribed by law or regulation. Our Audit Committee pre-approved all such audit and permitted non-audit services in 2025.
The Audit Committee has considered whether the provision of non-audit services was compatible with maintaining the independence of EY and included that the provision of such services was compatible with maintaining the independence of the firm. All of the services rendered by EY were pre-approved by the Audit Committee in accordance with the Audit Committee pre-approval procedures described above.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Travere Therapeutics, Inc. stockholders will be “householding” the Company’s proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or Travere Therapeutics, Inc. Direct your oral request to our Chief Legal Officer, General Counsel and Secretary at (888) 969-7879, or your written request to Travere Therapeutics, Inc., Attn: Secretary, 3611 Valley Centre Drive, Suite 300, San Diego, California 92130. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.
OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Elizabeth E. Reed
Elizabeth E. Reed
Chief Legal Officer, General Counsel & Secretary
April 6, 2026
A copy of the Company’s Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2025, including the financial statements and schedules thereto, is available without charge upon written request to: Secretary, Travere Therapeutics, Inc., 3611 Valley Centre Drive, Suite 300, San Diego, California 92130.

Appendix A
2018 Equity Incentive Plan
Adopted by the Board of Directors: April 1, 2018
Approved by the Stockholders: May 9, 2018
Amended by the Board of Directors: April 1, 2019
Approved by the Stockholders: May 8, 2019
Amended by the Board of Directors: April 8, 2020
Approved by the Stockholders: May 15, 2020
Amended by the Board of Directors: April 6, 2021
Approved by the Stockholders: May 14, 2021
Amended by the Board of Directors: April 1, 2022
Approved by the Stockholders: May 11, 2022
Amended by the Board of Directors: April 13, 2023
Approved by the Stockholders: May 17, 2023
Amended by the Board of Directors: March 25, 2024
Approved by the Stockholders: May 8, 2024
Amended by the Board of Directors: March 28, 2025
Approved by the Stockholders: May 15, 2025
Amended by the Board of Directors: March 29, 2026
Approved by the Stockholders: [May 19, 2026]
1.General.
(a)Successor to and Continuation of Prior Plans. The Plan is intended as the successor to and continuation of the Travere Therapeutics, Inc. 2015 Equity Incentive Plan (the “2015 Plan”) and the Travere Therapeutics, Inc. 2014 Incentive Compensation Plan (the “2014 Plan”, and together with the 2015 Plan, the “Prior Plans”). Following the Effective Date, no additional stock awards may be granted under the Prior Plans. Any unallocated shares remaining available for grant under the Prior Plans as of 12:01 a.m., Pacific Time on the Effective Date (the “Prior Plans’ Available Reserve”) will cease to be available under such Prior Plans at such time and will be added to the Share Reserve (as further described in Section 3(a) below) and be then immediately available for grant and issuance pursuant to Stock Awards granted under the Plan. In addition, from and after 12:01 a.m., Pacific Time on the Effective Date, all outstanding stock awards granted under the Prior Plans will remain subject to the terms of such Prior Plans, as applicable; provided, however, that any shares subject to outstanding stock awards granted under the Prior Plans that (i) expire or terminate for any reason prior to exercise or settlement, or (ii) are forfeited, cancelled or otherwise returned to the Company because of the failure to meet a contingency or condition required for the vesting of such shares (collectively, the “Prior Plans’ Returning Shares”) will immediately be added to the Share Reserve (as further described in Section 3(a) below) as and when such shares become Prior Plans’ Returning Shares and become available for issuance pursuant to Awards granted hereunder. All Stock Awards granted on or after 12:01 a.m., Pacific Time on the Effective Date will be subject to the terms of this Plan.
(b)Eligible Award Recipients. Employees, Directors and Consultants are eligible to receive Stock Awards under the Plan.
(c)Available Stock Awards. The Plan provides for the grant of the following types of Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock Awards, (v) Restricted Stock Unit Awards, (vi) Performance Stock Awards, and (vii) Other Stock Awards.
(d)Purpose. The Plan, through the granting of Stock Awards, is intended to help the Company and any Affiliate secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and provide a means by which the eligible recipients may benefit from increases in value of the Common Stock.
2.Administration.
(a)Administration by Board. The Board will administer the Plan. The Board may delegate administration of the Plan to a Committee or Committees, as provided in Section 2(c).
(b)Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)    To determine (A) who will be granted Stock Awards; (B) when and how each Stock Award will be granted; (C) what type of Stock Award will be granted; (D) the provisions of each Stock Award (which need not be identical), including when a person will be permitted to exercise or otherwise receive cash or Common Stock under the Stock Award; (E) the number of shares of Common Stock subject to, or the cash value of, a Stock Award; and (F) the Fair Market Value applicable to a Stock Award.

(ii)    To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for administration of the Plan and Stock Awards. The Board, in the exercise of these powers, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it will deem necessary or expedient to make the Plan or Stock Award fully effective.
(iii)    To settle all controversies regarding the Plan and Stock Awards granted under it.
(iv)    To accelerate, in whole or in part, the time at which a Stock Award may be exercised or vest (or the time at which cash or shares of Common Stock may be issued in settlement thereof).
(v)    To prohibit the exercise of any Option, SAR or other exercisable Stock Award during a period of up to thirty days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Transaction, for reasons of administrative convenience.
(vi)    To suspend or terminate the Plan at any time. Except as otherwise provided in the Plan or a Stock Award Agreement, suspension or termination of the Plan will not materially impair a Participant’s rights under the Participant’s then-outstanding Stock Award without the Participant’s written consent except as provided in subsection (viii) below.
(vii)    To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, by adopting amendments relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to make the Plan or Stock Awards granted under the Plan compliant with the requirements for Incentive Stock Options or exempt from or compliant with the requirements for nonqualified deferred compensation under Section 409A of the Code, subject to the limitations, if any, of applicable law. However, if required by applicable law or listing requirements, and except as provided in Section 9(a) relating to Capitalization Adjustments, the Company will seek stockholder approval of any amendment of the Plan that (A) materially increases the number of shares of Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Stock Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan, (D) materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, or (E) materially expands the types of Stock Awards available for issuance under the Plan. Except as provided in the Plan (including Section 2(b)(viii)) or a Stock Award Agreement, no amendment of the Plan will materially impair a Participant’s rights under an outstanding Stock Award without the Participant’s written consent.
(viii)    To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 422 of the Code regarding incentive stock options or (B) Rule 16b-3.
(ix)    To approve forms of Stock Award Agreements for use under the Plan and to amend the terms of any one or more Stock Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Stock Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided, however, that a Participant’s rights under any Stock Award will not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, (1) a Participant’s rights will not be deemed to have been impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights, and (2) subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Stock Awards without the affected Participant’s consent (A) to maintain the qualified status of the Stock Award as an Incentive Stock Option under Section 422 of the Code; (B) to change the terms of an Incentive Stock Option, if such change results in impairment of the Stock Award solely because it impairs the qualified status of the Stock Award as an Incentive Stock Option under Section 422 of the Code; (C) to clarify the manner of exemption from, or to bring the Stock Award into compliance with, Section 409A of the Code; or (D) to comply with other applicable laws or listing requirements.
(x)    To appoint such agents as the Board may deem necessary or advisable to administer the Plan.
(xi)    Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Stock Awards.
(xii)    To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Stock Award Agreement that are required for compliance with the laws of the relevant foreign jurisdiction).
(c)Delegation to Committee.
(i)    General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee, as applicable). Any delegation of administrative powers will be reflected in resolutions, not inconsistent with the provisions of the Plan, adopted from time to time by the Board or Committee (as applicable). The Committee may, at any time, abolish the subcommittee and/or revest in the Committee any powers delegated to the subcommittee. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.
(ii)    Rule 16b-3 Compliance. The Committee may consist solely of two or more Non-Employee Directors, in accordance with Rule 16b-3.

(d)Delegation to an Officer. The Board may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by applicable law, other Stock Awards) and, to the extent permitted by applicable law, the terms of such Stock Awards, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation will specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Any such Stock Awards will be granted on the form of Stock Award Agreement most recently approved for use by the Committee or the Board, unless otherwise provided in the resolutions approving the delegation authority. The Board may not delegate authority to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) to determine the Fair Market Value pursuant to Section 13(u)(iii) below.
(e)Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
(f)Repricing; Cancellation and Re-Grant of Stock Awards. Neither the Board nor any Committee will have the authority to (i) reduce the exercise, purchase or strike price of any outstanding Option or SAR under the Plan, or (ii) cancel any outstanding Option or SAR that has an exercise price or strike price greater than the then-current Fair Market Value of the Common Stock in exchange for cash or other Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within 12 months prior to such an event.
(g)Minimum Vesting Requirements. Except as provided in Section 9, no Stock Award will vest until at least twelve (12) months following the date of grant of such Stock Award; provided, however, that up to five percent (5%) of the Share Reserve (as defined in Section 3(a)) may be subject to Stock Awards that do not meet such vesting requirements.
(h)Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Stock Award (other than an Option or SAR), as determined by the Board and contained in the applicable Stock Award Agreement; provided, however, that (i) no dividends or dividend equivalents may be paid with respect to any such shares before the date such shares have vested under the terms of such Stock Award Agreement, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of such Stock Award Agreement (including, but not limited to, any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to the Company on the date, if any, such shares are forfeited to or repurchased by the Company due to a failure to meet any vesting conditions under the terms of such Stock Award Agreement.
3.Shares Subject to the Plan.
(a)Share Reserve.
(i)    Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards from and after the Effective Date will not exceed (A) 25,384,114 shares (which number is the sum of (i) 1,800,000 shares originally approved by the Company’s stockholders in May 2018, (ii) 2,000,000 shares approved by the Company’s stockholders at the Company’s Annual Meeting of Stockholders in May 2019, (iii) 2,400,000 shares approved by the Company’s stockholders at the Company’s Annual Meeting of Stockholders in May 2020, (iv) 3,200,000 shares approved by the Company’s stockholders at the Company’s Annual Meeting of Stockholders in May 2021, (v) 2,000,000 shares approved by the Company’s stockholders at the Company’s Annual Meeting of Stockholders in May 2022, (vi) 2,700,000 shares approved by the Company’s stockholders at the Company’s Annual Meeting of Stockholders in May 2023, (vii) 2,700,000 shares approved by the Company’s stockholders at the Company’s Annual Meeting of Stockholders in May 2024, (viii) 4,000,000 shares approved by the Company’s stockholders at the Company’s Annual Meeting of Stockholders in May 2025, (ix) 3,000,000 shares approved by the Company’s stockholders at the Company’s Annual Meeting of Stockholders in May 2026, and (x) the number of shares (1,584,114) subject to the Prior Plans’ Available Reserve, plus (B) the Prior Plans’ Returning Shares, if any, which become available for grant under this Plan from time to time (such aggregate number of shares described in (A) and (B) above, the “Share Reserve”).
(ii)    For clarity, the Share Reserve in this Section 3(a) is a limitation on the number of shares of Common Stock that may be issued pursuant to the Plan. Accordingly, this Section 3(a) does not limit the granting of Stock Awards except as provided in Section 7(a). Shares may be issued in connection with a merger or acquisition as permitted by Nasdaq Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.
(iii)    Subject to Section 3(b), the number of shares of Common Stock available for issuance under the Plan will be reduced by: (A) one share for each share of Common Stock issued pursuant to an Option or SAR with respect to which the exercise or strike price is at least one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option or SAR on the date of grant; and (B) one share for each share of Common Stock issued pursuant to a Full Value Award.
(b)Reversion of Shares to the Share Reserve.
(i)    Shares Available For Subsequent Issuance. If (A) any shares of Common Stock subject to a Stock Award are not issued because such Stock Award or any portion thereof expires or otherwise terminates without all of the shares covered by such Stock Award having been issued or is settled in cash (i.e., the Participant receives cash rather than stock), or (B) any shares of Common Stock issued pursuant to a Stock Award are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares, such shares will again become available for issuance under the Plan (collectively, the “2018 Plan Returning Shares”). For each (1) 2018 Plan Returning Share subject to a Full Value Award or (2) Prior Plans’ Returning Share subject to a stock award other than an option or stock appreciation right granted under the Prior Plan, with respect to which the exercise or strike price is at least one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the option or stock appreciation right on the date of grant, the number of shares of Common Stock available for issuance under the Plan will increase by the share ratio used at time of grant.
(ii)    Shares Not Available For Subsequent Issuance. Any shares of Common Stock reacquired or withheld (or not issued) by the Company to satisfy the exercise or purchase price of a Stock Award will no longer be available for issuance under the Plan, including any shares subject to a Stock Award that are not delivered to a Participant because such Stock Award is exercised through a reduction of shares subject to such Stock Award (i.e., “net exercised”). In addition, any shares reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with a Stock Award or a stock award under a Prior Plan, or any shares repurchased by the Company on the open market with the proceeds of the exercise or strike price of an Option or Stock Appreciation Right or similar award under a Prior Plan will no longer be available for issuance under the Plan.
(c)Incentive Stock Option Limit. Subject to the Share Reserve and Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options will be 8,000,000.
(d)Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.
(e)Non-Employee Director Aggregate Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any period commencing on the date of the Company’s Annual Meeting of Stockholders for a particular year and ending on the day immediately prior to the date of the Company’s Annual Meeting of Stockholders for the next subsequent year, including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (i) $750,000 in total value or (ii) in the event such Non-Employee Director is first appointed or elected to the Board during such period, $1,250,000 in total value, in each case calculating the value of any Awards based on the grant date fair value of such Awards for financial reporting purposes.
4.Eligibility.
(a)Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and 424(f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however, that Stock Awards may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405, unless (i) the stock underlying such Stock Awards is treated as “service recipient stock” under Section 409A of the Code (for example, because the Stock Awards are granted pursuant to a corporate transaction such as a spin off transaction) or (ii) the Company, in consultation with its legal counsel, has determined that such Stock Awards are otherwise exempt from or alternatively comply with the distribution requirements of Section 409A of the Code.
(b)Ten Percent Stockholders. A Ten Percent Stockholder will not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.
5.Provisions Relating to Options and Stock Appreciation Rights.
Each Option or SAR will be in such form and will contain such terms and conditions as the Board deems appropriate. All Options will be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option. The provisions of separate Options or SARs need not be identical; provided, however, that each Stock Award Agreement will conform to (through incorporation of provisions hereof by reference in the applicable Stock Award Agreement or otherwise) the substance of each of the following provisions:
(a)Term. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Stock Award Agreement.
(b)Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option or SAR on the date the Stock Award is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Stock Award if such Stock Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code. Each SAR will be denominated in shares of Common Stock equivalents.
(c)Purchase Price for Options. The purchase price of Common Stock acquired pursuant to the exercise of an Option may be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board will have the authority to grant Options that do not permit all of the following methods of payment (or that otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to use a particular method of payment. The permitted methods of payment are as follows:
(i)    by cash, check, bank draft or money order payable to the Company;

(ii)    pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;
(iii)    by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;
(iv)    if an Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company will accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued. Shares of Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or
(v)    in any other form of legal consideration that may be acceptable to the Board and specified in the applicable Stock Award Agreement.
(d)Exercise and Payment of a SAR. To exercise any outstanding SAR, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Award Agreement evidencing such SAR. The appreciation distribution payable on the exercise of a SAR will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the SAR) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such SAR, and with respect to which the Participant is exercising the SAR on such date, over (B) the aggregate strike price of the number of Common Stock equivalents with respect to which the Participant is exercising the SAR on such date. The appreciation distribution may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Award Agreement evidencing such SAR.
(e)Transferability of Options and SARs. The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board will determine. In the absence of such a determination by the Board to the contrary, the restrictions set forth in this Section 5(e) on the transferability of Options and SARs will apply. Notwithstanding the foregoing or anything in the Plan or a Stock Award Agreement to the contrary, no Option or SAR may be transferred to any financial institution without prior stockholder approval.
(i)    Restrictions on Transfer. An Option or SAR will not be transferable except by will or by the laws of descent and distribution (and pursuant to Sections 5(e)(ii) and 5(e)(iii) below) and will be exercisable during the lifetime of the Participant only by the Participant. Subject to the foregoing paragraph, the Board may permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws. Except as explicitly provided in the Plan, neither an Option nor a SAR may be transferred for consideration.
(ii)    Domestic Relations Orders. Subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-1(b)(2). If an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.
(iii)    Beneficiary Designation. Subject to the approval of the Board or a duly authorized Officer, a Participant may, by delivering written notice to the Company, in a form approved by the Company (or the designated broker), designate a third party who, upon the death of the Participant, will thereafter be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, upon the death of the Participant, the executor or administrator of the Participant’s estate will be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.
(f)Vesting Generally. The total number of shares of Common Stock subject to an Option or SAR may vest and become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 5(f) are subject to Section 2(g) and to any Option or SAR provisions governing the minimum number of shares of Common Stock as to which an Option or SAR may be exercised.
(g)Termination of Continuous Service. Except as otherwise provided in the applicable Stock Award Agreement or other agreement between the Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates (other than for Cause and other than upon the Participant’s death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the applicable Stock Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Stock Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR (as applicable) within the applicable time frame, the Option or SAR (as applicable) will terminate.
(h)Extension of Termination Date. Except as otherwise provided in the applicable Stock Award Agreement or other agreement between the Participant and the Company or an Affiliate, if the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause and other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option or SAR will terminate on the earlier of

(i) the expiration of a total period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Stock Award Agreement. In addition, unless otherwise provided in a Participant’s Stock Award Agreement, if the sale of any Common Stock received upon exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option or SAR will terminate on the earlier of (i) the expiration of a period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the sale of the Common Stock received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Stock Award Agreement.
(i)Disability of Participant. Except as otherwise provided in the applicable Stock Award Agreement or other agreement between the Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date 12 months following such termination of Continuous Service (or such longer or shorter period specified in the Stock Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Stock Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR (as applicable) within the applicable time frame, the Option or SAR (as applicable) will terminate.
(j)Death of Participant. Except as otherwise provided in the applicable Stock Award Agreement or other agreement between the Participant and the Company or an Affiliate, if (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in the Stock Award Agreement for exercisability after the termination of the Participant’s Continuous Service (for a reason other than death), then the Participant’s Option or SAR may be exercised (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within such period of time ending on the earlier of (i) the date 18 months following the date of death (or such longer or shorter period specified in the Stock Award Agreement), and (ii) the expiration of the term of such Option or SAR as set forth in the Stock Award Agreement. If, after the Participant’s death, the Option or SAR (as applicable) is not exercised within the applicable time frame, the Option or SAR (as applicable) will terminate.
(k)Termination for Cause. Except as explicitly provided otherwise in a Participant’s Stock Award Agreement or other individual written agreement between the Company or an Affiliate and the Participant, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Option or SAR will terminate immediately upon such Participant’s termination of Continuous Service and be forfeited, and the Participant will be prohibited from exercising his or her Option or SAR from and after the time of such termination of Continuous Service.
(l)Non-Exempt Employees. If an Option or SAR is granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option or SAR will not be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Option or SAR (although the Stock Award may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (i) if such non-exempt employee dies or suffers a Disability, (ii) upon a Corporate Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Stock Award Agreement, in another agreement between the Participant and the Company or an Affiliate, or, if no such definition, in accordance with the Company’s or Affiliate’s then current employment policies and guidelines), the vested portion of any Options and SARs may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from the employee’s regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Stock Award will be exempt from the employee’s regular rate of pay, the provisions of this Section 5(l) will apply to all Stock Awards and are hereby incorporated by reference into such Stock Award Agreements.
6.Provisions of Stock Awards Other than Options and SARs.
(a)Restricted Stock Awards. Each Restricted Stock Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. To the extent consistent with the Company’s bylaws, at the Board’s election, shares of Common Stock underlying a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical. Each Restricted Stock Award Agreement will conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
(i)    Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of legal consideration (including future services) that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.
(ii)    Vesting. Subject to Section 2(g), shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii)    Termination of Participant’s Continuous Service. If a Participant’s Continuous Service terminates, the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.
(iv)    Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement will be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board will determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement. Notwithstanding the foregoing or anything in the Plan or a Restricted Stock Award Agreement to the contrary, no Restricted Stock Award may be transferred to any financial institution without prior stockholder approval.
(b)Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical. Each Restricted Stock Unit Award Agreement will conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:
(i)    Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.
(ii)    Vesting. Subject to Section 2(g), at the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.
(iii)    Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.
(iv)    Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.
(v)    Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.
(c)Performance Stock Awards.
(i)    Performance Stock Awards. A Performance Stock Award is a Stock Award that is payable (including that may be granted, vest or be exercised) contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the Participant’s completion of a specified period of Continuous Service. Subject to Section 2(g), the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Board, in its sole discretion. In addition, to the extent permitted by applicable law and the applicable Stock Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.
(ii)    Discretion. The Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon the attainment of any Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for a Performance Period.
(d)Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock appreciation rights with an exercise price or strike price less than one hundred percent (100%) of the Fair Market Value of the Common Stock at the time of grant) may be granted either alone or in addition to Stock Awards granted under Section 5 and this Section 6. Subject to the provisions of the Plan (including, but not limited to, Sections 2(g) and 2(h)), the Board will have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.
7.Covenants of the Company.
(a)Availability of Shares. The Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy then-outstanding Stock Awards.
(b)Securities Law Compliance. The Company will seek to obtain from each regulatory commission or agency having jurisdiction over the Plan the authority required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A Participant will not be eligible for the grant of a Stock Award or the subsequent issuance of cash or Common Stock pursuant to the Stock Award if such grant or issuance would be in violation of any applicable securities law.

(c)No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising a Stock Award. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.
8.Miscellaneous.
(a)Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock issued pursuant to Stock Awards will constitute general funds of the Company.
(b)Corporate Action Constituting Grant of Stock Awards. Corporate action constituting a grant by the Company of a Stock Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Stock Award Agreement or related grant documents as a result of a clerical error in the preparation of the Stock Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect terms in the Stock Award Agreement or related grant documents.
(c)Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to a Stock Award unless and until (i) such Participant has satisfied all requirements for exercise of, or the issuance of shares of Common Stock under, the Stock Award pursuant to its terms, and (ii) the issuance of the Common Stock subject to such Stock Award has been entered into the books and records of the Company.
(d)No Employment or Other Service Rights. Nothing in the Plan, any Stock Award Agreement or any other instrument executed thereunder or in connection with any Stock Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or will affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.
(e)Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company or any Affiliate is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee) after the date of grant of any Stock Award to the Participant, the Board has the right in its sole discretion to (x) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Stock Award that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Stock Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Stock Award that is so reduced or extended.
(f)Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).
(g)Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that the Participant is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, will be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.
(h)Withholding Obligations. Unless prohibited by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to a Stock Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Stock Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the maximum amount of tax that may be required to be withheld by law (or such other amount as may be permitted while still avoiding classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from a Stock Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Stock Award Agreement.

(i)Electronic Delivery. Any reference herein or in a Stock Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Stock Award, the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Board or another third party selected by the Board. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.
(j)Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Stock Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company or an Affiliate. The Board is authorized to make deferrals of Stock Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.
(k)Compliance with Section 409A of the Code. Unless otherwise expressly provided for in a Stock Award Agreement, the Plan and Stock Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Stock Awards granted hereunder exempt from Section 409A of the Code, and, to the extent not so exempt, in compliance with Section 409A of the Code. To the extent that the Board determines that any Stock Award granted hereunder is not exempt from and is therefore subject to Section 409A of the Code, the Stock Award Agreement evidencing such Stock Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and, to the extent applicable, the Plan and Stock Award Agreements will be interpreted in accordance with the requirements of Section 409A of the Code. Notwithstanding anything to the contrary in this Plan (and unless the Stock Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded and a Participant holding a Stock Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount will be made upon a “separation from service” before a date that is six months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death.
(l)Clawback/Recovery. All Stock Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in a Stock Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of an event constituting Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or an Affiliate.
9.Adjustments upon Changes in Common Stock; Other Corporate Events.
(a)Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(c), and (iii) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board will make such adjustments, and its determination will be final, binding and conclusive.
(b)Dissolution. Except as otherwise provided in the Stock Award Agreement, in the event of a Dissolution of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such Dissolution, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the Dissolution is completed but contingent on its completion.
(c)Transactions. The following provisions will apply to Stock Awards in the event of a Transaction. In the event of a Transaction, then, notwithstanding any other provision of the Plan, the Board may take one or more of the following actions with respect to Stock Awards, contingent upon the closing or completion of the Transaction, and provided that the Board may take the actions described in Sections 9(c)(iii) through 9(c)(vi) only if the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) does not consent to the actions in Sections 9(c)(i) and 9(c)(ii):
(i)    arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the Stock Award or to substitute a similar stock award for the Stock Award (including, but not limited to, an award to acquire the same consideration paid to the stockholders of the Company pursuant to the Transaction);
(ii)    arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to the Stock Award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);
(iii)    accelerate the vesting, in whole or in part, of the Stock Award (and, if applicable, the time at which the Stock Award may be exercised) to a date prior to the effective time of such Transaction as the Board determines (or, if the Board does not determine such a date, to the date that is five (5) days prior to the effective date of the Transaction), with such Stock Award terminating if not exercised (if applicable) at or prior to the effective time of the Transaction; provided, however, that the Board may require Participants to complete and deliver to the Company a notice of exercise before the effective date of a Transaction, which exercise is contingent upon the effectiveness of such Transaction;
(iv)    arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the Company with respect to the Stock Award;
(v)    cancel or arrange for the cancellation of the Stock Award, to the extent not vested or not exercised prior to the effective time of the Transaction, in exchange for such cash consideration or no consideration as the Board, in its sole discretion, may consider appropriate; and
(vi)    make a payment, in such form as may be determined by the Board equal to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of the Stock Award immediately prior to the effective time of the Transaction, over (B) any exercise price payable by such holder in connection with such exercise. For clarity, this payment may be zero ($0) if the value of the property is equal to or less than the exercise price. Payments under this provision may be delayed to the same extent that payment of consideration to the holders of the Company’s Common Stock in connection with the Transaction is delayed as a result of escrows, earn outs, holdbacks or any other contingencies.
The Board need not take the same action or actions with respect to all Stock Awards or portions thereof or with respect to all Participants. The Board may take different actions with respect to the vested and unvested portions of a Stock Award.
(d)Appointment of Stockholder Representative. As a condition to the receipt of a Stock Award under this Plan, a Participant will be deemed to have agreed that the Stock Award will be subject to the terms of any provision in the agreement governing a Transaction involving the Company for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.
(e)No Restriction on Right to Undertake Transactions. The grant of any Stock Award under the Plan and the issuance of shares pursuant to any Stock Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
(f)Change in Control. A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a termination of Continuous Service in connection with a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration will occur.
10.Plan Term; Earlier Termination or Suspension of the Plan.
(a)The Board may suspend or terminate the Plan at any time. No Incentive Stock Option will be granted after the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the stockholders of the Company. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
(b)No Impairment of Rights. Suspension or termination of the Plan will not materially impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant or as otherwise permitted in the Plan.
11.Effective Date of Plan.
This Plan will become effective on the Effective Date.
12.Choice of Law.
The laws of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.
13.Definitions. As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
(a)“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(b)“Board” means the Board of Directors of the Company.
(c)“Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(d)“Cause” will have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) the Participant’s commission of an act of fraud, embezzlement or other act of dishonesty that could reflect adversely on the integrity, character or reputation of the Company, or that would cause harm to its customer relations, operations or business prospects; (ii) the Participant’s breach of a fiduciary duty owed to the Company; (iii) the Participant’s violation or threatening to violate a restrictive covenant agreement, such as a non-compete, non-solicit, or non-disclosure agreement, between a Participant and the Company; (iv) the Participant’s unauthorized disclosure or use of confidential information or trade secrets; (v) the Participant’s violation of any lawful policies or rules of the Company, including any applicable code of conduct; (vi) the Participant’s conviction of, or plea of nolo contendere to, any felony if such conviction or plea (a) results in such Person’s imprisonment, (b) could reflect adversely on the integrity, character or reputation of the Company or (c) would cause harm to the Company’s customer relations, operations or business prospects; (vii) the Participant’s failure to reasonably cooperate in any investigation or proceeding concerning the Company; or (viii) the Participant’s neglect or misconduct in the performance of the Participant’s duties and responsibilities, provided that he or she did not cure such neglect or misconduct within ten (10) days after the Company gave written notice of such neglect or misconduct to such Participant. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Company, in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.
(e)“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
i.any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;
ii.there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
iii.there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
iv.individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Plan, be considered as a member of the Incumbent Board.
Notwithstanding the foregoing definition or any other provision of this Plan, (A) the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant will supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition will apply.
(f)“Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(g)“Committee” means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).
(h)“Common Stock” means the common stock of the Company.
(i)“Company” means Travere Therapeutics, Inc., a Delaware corporation.

(j)“Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.
(k)“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s or Affiliate’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.
(l)“Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)    a sale, lease or other disposition of all or substantially all of the assets of the Company;
(ii)    a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;
(iii)    a merger, consolidation or similar transaction in which the Company is not the surviving corporation; or
(iv)    a reverse merger, consolidation or similar transaction in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
(m)“Director” means a member of the Board.
(n)“Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.
(o)“Dissolution” means when the Company, after having executed a certificate of dissolution with the State of Delaware, has completely wound up its affairs. Conversion of the Company into a Limited Liability Company (or any other pass- through entity) will not be considered a “Dissolution” for purposes of the Plan.
(p)“Effective Date” means the effective date of this Plan document, which is the date of the annual meeting of stockholders of the Company held in calendar year 2018, provided the Plan is approved by the Company’s stockholders at such meeting.
(q)“Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(r)“Entity” means a corporation, partnership, limited liability company or other entity.
(s)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(t)“Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.
(u)“Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
(i)    If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii)    Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the next date for which such quotation exists.
(iii)    In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.
(v)“Full Value Award” means a Stock Award that is not an Option or SAR with respect to which the exercise or strike price is at least one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option or SAR on the date of grant.
(w)“Incentive Stock Option” means an option granted pursuant to Section 5 that is intended to be, and that qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.
(x)“Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
(y)“Nonstatutory Stock Option” means any option granted pursuant to Section 5 that does not qualify as an Incentive Stock Option.
(z)“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
(aa)“Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.
(ab)“Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement will be subject to the terms and conditions of the Plan.
(ac)“Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
(ad)“Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).
(ae)“Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement will be subject to the terms and conditions of the Plan.
(af)“Own,” “Owned,” “Owner,” “Ownership” A person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(ag)“Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.
(ah)“Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization; (4) total stockholder return; (5) return on equity or average stockholder’s equity; (6) return on assets, investment, or capital employed; (7) stock price; (8) margin (including gross margin); (9) income (before or after taxes); (10) operating income; (11) operating income after taxes; (12) pre-tax profit; (13) operating cash flow; (14) sales or revenue targets; (15) increases in revenue or product revenue; (16) expenses and cost reduction goals; (17) improvement in or attainment of working capital levels; (18) economic value added (or an equivalent metric); (19) market share; (20) cash flow; (21) cash flow per share; (22) share price performance; (23) debt reduction; (24) implementation or completion of projects or processes; (25) customer satisfaction; (26) stockholders’ equity; (27) capital expenditures; (28) debt levels; (29) operating profit or net operating profit; (30) workforce diversity; (31) growth of net income or operating income; (32) billings; (33) pre-clinical development related compound goals; (34) financing; (35) regulatory milestones, including approval of a compound; (36) stockholder liquidity; (37) corporate governance and compliance; (38) product commercialization; (39) intellectual property; (40) personnel matters; (41) progress of internal research or clinical programs; (42) progress of partnered programs; (43) implementation or completion of projects and processes; (44) partner satisfaction; (45) budget management; (46) clinical achievements; (47) completing phases of a clinical study (including the treatment phase); (48) announcing or presenting preliminary or final data from clinical studies; in each case, whether on particular timelines or generally; (49) timely completion of clinical trials; (50) submission of INDs and NDAs and other regulatory achievements; (51) partner or collaborator achievements; (52) internal controls, including those related to the Sarbanes-Oxley Act of 2002; (53) research progress, including the development of programs; (54) investor relations, analysts and communication; (55) manufacturing achievements (including obtaining particular yields from manufacturing runs and other measurable objectives related to process development activities); (56) strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; (57) establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); (58) supply chain achievements (including establishing relationships with manufacturers or suppliers of active pharmaceutical ingredients and other component materials and manufacturers of the Company’s products); (59) co-development, co-marketing, profit sharing, joint venture or other similar arrangements; and (60) other measures of performance selected by the Board.
(ai)“Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any items that are unusual in nature or occur infrequently as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles and (12) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item.
(aj)“Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Stock Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.
(ak)“Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(c)(i).
(al)“Plan” means this Travere Therapeutics, Inc. 2018 Equity Incentive Plan, as it may be amended from time to time.
(am)“Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).
(an)“Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.
(ao)“Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).
(ap)“Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement will be subject to the terms and conditions of the Plan.
(aq)“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
(ar)“Rule 405” means Rule 405 promulgated under the Securities Act.
(as)“Securities Act” means the Securities Act of 1933, as amended.
(at)“Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 5.
(au)“Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement will be subject to the terms and conditions of the Plan.
(av)“Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Stock Appreciation Right, a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Stock Award or any Other Stock Award.
(aw)“Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement will be subject to the terms and conditions of the Plan.
(ax)“Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(ay)“Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.
(az)“Transaction” means a Corporate Transaction or a Change in Control.

Travere Therapeutics, Inc.	PROXY VOTING INSTRUCTIONS
Please have your 11-digit control number ready when voting by Internet or Telephone.

Vote Your Proxy on the Internet: Go to www.AALvote.com/TVTX Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

NAME & ADDRESS HERE	Vote Your Proxy by Phone: Call 1-866-804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

As a stockholder of Travere Therapeutics, Inc., you have the option of voting your shares electronically through the Internet or by telephone, eliminating the need to return the proxy card. Your electronic or telephonic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated, and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 pm, Eastern Time, on May 18, 2026.
CONTROL NUMBER

▼	PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.	▼

TRAVERE THERAPEUTICS, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
MAY 19, 2026 AT 9:00 A.M. PACIFIC DAYLIGHT TIME
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF TRAVERE THERAPEUTICS, INC.
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED
The undersigned hereby constitutes and appoints Eric M. Dube and Elizabeth E. Reed, and each of them, as proxies with full power of substitution, to represent and vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders (the “Annual Meeting”) of Travere Therapeutics, Inc. (the “Company”) in such manner as they, or any of them, may determine on any matters which may properly come before the Annual Meeting or any adjournments or postponements thereof and to vote on the matters set forth on the reverse side as directed by the undersigned (with discretionary authority under Proposal 1 to vote for a substitute nominee if any nominee is unable to serve or for good cause will not serve). The Annual Meeting will be held at the Company's San Diego office located at 3611 Valley Centre Drive, Suite 300, San Diego, California 92130, on May 19, 2026, at 9:00 a.m. local time, and at any and all adjournments thereof. The undersigned hereby revokes any proxies previously given.

NAME & ADDRESS HERE	Please check here if you plan to attend the Annual Meeting ☐
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.
Signature
Date
CONTROL NUMBER	Title
Signature (Joint Owners)
Address Change:	NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, limited liability company or partnership, please sign in full corporate, limited liability company, or partnership name by authorized officer or person.
(If you noted any Address Changes above, please mark box.) ☐

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held May 19, 2026

The Notice and Proxy Statement and Annual Report are available at:
https://web.viewproxy.com/travere/2026

▼	PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.	▼

When properly executed, your proxy card/voting instruction form will be voted in the manner you direct. If you do not specify your choices, your shares will be voted "FOR" all of the nominees listed in Proposal 1 "FOR" Proposal 2, "FOR" Proposal 3, for "ONE YEAR" frequency in Proposal 4, and "FOR" Proposal 5.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, FOR "ONE YEAR" FREQUENCY IN PROPOSAL 4, AND "FOR" PROPOSAL 5.		Proposal 2 – To approve the Company’s 2018 Equity Incentive Plan, as amended, to increase the number of shares of common stock authorized for issuance thereunder by 3,000,000 shares.
Please mark your votes like this	☒	☐ FOR	☐ AGAINST	☐ ABSTAIN
Proposal 1 – To elect each of the Board's ten nominees for director named in the accompanying proxy statement to serve for a term of one year.		Proposal 3 – To approve, on an advisory basis, the compensation of the Company’s named executive officers.
ELECTION OF DIRECTORS:		☐ FOR	☐ AGAINST	☐ ABSTAIN
(01) Roy Baynes	(06) Jeffrey Meckler	Proposal 4 – To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.
(02) Suzanne Bruhn	(07) John Orwin
(03) Timothy Coughlin	(08) Sandra Poole
(04) Eric Dube	(09) Ron Squarer	☐ ONE YEAR	☐ TWO YEARS	☐ THREE YEARS	☐ ABSTAIN
(05) Gary Lyons	(10) Ruth Williams-Brinkley	Proposal 5 – To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2026.
FOR ALL ☐
WITHHOLD AUTHORITY FOR ALL ☐		☐ FOR	☐ AGAINST	☐ ABSTAIN
FOR ALL EXCEPT ☐		Note: To transact other business as may properly come before the meeting or any adjournment or postponement thereof.
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line(s) below.